UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-2

AMERICA SERVICE GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of America Service Group Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
9,297,566 shares (including restricted shares) of Common Stock and options to purchase 892,672 shares of Common Stock at an exercise price per share less than $26.00

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated to be equal to the sum of (A) 9,297,566 outstanding shares (including restricted shares) of Common Stock multiplied by $26.00 per share and (B) outstanding “in-the-money” options to purchase 892,672 shares of Common Stock multiplied by $8.87 (which is equal to the difference between $26.00 and the weighted average exercise price of such options). In accordance with Exchange Act Rule 0-11(c)(1), the payment of the filing fee was calculated by multiplying the aggregate value of the transaction by 0.00011610.

(4)	Proposed maximum aggregate value of transaction:
$ 249,654,717

(5)	Total fee paid:
$28,985

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERICA SERVICE GROUP INC.

105 Westpark Drive, Suite 200
Brentwood, Tennessee 37027
(615) 376-3100

          , 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of America Service Group Inc., which we refer to as the Company, to be held on          ,          , 2011, at  :00 a.m. (Central Time), at our headquarters, located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

At the special meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of March 2, 2011 (as that agreement may be amended in accordance with its terms, the “Merger Agreement”), by and among Valitás Health Services, Inc. which we refer to as Valitás, Whiskey Acquisition Corp., which we refer to as Merger Sub, and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Valitás (the “Merger”). We are also asking that you grant the authority to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

Assuming the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof) vote in favor of the adoption of the Merger Agreement and the Merger is completed, upon completion of the Merger you will be entitled to receive $26.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and perfected your appraisal rights in accordance with Delaware law. The $26.00 per share to be paid pursuant to the Merger Agreement constitutes a premium of approximately 48.7% over the closing price of our common stock on the last day of trading prior to the announcement of the Merger. After the Merger, you will no longer have any interest in our future earnings or growth or bear any risk associated with our failure to achieve such future earnings or growth.

Our Board of Directors has unanimously approved the Merger Agreement and the Merger and determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Company and our stockholders. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. In arriving at its recommendation, our Board of Directors carefully considered a number of factors, including those factors described in the accompanying proxy statement. The Merger Agreement and the Merger are also described in the accompanying proxy statement, and a copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement. We urge you to read carefully and in its entirety the accompanying proxy statement, including the appendices.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the Merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof) vote in favor of the adoption of the Merger Agreement. If you do not vote, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or submit your proxy via the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card. If you hold shares through a bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should follow the procedures provided by your bank, brokerage firm or other nominee in connection with instructing your bank, brokerage firm or other nominee how to vote. Submitting your proxy to have your shares voted at the special meeting will not limit your right to vote in person if you wish to attend the special meeting and vote in person. The accompanying proxy statement is dated          , 2011 and is first being mailed to our stockholders on or about          , 2011.

If you have any questions or need assistance voting your shares of common stock, please call Georgeson Inc., the Company’s proxy solicitor, toll-free at (866) 203-9401 (banks, brokerage firms or other nominees please call (212) 440-9800).

Sincerely,

Richard D. Wright
Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AMERICA SERVICE GROUP INC.

105 Westpark Drive, Suite 200
Brentwood, Tennessee 37027

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD          , 2011

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of America Service Group Inc. (the “Company”) will be held on          ,          , 2011, at  :00 a.m. (Central Time), at our headquarters, located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, for the following purposes:

1. Adoption of the Merger Agreement.  To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of March 2, 2011 (as that agreement may be amended in accordance with its terms, the “Merger Agreement”), by and among Valitás Health Services, Inc. (“Valitás”), Whiskey Acquisition Corp. (“Merger Sub”) and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Valitás (the “Merger”). As a result of the Merger, holders of Company common stock who do not properly exercise and perfect their appraisal rights in accordance with Delaware law will be entitled to receive $26.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock held by them at the effective time of the Merger; and

2. Adjournment of the Special Meeting, if Necessary.  To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

Our Board of Directors has unanimously approved the Merger Agreement and the Merger and determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Company and our stockholders. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the Merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof) vote in favor of the adoption of the Merger Agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided or submit your proxy via the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card and thereby ensure that your shares will be represented at the special meeting if you are unable to attend. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card or submit a proxy for your shares via the Internet or telephone without indicating how you wish to vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

If you fail to return your proxy, submit your proxy by phone or over the Internet or vote in person, or if you abstain from voting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Stockholders of the Company who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of common stock if the Merger is completed, but only if they properly exercise and perfect their appraisal rights in accordance with Delaware law, the applicable provisions of which are summarized in the accompanying proxy statement in the section entitled “The Merger — Appraisal Rights” beginning on page 46.

The Merger Agreement and the Merger are described in the accompanying proxy statement and a copy of the Merger Agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors,

/s/  J. Scott King
Secretary

          , 2011

AMERICA SERVICE GROUP INC.

105 Westpark Drive, Suite 200
Brentwood, Tennessee 37027

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2011

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of America Service Group Inc. (the “Board”) for a special meeting of stockholders to be held on          , 2011 and for any adjournment or postponement thereof. This proxy statement provides information that you should read before you submit a proxy with respect to, or vote on, the proposals that will be presented to you at the special meeting. The special meeting will be held on          ,          , 2011, at  :00 a.m. (Central Time), at our headquarters, located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

In this proxy statement, we sometimes refer to (i) America Service Group Inc. as the “Company,” “we” or “us,” (ii) Valitás Health Services, Inc. as “Valitás,” (iii) Whiskey Acquisition Corp. as “Merger Sub,” (iv) the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Valitás as the “Merger” and (v) the Agreement and Plan of Merger, dated as of March 2, 2011 and as it may be amended in accordance with its terms, by and among Valitás, Merger Sub and the Company as the “Merger Agreement.”

This proxy statement and the enclosed proxy card are first being mailed on or about          , 2011 to holders of Company common stock as of the close of business on          , 2011.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement relating to the Merger and may not contain all of the information that is important to you. To understand fully the Merger and the transactions contemplated by the Merger Agreement, you should carefully read this entire document as well as the Merger Agreement, a copy of which is attached hereto as Appendix A. For instructions on obtaining more information, see the section entitled “Where You Can Find More Information” beginning on page 76. The page references in this summary are intended to direct you to the more complete descriptions of the topics presented in this summary that are set forth elsewhere in this proxy statement.

The Special Meeting (see page 17)

Date, Time and Place.  The special meeting of the Company’s stockholders will be held on          ,          , 2011, at          :00 a.m. (Central Time), at our headquarters, located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

Matters to be Considered.  At the special meeting, you will be asked to consider and vote upon the adoption of the Merger Agreement. You may also be asked to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

Record Date and Quorum.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on          , 2011, which we have set as the record date for the special meeting. The presence, in person or represented by proxy, of holders of record of a majority of the outstanding shares of our common stock entitled to vote on the proposals to be presented at the special meeting will constitute a quorum.

Required Vote.  Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof). Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, regardless of whether a quorum is present.

Voting.  Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or submit your proxy via the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card, and thereby ensure that your shares will be represented at the special meeting if you are unable to attend. If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, your bank, brokerage firm or other nominee forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

Parties to the Merger (see page 19)

America Service Group Inc. is a Delaware corporation and is a nationwide provider of correctional healthcare services in the United States. The Company, through its subsidiaries, including PHS Correctional Healthcare, Inc., provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about the Company can be found at its website at www.asgr.com, which address is provided as an inactive textual reference only. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission (the “SEC”). The Company’s principal executive offices are located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, and its telephone number is (615) 376-3100.

Valitás Health Services, Inc. is a Delaware corporation that is the parent company of Correctional Medical Services, Inc. (“CMS”), a nationwide provider of comprehensive correctional healthcare services, offering a comprehensive suite of medical, dental, pharmacy and mental health services for the incarcerated population. More information about Valitás can be found at the CMS website at www.cmsstl.com, which address is provided as an inactive textual reference only. The information contained on the CMS website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Valitás’ principal executive offices are located at 12647 Olive Boulevard, St. Louis, Missouri 63141, and its telephone number is (314) 919-8501.

Whiskey Acquisition Corp. was formed by Valitás solely for the purpose of acquiring the Company. Upon completion of the Merger, Merger Sub will be merged with and into the Company and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 12647 Olive Boulevard, St. Louis, Missouri 63141, and its telephone number is (314) 919-8501.

The Merger (see page 20)

If the Merger is completed, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Valitás.

If the Merger is completed, the following will also occur:

•	each share of Company common stock that is outstanding as of immediately prior to the effective time of the Merger (other than shares held by the Company, Valitás or any of their respective direct or indirect subsidiaries or shares held by stockholders who have properly exercised and perfected appraisal rights in accordance with Delaware law) will be automatically converted into the right to receive $26.00 in cash, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”);

•	all of the equity interests in the Company will be owned directly by Valitás;

•	you will no longer have any interest in our future earnings or growth or bear any risk associated with our failure to achieve such future earnings or growth;

•	we will no longer be a public company and our common stock will no longer be traded on The Nasdaq Global Select Market; and

•	we will no longer file periodic and other reports with the SEC.

Recommendation of the Board; Reasons for the Merger (see page 30)

The Board has unanimously approved the Merger Agreement and the Merger and determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Company and our stockholders. In reaching this conclusion, the Board considered, among other factors, the following:

•	the Board’s review of historical and projected information concerning the Company’s business, financial performance and condition, results of operations, technological and competitive position and business and strategic objectives;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock, as well as views of equity analysts regarding the Company;

•	the fact that the Per Share Merger Consideration to be paid pursuant to the Merger Agreement constitutes a significant premium over the market price of our common stock, including:

•	a premium of 48.7% over the closing price of our common stock on the trading day immediately prior to the announcement of the Merger;

•	a premium of approximately 47.4% over the average closing price of our common stock for the 30 calendar days prior to announcement of the Merger;

•	a premium of approximately 54.2% over the average closing price of our common stock for the 60 calendar days prior to announcement of the Merger;

•	a premium of approximately 60.5% over the average closing price of our common stock for the 90 calendar days prior to announcement of the Merger;

•	the Board’s belief that the Per Share Merger Consideration represents the highest consideration that Valitás was willing to pay and the highest per share value reasonably obtainable, in each case, as of the date of the Merger Agreement;

•	the Board’s belief that the Merger will result in greater value to our stockholders than the value that could be generated from other strategic alternatives available to us, including the option of remaining independent and pursuing our current strategic plan or making strategic acquisitions, taking into account the potential risks and uncertainties associated with each of such alternatives as compared to the liquidity and certainty of value provided by the Per Share Merger Consideration to be paid to our stockholders pursuant to the Merger Agreement;

•	the terms of the Merger Agreement, which were the product of arm’s-length negotiations between a special negotiating committee of the Board consisting solely of non-management members of the Board and our advisors, on the one hand, and Valitás and its advisors, on the other hand, including, without limitation:

•	the representations and warranties made by each of us, Valitás and Merger Sub;

•	that the completion of the Merger is not subject to a financing condition;

•	that Valitás obtained debt commitment letters for the aggregate amount of Per Share Merger Consideration to be paid to the holders of the Company’s common stock pursuant to the Merger Agreement and that Valitás is obligated to use its reasonable best efforts to obtain the debt financing contemplated by such debt commitment letters;

•	that the Merger Agreement permits us to seek specific performance by Valitás and Merger Sub of their obligations under the Merger Agreement;

•	that the Merger Agreement (i) provides for a post-signing go-shop period, during which we may, subject to certain requirements, solicit alternative proposals, (ii) allows us to respond to solicitations from third parties, subject to certain requirements, after the go-shop period and (iii) at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, allows us, subject to certain requirements, to terminate the Merger Agreement to accept a superior proposal upon payment of a termination fee and reimbursement of certain expenses, all of which the Board believed were important in ensuring the Merger would be substantively fair to our stockholders (see the section entitled “The Merger Agreement — Acquisition Proposals by Third Parties” beginning on page 60); and

•	that the standard for measuring whether an event or circumstance would result in a “Company Material Adverse Effect” is highly favorable to the Company, making it less likely that adverse events or circumstances will threaten the completion of the Merger (see the section entitled “The Merger Agreement — Representations and Warranties” beginning on page 56);

•	the Board’s belief that the termination fees and expense reimbursement provisions in the Merger Agreement (see the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 70) (i) are reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger, (ii) are within the range of similar precedent transactions and (iii) would not prevent a competing acquisition proposal;

•	the fact that the Merger is subject to the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof);

•	the likelihood that the Merger would be completed based on, among other things (not necessarily in order of relative importance):

•	the terms of the debt commitment letters obtained by Valitás and the reputation of the sources of the associated debt financing which, in the reasonable judgment of the Board, increases the likelihood of such debt financing being completed;

•	Valitás’ familiarity with the Company and the industry in which the Company operates; and

•	the absence of any material risk that any governmental authority would prevent or materially delay the Merger under any antitrust law;

•	the fact that the Per Share Merger Consideration to be paid to holders of our common stock pursuant to the Merger Agreement will provide our stockholders with immediate and certain fair value, in cash, for their shares of our common stock, while avoiding long-term business risk;

•	the fact that all of the Company’s stockholders will receive the same consideration in exchange for their shares of our common stock pursuant to the Merger Agreement;

•	the fact that our stockholders who do not vote in favor of the adoption of the Merger Agreement and who otherwise comply with the requirements of Delaware may seek appraisal of the fair value of their shares under Delaware law;

•	the oral opinion of Oppenheimer & Co. Inc. (“Oppenheimer”) rendered to the Board on March 2, 2011 and subsequently confirmed in writing, to the effect that, as of that date, based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the Per Share Merger Consideration to be received by holders of shares of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The summary of Oppenheimer’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix B to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Oppenheimer in rendering its opinion; and

•	the unanimous recommendation by the special negotiating committee to the Board that the Board approve the Merger Agreement and the Merger, declare the Merger Agreement and the Merger advisable, fair to and in the best interests of the Company and its stockholders and recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

Accordingly, the Board unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

Opinion of the Financial Advisor to the Company (see page 33)

Oppenheimer was engaged by the Company to provide the Board with an opinion regarding the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the Company’s stockholders pursuant to the Merger Agreement. At the meeting of the Board on March 2, 2011, Oppenheimer rendered its oral opinion, subsequently confirmed in writing, that, as of that date, based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Oppenheimer, dated March 2, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Oppenheimer in rendering its opinion, is attached to this proxy statement as Appendix B. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Oppenheimer’s opinion was directed to the Board (in its capacity as such) and addresses only the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of shares of the Company’s common stock pursuant to the Merger Agreement, as of the date of the opinion. Oppenheimer’s opinion does not address any other aspect of the Merger. Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of the Company to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Oppenheimer’s opinion does not constitute a recommendation as to how any stockholder should vote at the special meeting or whether any stockholder should take any other action with respect to the Merger. The summary of Oppenheimer’s opinion described below in the section entitled “The Merger — Opinion of the Financial Advisor to the Company” is qualified in its entirety by reference to the full text of the opinion.

We encourage you to read the opinion of Oppenheimer described above carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with such opinion.

Interests of Our Directors and Executive Officers in the Merger (see page 39)

Our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the acceleration and “cash-out” of options and shares of restricted stock, the right to continued indemnification and insurance coverage by the surviving corporation after the Merger, the potential triggering of severance rights and a new employment agreement for Rich Hallworth, our director, President and Chief Executive Officer.

Financing of the Merger (see page 43)

Valitás will finance the Merger and the transactions contemplated by the Merger Agreement using debt financing in the aggregate amount of up to $360.0 million in a senior secured credit facility, comprised of a term loan facility of $285.0 million and a revolving credit facility of $75.0 million (the latter of which Valitás will draw upon only in the event that the combined cash on hand of the Company and Valitás upon completion of the Merger is less than as estimated below), plus $100.0 million in gross proceeds from the issuance and sale by Valitás of unsecured senior subordinated notes, plus the combined cash on hand of the Company and Valitás upon completion of the Merger, which is estimated to be approximately $73.0 million. Barclays Bank PLC and Bank of America, N.A. (collectively, the “Senior Lenders”) have committed, on the terms and subject to the conditions set forth in a debt commitment letter dated March 2, 2011, to provide Valitás with the senior secured credit facilities. In addition, GSO Capital Partners LP through one or more funds managed by GSO Capital Partners LP or its affiliates (the “Mezzanine Lender” and collectively with the Senior Lenders, the “Lenders”) have committed, on the terms and subject to the conditions set forth in a debt commitment letter dated March 2, 2011, to provide Valitás with the gross proceeds from the issuance and sale by Valitás of unsecured senior subordinated notes pursuant to a private placement. The obligations of the Lenders to provide the debt financing under the respective debt commitment letters are subject to a number of conditions which we believe are customary for financings of this type or are otherwise similar to certain conditions in the Merger Agreement. The final termination date for the commitments under each debt commitment letter is August 31, 2011. Valitás’ obligation to complete the Merger is not subject to any financing condition.

Appraisal Rights (see page 46)

Pursuant to Delaware law, if you do not vote in favor of the adoption of the Merger Agreement and you instead follow the appropriate procedures for properly exercising and perfecting appraisal rights as described on pages 46 through 50 and in Appendix C, you will receive a cash payment for the “fair value” of your shares of Company common stock, as determined by the Delaware Court of Chancery, instead of the Per Share Merger Consideration to be received by our stockholders pursuant to the Merger Agreement. The “fair value” of Company common stock may be more than, less than or equal to the Per Share Merger Consideration that you would have received pursuant to the Merger Agreement if you had not exercised your appraisal rights.

Generally, in order to exercise appraisal rights, among other things, you must:

•	not vote in favor of adoption of the Merger Agreement; and

•	make a written demand for appraisal in compliance with Delaware law prior to the vote of our stockholders in favor of the adoption of the Merger Agreement.

Abstaining or voting “AGAINST” the adoption of the Merger Agreement will not perfect your appraisal rights under Delaware law. Appendix C to this proxy statement contains the full text of the Delaware statute relating to your appraisal rights. If you want to exercise and perfect your appraisal rights, please read and carefully follow the procedures described on pages 46 through 50 and in Appendix C. The Delaware statute governing appraisal rights is very complex and we urge you to consult with your own legal counsel in the event you decide to exercise your appraisal rights. Failure to take all of the steps required under Delaware law will result in the loss of your appraisal rights.

Certain Material U.S. Federal Income Tax Consequences of the Merger (see page 51)

The receipt of the Per Share Merger Consideration by our stockholders for each outstanding share of our common stock held by them as of immediately prior to the effective time of the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Each of our stockholders that is subject to U.S. federal income tax laws generally will recognize taxable gain or loss, measured by the difference, if any, between the Per Share Merger Consideration and the tax basis of each share of our common stock held by such stockholder. Stockholders should consult their own tax advisors to determine the particular tax consequences to them (including application of any U.S. federal non-income, foreign, state, local or other tax laws) of the Merger.

Regulatory Approvals to be Obtained in Connection with the Merger (see page 52)

Under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) we cannot complete the Merger until we have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements. The initial waiting period is 30 days following the filing of the notification and report forms by the parties, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened by consent of the parties or if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. On March 8, 2011, the Company and Valitás filed Notification and Report Forms for Certain Mergers and Acquisitions under the HSR Act in connection with the Merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission.

At any time before or after the effective time of the Merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of assets of the Company or Valitás or their respective affiliates or imposing other requirements or conditions. In the Merger Agreement, the parties have agreed to use their reasonable best efforts to make all filings with governmental authorities and obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations.

Litigation Related to the Merger (see page 53)

On March 4, 2011, a purported class action lawsuit was filed on behalf of the Company’s stockholders in the Chancery Court for Davidson County, Tennessee, docketed as Colleen Witmer, individually and on behalf of all others similarly situated, v. America Service Group Inc., Valitás Health Services, Inc., Whiskey Acquisition Corp., Burton C. Einspruch, William M. Fenimore, Jr., John W. Gildea, Richard Hallworth, John C. McCauley, Michael W. Taylor, and Richard D. Wright, Case No. 11-0300-IV. The lawsuit alleges, among other things, that the Board breached fiduciary duties owed to our stockholders by failing to take steps to maximize stockholder value or to engage in a fair sale process when approving the Merger. The complaint also alleges that the Company, Valitás and Merger Sub aided and abetted the members of the Board in the alleged breach of their fiduciary duties. The complaint seeks an order enjoining or rescinding the Merger, together with other relief.

Pursuant to the terms of the Merger Agreement, it is a condition to the completion of the Merger that there does not exist any law or governmental order prohibiting or making illegal the completion of the Merger. However, we believe the lawsuit is wholly without merit.

Treatment of Common Stock, Stock Options and Restricted Stock (see page 55)

Common Stock.  At the effective time of the Merger, each share of our common stock outstanding as of immediately prior to the effective time of the Merger (other than shares held by the Company, Valitás or any of their respective direct or indirect subsidiaries or shares held by stockholders who have properly exercised and perfected appraisal rights in accordance with Delaware law) will be automatically canceled and converted into the right to receive the Per Share Merger Consideration.

Stock Options.  Prior to the effective time of the Merger, each outstanding option to purchase shares of our common stock will vest and become exercisable in full. Each option to purchase shares of our common stock outstanding at the effective time of the Merger will be canceled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of the Per Share Merger Consideration over the exercise price per share of such option. As of the date of this proxy statement, we have no outstanding stock options with an exercise price per share in excess of the Per Share Merger Consideration.

Shares of Restricted Stock.  As of the effective time of the Merger, the vesting restrictions on each outstanding share of restricted stock will be accelerated and will lapse and each such share of restricted stock will be automatically canceled and converted into the right to receive the Per Share Merger Consideration.

Acquisition Proposals by Third Parties (see page 60)

The Merger Agreement generally provides that until 11:59 p.m. (Eastern time) on April 16, 2011, which we refer to as the go-shop period, we are permitted to solicit, initiate and encourage other acquisition proposals and provide non-public information to third parties pursuant to confidentiality agreements not materially more favorable to such third parties than our confidentiality agreement with Valitás. After 12:00 a.m. (Eastern time) on April 17, 2011, which we refer to as the no-shop period start date, and until the earlier of the effective time of the Merger or the termination of the Merger Agreement, we are prohibited from soliciting, initiating or encouraging other acquisition proposals or providing non-public information to third parties that could reasonably be expected to lead to any acquisition proposal. Notwithstanding these restrictions, and subject to certain requirements set forth in the Merger Agreement, after the go-shop period, we may provide confidential information (i) until 12:00 a.m. (Eastern time) on May 1, 2011, to a party, which we refer to as an excluded party, (A) who has made a written acquisition proposal prior to the no-shop period start date (if such proposal has not yet been withdrawn, terminated or expired) that the Board or a properly constituted committee thereof determines in good faith, after consultation with its independent financial advisor, is or would reasonably be expected to result in a superior proposal, (B) whom we have identified to Valitás within 24 hours after the no-shop period start date to be an excluded party and (C) who continues to satisfy the criteria for remaining an excluded party as set forth in the Merger Agreement and (ii) to a third party in response to an unsolicited acquisition proposal, following which we are permitted to engage in discussions and negotiations with such third party if (X) the Board or a properly constituted committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, (Y) the Board or a properly constituted committee thereof determines in good faith, after consultation with its independent financial advisor, that the acquisition proposal is, or would reasonably be expected to result in, a superior proposal and (Z) prior to taking such action, we give Valitás four business days’ notice of our intent to do so, the identity of the third party and the terms of the acquisition proposal and we execute a confidentiality agreement with such third party with terms no less favorable than those contained in our confidentiality agreement with Valitás and containing customary “standstill” provisions.

We engaged Signal Hill Capital Group LLC (“Signal Hill”) pursuant to an engagement letter, dated September 28, 2010 and as thereafter amended, to provide us with certain investment banking services in connection with any potential transaction involving (i) the acquisition of all or a substantial portion of the business or assets of Valitás, Inc. or its affiliates or (ii) the sale of the Company to Valitás or any other third party. Pursuant to the engagement letter, we agreed to pay Signal Hill (i) $25,000 upon execution of the letter, (ii) in the event any transaction involving (x) the acquisition of all or a substantial portion of the business or assets of Valitás, Inc., a wholly owned subsidiary of Valitás Equity and the direct parent of Valitás, or its affiliates, a fee, payable at the time of closing of $3.5 million, or (y) the sale of the Company was completed, a fee, payable at the time of closing, equal to 1.2% of (a) total consideration payable to the Company’s stockholders (or the Company if payable to the Company) and (b) any funded debt assumed by an acquirer in such a transaction, plus (iii) if, in connection with such a transaction that was not completed, we received a break-up fee, lock-up option, topping fee or other termination fee, an amount equal to 20% of such fee upon receipt, plus expenses.

Conditions to the Merger (see page 67)

Completion of the Merger requires the fulfillment or waiver of a number of conditions, including:

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof);

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the absence of any law or governmental order prohibiting or making illegal the completion of the Merger; and

•	subject to certain qualifications based on materiality thresholds, the accuracy of the parties’ representations and warranties and the parties’ compliance with the covenants and agreements set forth in the Merger Agreement.

Termination of the Merger Agreement (see page 68)

Under certain circumstances, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after adoption of the Merger Agreement by our stockholders. If the Merger Agreement is terminated, there will be no further liability or obligation, other than for pre-termination breaches of the Merger Agreement, on the part of the Company, Valitás or Merger Sub, except for the payment of the termination fee and expenses as described below and in the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 70 and compliance with the separate confidentiality agreement between the Company and Valitás.

Termination Fee and Expenses (see page 70)

Upon termination of the Merger Agreement under certain circumstances described in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 68, the Company will be required to pay to Valitás a specified fee and to reimburse Valitás for up to $2.0 million in documented transaction expenses. For instance, in the event that Valitás or the Company exercises its rights to terminate the Merger Agreement in certain circumstances, the Company will be required to pay to Valitás a fee in the amount of $8.0 million, plus documented transaction expenses. However, if certain terminations result from the Company’s acceptance of a superior proposal made by an excluded party, then the fee payable to Valitás will be reduced to $4.5 million, plus documented transaction expenses.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the Merger and other matters to be considered by the Company’s stockholders at the special meeting. These questions and answers may not address all questions that are important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 76.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will be held on , , 2011, at :00 a.m. (Central Time), at our headquarters, located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our stockholders will be asked to vote on the adoption of the Merger Agreement. Our stockholders may also be asked to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote at the special meeting and is intended to assist you in deciding how to vote your shares. If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in street name. If your shares are held in street name, your bank, brokerage firm or other nominee forwarded these proxy materials, along with a voting instruction card, to you.

Q:	What is a proxy?

A:	A “proxy” is your legal designation of another person to vote your shares of stock. The written document describing the matters to be considered and voted on at the meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” As indicated on the enclosed proxy card, the Board has designated two of our officers, and , as proxies for the special meeting.

Q:	How many shares must be present to hold the meeting?

A:	A quorum must be present at the special meeting for any business to be conducted. The presence, in person or represented by proxy, of the holders of record of a majority of the outstanding shares of Company common stock entitled to vote on the matters proposed at the special meeting (or any adjournment or postponement thereof) will constitute a quorum. Proxy cards received by us but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting. As described below, if you hold your shares in street name and do not give instructions to your bank, brokerage firm or other nominee as to how to vote your shares, your bank, brokerage firm or other nominee will not be permitted to vote your shares at the special meeting and your shares will not be counted for purposes of establishing a quorum. If a quorum is not present, a vote cannot occur, and a majority in interest of the stockholders entitled to vote on the proposals to be presented at the special meeting, present in person or represented by proxy, may adjourn the special meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given (provided that the adjournment is not for more than 30 days and a new record date has not been fixed).

Q:	What vote is required to adopt the Merger Agreement or to approve the adjournment of the special meeting, if necessary?

A:	Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof). Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, regardless of whether a quorum is present.

Q:	Why is the Board recommending that I vote in favor of the Merger Agreement and the adjournment of the special meeting, if necessary?

A:	The Board has unanimously approved the Merger Agreement and the Merger and determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Company and our stockholders. Accordingly, the Board unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. In arriving at its recommendation, the Board carefully considered a number of factors, including those factors described in this proxy statement. For more information, we refer you to “The Merger — Background of the Merger” beginning on page 20 and “The Merger — Recommendation of the Board; Reasons for the Merger” beginning on page 30.

Q:	What is the special negotiating committee and what was its role in the process leading up to the approval of the Merger Agreement?

A:	In its early deliberations relating to the Merger Agreement and the Merger, the Board determined that, due to discussions between the management members of the Board and Valitás regarding their potential roles with the combined company following the completion of the Merger, such management members of the Board may have different or additional interests in the Merger that are not shared by all of the Company’s other stockholders (see the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 39). While the Board did not believe that these different or additional interests, which were fully disclosed to and known by all other members of the Board, disqualified the management directors from participating in the Board’s deliberations and determinations relating to the Merger Agreement and the Merger, the Board further concluded that the creation of a special negotiating committee consisting solely of non-management members of the Board would ensure that there was no appearance of a conflict of interest in negotiating the terms of the Merger Agreement and the Merger. As a result, the Board appointed Richard Wright, John Gildea and Bill Fenimore, all of whom are non-management directors, to serve as the members of the special negotiating committee, which was responsible for negotiating and delivering its recommendation to the full Board regarding the terms of the Merger Agreement and the Merger. At a meeting of the Board held on March 2, 2011, the special negotiating committee unanimously recommended that the Board approve the Merger Agreement and the Merger, declare the Merger Agreement and the Merger advisable, fair to and in the best interests of the Company and its stockholders and recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

Q:	Who is entitled to attend the special meeting?

A:	You are entitled to attend the special meeting if you owned shares of our common stock at the close of business on , 2011, which we have set as the record date for the special meeting. If you hold shares in street name through a bank, brokerage firm or other nominee and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of your ownership of our common stock as of the close of business on , 2011.

Q:	Who is entitled to vote?

A:	You are entitled to vote on the proposals to be considered at the special meeting if you owned shares of our common stock at the close of business on , 2011, the record date for the special meeting. For each share of our common stock you owned at the close of business on the record date, you will have one vote on each proposal presented at the special meeting. On the record date, there were shares of our common stock issued and outstanding and entitled to vote at the special meeting.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting, , 2011, is earlier than both the date of the special meeting and the effective time of the Merger. If you held your shares on the record date but transfer them prior to the time of the special meeting (or any adjournment or postponement thereof), unless special arrangements are made, you will retain your right to vote on the proposals presented at the special meeting, but you will lose the right to receive the Per Share Merger Consideration for your shares as a result of the Merger. The right to receive such Per Share Merger Consideration will pass to the person who owns your shares at the effective time of the Merger.

Q:	How do I vote?

A:	If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided or by submitting a proxy via the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card. If you hold your shares in street name, you can ensure that your shares are voted at the special meeting by instructing your bank, brokerage firm or other nominee as to how to vote, as discussed above. If your shares are held in street name, you must obtain a legal proxy from such bank, brokerage firm or other nominee in order to vote in person at the special meeting.

Q:	What if I do not specify how my shares are to be voted?

A:	If you are a registered stockholder, and you sign, date and mail your proxy card or submit a proxy for your shares via the Internet or telephone but do not provide voting instructions, your shares will be voted:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement; and

•	With respect to any other matter that properly comes before the special meeting, as recommended by the Board or, if no recommendation is given, in the discretion of your proxies.

Banks, brokerage firms or other nominees who hold shares in street name for customers may not exercise their voting discretion except with respect to the approval of certain “routine” matters. Neither the adoption of the Merger Agreement nor the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement is a “routine” matter. Therefore, absent specific instructions from the beneficial owner of the shares, banks, brokerage firms or other nominees are not empowered to vote shares of the Company’s common stock with respect to those matters, resulting in what are referred to as “broker non-votes.” Broker non-votes, if any, will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement, but will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

Q:	How do I change or revoke my vote after I submit my proxy?

A:	If you are a registered stockholder, you may change or revoke the vote represented by your proxy by (i) delivering a written revocation of the proxy or a later dated, signed proxy card to our Corporate Secretary at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027 prior to 11:59 p.m., Eastern Time, on , 2011, the day before the date of the special meeting, (ii) delivering a new, later-dated proxy by telephone or via the Internet prior to 11:59 p.m., Eastern Time, on , 2011, the day before the date of the special meeting, (iii) delivering a written revocation or a later dated, signed proxy card to the Company at the special meeting prior to the taking of the vote on the proposals presented at the special meeting or (iv) attending the special meeting and voting in person, provided that simply attending the special meeting without voting in person will not cause your proxy to be revoked.

Please note that if you hold your shares in street name and you have instructed your bank, brokerage firm or other nominee to vote your shares, the above-described options for changing or revoking your vote do not apply, and you must instead follow the directions received from your bank, brokerage firm or other nominee to change or revoke your vote.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The Company is paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of the Company’s common stock. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, e-mail or otherwise, but they will not receive additional compensation for their services. We agreed to pay Georgeson Inc., our proxy solicitor (“Georgeson”), a fee of $9,000 for proxy solicitation services and to reimburse Georgeson for its reasonable out-of-pocket expenses.

Q:	What will be the effect of the Merger?

A:	If the adoption of the Merger Agreement is approved by our stockholders and the other conditions to the completion of the Merger pursuant to the Merger Agreement have been fulfilled or waived, at the effective time of the Merger, the Company will become a subsidiary of Valitás and will no longer be a publicly held corporation. Accordingly, our common stock will be delisted from The Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will no longer file periodic reports with the SEC and you will no longer have any interest in our future earnings or growth or bear any risk associated with our failure to achieve such future earnings or growth.

Q:	If the Merger is completed, what will I receive for the shares of Company common stock I hold?

A:	If the Merger is completed, each share of Company common stock that you own as of immediately prior to the effective time of the Merger will be automatically canceled and converted into the right to receive the Per Share Merger Consideration. However, if you do not vote in favor of the adoption of the Merger Agreement and otherwise properly exercise and perfect your appraisal rights in accordance with Delaware law, you will not receive the Per Share Merger Consideration pursuant to the Merger Agreement and your shares will instead be subject to appraisal in accordance with Delaware law.

Q:	If the Merger is completed, what will happen to outstanding options to purchase shares of Company common stock and outstanding shares of the Company’s restricted stock?

A:	Prior to the effective time of the Merger, each outstanding option to purchase shares of our common stock will vest and become exercisable in full. Each option to purchase shares of our common stock outstanding at the effective time of the Merger will be canceled and converted into the right to receive, as soon as reasonably practicable after the effective time of the Merger, an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of the Per Share Merger Consideration over the exercise price per share of such option. As of the date of this proxy statement, we have no outstanding stock options with an exercise price per share in excess of the Per Share Merger Consideration.

Likewise, as of the effective time of the Merger, the vesting restrictions on each outstanding share of restricted stock will be accelerated and will lapse and each such share of restricted stock will be automatically canceled and converted into the right to receive the Per Share Merger Consideration.

Q:	Have any stockholders already agreed to vote in favor of the adoption of the Merger Agreement or the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement?

A:	To the Company’s knowledge, no stockholders have already agreed to vote in favor of the adoption of the Merger Agreement or the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. However, it is the Company’s current understanding and anticipation that all of the Company’s directors and executive officers intend to vote all shares of the Company’s common stock held by them “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. As of March 31, 2011, the shares collectively held by such directors and executive officers represented 5.7% of the outstanding shares of Company common stock.

Q:	Where can I obtain a list of the stockholders who are entitled to vote on the proposals to be proposed at the special meeting?

A:	A list of our stockholders entitled to vote on the proposals to be proposed at the special meeting will be available for examination by any stockholder at the special meeting. In addition, for 10 days prior to the special meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the special meeting between the hours of 9:00 a.m. and 4:30 p.m. (Central Time) at the Company’s principal place of business located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

Q:	What should I do now?

A:	We urge you to read this proxy statement carefully and in its entirety, including its appendices, and to consider how the Merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided or by submitting a proxy via the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card. If you hold your shares in street name, you can ensure that your shares are voted at the special meeting by instructing your bank, brokerage firm or other nominee on how to vote, as discussed above. Unless you give other instructions when you submit your proxy, the persons named as proxy holders on the proxy card will vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If you hold shares of Company common stock in street name and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q:	Should I send in my stock certificates now?

A:	No. If the Merger Agreement is adopted by our stockholders and the other conditions to the Merger are fulfilled or waived, shortly after the Merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent appointed by Valitás. YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We expect to complete the Merger by the end of the second quarter of 2011, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. If our stockholders vote in favor of adoption of the Merger Agreement, the Merger will become effective as promptly as practicable following the fulfillment or waiver of the other conditions to the Merger (see the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 67).

Q:	When will I receive the Per Share Merger Consideration for my shares?

A:	Assuming that you do not elect to exercise your appraisal rights, shortly after the Merger is completed, the paying agent appointed by Valitás will send you a letter of transmittal with instructions regarding the surrender of your stock certificates or uncertificated shares of our common stock, as applicable, in exchange for the Per

Share Merger Consideration. Once you have delivered, in the case of certificated shares, an executed copy of the letter of transmittal and your share certificates to the paying agent or, in the case of uncertificated shares, an agent’s message and other evidence of transfer requested by the paying agent (together, in each case, with any other information as is required pursuant to the letter of transmittal), it will promptly pay the Per Share Merger Consideration owed to you.

Q:	Is the Merger expected to be a taxable transaction?

A:	Yes. The exchange of shares of Company common stock for cash as a result of the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Each of our stockholders that is subject to U.S. federal income tax laws generally will recognize taxable gain or loss, measured by the difference, if any, between the Per Share Merger Consideration and the tax basis of each share of our common stock held by such stockholder. Stockholders should consult their own tax advisors to determine the particular tax consequences to them (including application of any U.S. federal non-income, foreign, state, local or other tax laws) of the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by the stockholders of the Company or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock. Instead, the Company will remain an independent public company and the Company’s common stock will continue to be listed and traded on The Nasdaq Global Select Market. Under specified circumstances, the Company may be required to pay Valitás a fee with respect to the termination of the Merger Agreement, and/or reimburse Valitás for certain documented transaction expenses, as applicable (see the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 70).

Q:	Am I entitled to exercise appraisal rights under Delaware law instead of receiving the Per Share Merger Consideration pursuant to the Merger Agreement for my shares of the Company’s common stock?

A:	Yes. As a holder of shares of Company common stock, you are entitled to exercise appraisal rights under Delaware law in connection with the Merger if you do not vote in favor of the adoption of the Merger Agreement and otherwise perfect your appraisal rights in accordance with Delaware law (see the section entitled “The Merger — Appraisal Rights” beginning on page 46).

Q:	Where can I find more information about the Company?

A:	We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the website the SEC maintains at www.sec.gov. You can also request copies of these documents from us (see the section entitled “Where You Can Find More Information” beginning on page 76).

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, you should contact the Company’s Investor Relations Department by (i) writing to the Company at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, Attention: Investor Relations, (ii) calling (615) 376-3100 or (iii) visiting our website at www.asgr.com, which address is provided as an inactive textual reference only. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. You may also contact Georgeson at (866) 203-9401. If your bank, brokerage firm or other nominee holds your shares of Company common stock, you may call your bank, brokerage firm or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer in this proxy statement, contain “forward-looking” statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this proxy statement, and the documents to which we refer in this proxy statement, that are not historical facts, including statements about the Company’s or management’s beliefs and expectations (including all financial projections) and statements regarding the expected benefits and completion of the proposed Merger constitute forward-looking statements and may be indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” “intends,” “predicts,” “potential,” “targets,” “goals,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. Actual results may differ materially and adversely from those expressed in any forward-looking statements, and neither the Company nor any other person can or does assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These factors include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this proxy statement and the following factors:

•	the inability to complete the Merger in a timely manner;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including expiration or termination of the waiting period under the HSR Act;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the failure to obtain the debt financing contemplated by the debt commitment letters received by Valitás in connection with the Merger Agreement;

•	the possibility that competing acquisition proposals may or may not be made;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	diversion of our management’s attention from ongoing business concerns as a result of the pendency or completion of the Merger;

•	the outcome of pending or future legal proceedings that may be instituted against the Company or others relating to the Merger Agreement or otherwise; and

•	general economic or business conditions and other factors.

We believe that the assumptions on which the forward-looking statements in this proxy statement are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements. We undertake no obligation, and expressly disclaim any obligation, to update forward-looking statements in this proxy statement to reflect events or circumstances after the date of this proxy statement or to update reasons why actual results could differ from those anticipated in the forward-looking statements in this proxy statement. All subsequent written and oral forward-looking statements concerning the Merger or the other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference into this document.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Board for use at the special meeting of our stockholders to be held on          ,           , 2011, at  :00 a.m. (Central Time), at our headquarters, located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, or at any adjournment or postponement thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the Merger Agreement and a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. Our stockholders must vote in favor of the adoption of the Merger Agreement for the Merger to occur. If our stockholders do not vote in favor of the adoption of the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about          , 2011.

Record Date and Quorum

The holders of record of our common stock as of the close of business on          , 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were           shares of our common stock outstanding, each of which is entitled to one vote on each matter to be voted on at the special meeting.

A quorum is necessary to hold the special meeting. The presence, in person or by proxy, of holders of record of a majority of the outstanding shares of our common stock entitled to vote on the proposals to be presented at the special meeting will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and at any adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under Delaware law, the Merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting vote in favor of the adoption of the Merger Agreement.

Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement requires the affirmative vote of the holders representing a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, regardless of whether a quorum is present.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail or if you submit a proxy via the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card, your shares will be voted at the special meeting as you indicate on your proxy card. If you sign, date and mail your proxy card or submit a proxy for your shares via the Internet or telephone but do not provide voting instructions, your shares of our common stock will be voted “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

If your shares are held in street name, you should instruct your bank, brokerage firm or other nominee how to vote your shares using the voting instructions provided by your bank, brokerage firm or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, you should contact your bank, brokerage firm or other nominee for directions on how to vote your shares. If your shares of the Company’s common stock are held in street name and you wish to vote in person at the special meeting, you must obtain a legal proxy from such bank, brokerage firm or other nominee.

Banks, brokerage firms or other nominees who hold shares in street name for customers may not exercise their voting discretion except with respect to the approval of certain “routine” matters. Neither the adoption of the Merger Agreement nor the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement is a “routine” matter. Therefore, absent specific instructions from the beneficial owner of the shares, banks, brokerage firms or other nominees are not empowered to vote shares of the Company’s common stock with respect to those matters, resulting in broker non-votes. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement, but will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions will be treated as shares that are present and entitled to vote on the proposals to be presented at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Abstentions also will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

If you are a registered stockholder, you may change or revoke the vote represented by your proxy by (i) delivering a written revocation of the proxy or a later dated, signed proxy card to our Corporate Secretary at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027 prior to 11:59 p.m., Eastern Time, on           , 2011, the day before the date of the special meeting, (ii) delivering a new, later-dated proxy by telephone or via the Internet prior to 11:59 p.m., Eastern Time, on           , 2011, the day before the date of the special meeting, (iii) delivering a written revocation or a later dated, signed proxy card to the Company at the special meeting prior to the taking of the vote on the proposals presented at the special meeting or (iv) attending the special meeting and voting in person, provided that simply attending the special meeting without voting in person will not cause your proxy to be revoked.

Please note that if you hold your shares in street name and you have instructed your bank, brokerage firm or other nominee to vote your shares, the above-described options for changing or revoking your vote do not apply, and you must instead follow the directions received from your bank, brokerage firm or other nominee to change or revoke your vote.

We do not expect that any proposal other than the adoption of the Merger Agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement will be brought before the special meeting. Moreover, pursuant to the terms of the Merger Agreement, other than as required by law, we may not include any other proposals at the special meeting without the consent of Valitás. With respect to any other proposal that properly comes before the special meeting, however, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Adjournments and Postponements

Although it is not expected to occur, the special meeting may be adjourned or postponed, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. Whether or not a quorum exists, the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon may vote to adjourn the special meeting. In the event of such a vote, if no instructions are indicated on your proxy card, all of your shares of our common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. The time and place of the adjourned or postponed meeting will be announced at the time the adjournment is taken or the postponement is effected, and no other notice will be given (provided that the adjournment is not for more than 30 days and a new record date has not been fixed).

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.

We have made arrangements with Georgeson to assist in our solicitation of proxies for the special meeting and in communicating with stockholders regarding the Merger Agreement and the Merger. We agreed to pay Georgeson a fee of $9,000 for proxy solicitation services and to reimburse Georgeson for its reasonable out-of-pocket expenses.

We will, upon request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and in obtaining their voting instructions.

List of Stockholders

A list of stockholders entitled to vote on the proposals to be presented at the special meeting will be available for examination by any stockholder at the special meeting. In addition, for 10 days prior to the special meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the special meeting between the hours of 9:00 a.m. and 4:30 p.m. (Central Time) at the Company’s principal place of business located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

Questions and Additional Information

If you have questions about the matters described in this proxy statement or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you may contact Georgeson toll-free at (866) 203-9401 (banks, brokerage firms or other nominees please call (212) 440-9800).

PARTIES TO THE MERGER

America Service Group Inc.

America Service Group Inc. is a Delaware corporation and is a nationwide provider of correctional healthcare services in the United States. The Company, through its subsidiaries, provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about the Company can be found at its website at www.asgr.com, which address is provided as an inactive textual reference only. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. The Company’s principal executive offices are located at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, and its telephone number is (615) 376-3100.

Valitás Health Services, Inc.

Valitás Health Services, Inc. is a Delaware corporation that is the parent company of CMS, a nationwide provider of comprehensive correctional healthcare services, offering a comprehensive suite of medical, dental, pharmacy and mental health services for the incarcerated population. More information about Valitás can be found at the CMS website at www.cmsstl.com, which address is provided as an inactive textual reference only. The information contained on the CMS website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Valitás’ principal executive offices are located at 12647 Olive Boulevard, St. Louis, Missouri 63141, and its telephone number is (314) 919-8501.

Whiskey Acquisition Corp.

Whiskey Acquisition Corp. was formed by Valitás solely for the purpose of acquiring the Company. Upon completion of the Merger, Merger Sub will be merged with and into the Company and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 12647 Olive Boulevard, St. Louis, Missouri 63141, and its telephone number is (314) 919-8501.

THE MERGER

The following description of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A. To understand fully the Merger and the transactions contemplated by the Merger Agreement, you should read the Merger Agreement carefully and in its entirety.

General

If the Merger is completed, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Valitás.

If the Merger is completed, the following will also occur:

•	each share of Company common stock that is outstanding as of immediately prior to the effective time of the Merger (other than shares held by the Company, Valitás or any of their respective direct or indirect subsidiaries or shares held by stockholders who have properly exercised and perfected appraisal rights in accordance with Delaware law) will be automatically converted into the right to receive the Per Share Merger Consideration;

•	all of the equity interests in the Company will be owned directly by Valitás;

•	you will no longer have any interest in our future earnings or growth or bear any risk associated with our failure to achieve such future earnings or growth;

•	we will no longer be a public company and our common stock will no longer be traded on The Nasdaq Global Select Market; and

•	we will no longer file periodic and other reports with the SEC.

Background of the Merger

The following summarizes the material events (but only those material events) that led to the signing of the Merger Agreement and does not purport to catalogue every conversation or meeting among representatives of the Company or between representatives of the Company and other parties.

Our Board and senior management have regularly engaged in a review of the Company’s business plans and other strategic opportunities, including the evaluation of the markets in which the Company competes, the possibility of pursuing strategic alternatives, such as acquisitions or the possible sale of the Company or segments of the Company’s operations, the payment of dividends to stockholders and the repurchase of outstanding shares of the Company’s common stock, each with the view toward enhancing stockholder value. In addition, the Company has held discussions from time to time with various companies and private equity firms that expressed preliminary interest in pursuing a potential acquisition of the Company.

On September 13, 2010, during a telephone call on an unrelated subject, Ken O’Keefe, a member of the Board of Directors of Valitás Equity LLC (“Valitás Equity”), the indirect parent of Valitás, suggested to a representative of Signal Hill, who had provided investment banking services to the Company in the past, that a meeting be arranged between Rich Hallworth, the President and Chief Executive Officer of the Company, and Dick Miles, the Chairman and President of Valitás Equity, to discuss possible business combinations.

On September 14 and 15, 2010, the representative from Signal Hill who had spoken with Mr. O’Keefe discussed his conversation with Mr. Hallworth and Michael W. Taylor, Executive Vice President and Chief Financial Officer of the Company. Messrs. Hallworth and Taylor expressed an interest in further discussions, subject to the execution of a mutual confidentiality agreement. Mr. Hallworth telephoned Richard Wright, the Chairman of the Board, to inform him of Valitás Equity’s interest in further discussions. Mr. Wright concurred that such further discussions should be held. A confidentiality agreement was executed by each of the Company and Valitás Equity later that day.

The Company entered into an engagement letter, dated September 28, 2010 and as thereafter amended, with Signal Hill to provide the Company with certain investment banking services in connection with any potential transaction involving (i) the acquisition of all or a substantial portion of the business or assets of Valitás, Inc. or its affiliates or (ii) the sale of the Company to Valitás or any other third party.

On September 28, 2010, Mr. Hallworth, Mr. Taylor and John Gildea, a director of the Company, met with Mr. O’Keefe, Mr. Miles and Stuart Campbell, the President of Valitás Equity, in St. Louis, Missouri. A representative of Signal Hill was also present at the meeting. The parties discussed, among other matters, the state of the correctional healthcare industry, initial thoughts on relative valuations of their respective companies and certain social issues, including the composition and location of the senior management team for the combined company, that would need to be resolved in connection with a potential combination of the two companies. The parties agreed at that time that further discussions were warranted.

On October 4, 2010, a representative of Signal Hill had a further conversation with Mr. O’Keefe regarding the possible structure of a transaction involving the Company and Valitás, Inc., and the Company’s preliminary thoughts on the relative valuations of the two companies.

On October 5, 2010, the Board met for a regularly scheduled meeting. All members of the Board were present, along with J. Scott King, the Chief Legal Officer of the Company, a representative of Bradley Arant Boult Cummings LLP (“Bradley Arant”), outside counsel to the Company, and representatives of Signal Hill. At that meeting, Mr. Hallworth provided the Board with an update on certain acquisition opportunities the Company was evaluating, including opportunities involving Valitás, Inc. The representatives of Signal Hill also briefed the Board on the recent discussions with Valitás Equity and provided the Board with a presentation that included a general market and industry overview, an equity capital markets update, a debt capital markets update, an acquisition case study and a preliminary analysis of the potential acquisition of Valitás, Inc. The Board was informed that some high-level financial information had been exchanged with Valitás Equity and that Valitás Equity was receptive to discussing the Company’s potential acquisition of Valitás, Inc. for consideration consisting of a mix of Company common stock and cash. Mr. Hallworth informed the Board that he had been in regular contact with Mr. Wright and they had agreed that it was appropriate for Mr. Hallworth to have further discussions with Mr. Miles regarding certain social issues, including the composition and location of the senior management team for the combined company, that would need to be resolved in connection with a potential acquisition of Valitás, Inc. by the Company. The Board engaged in a lengthy discussion and asked the representatives of Signal Hill to convey to Valitás Equity that the Board felt that it would be reasonable to begin discussions regarding the Company’s potential acquisition of Valitás, Inc.

Later on October 5, 2010, a representative of Signal Hill had further discussions with Mr. O’Keefe regarding the potential valuation of Valitás, Inc. and the potential terms for an acquisition of Valitás, Inc. by the Company.

On October 8, 2010, Mr. Hallworth met with Mr. O’Keefe and Mr. Miles in Chicago, Illinois to further discuss certain fundamental social issues, including the composition and location of the senior management team for the combined company. At that meeting, Messrs. Hallworth, O’Keefe and Miles discussed that the appropriate senior management team for the combined company would be comprised of Mr. Miles as Non-Executive Chairman, Mr. Hallworth as Chief Executive Officer, Mr. Taylor as Chief Financial Officer and Mr. Campbell as President and Chief Operating Officer. It was further discussed that the combined company would maintain two primary corporate offices, with the Chief Executive Officer and the Chief Financial Officer remaining in Nashville, Tennessee and the President and Chief Operating Officer remaining in St. Louis, Missouri.

On October 12, 2010, the Company presented a draft letter of intent to Valitás Equity, which draft letter of intent was noted as being subject to the approval of the Board. The draft letter of intent provided for the Company to acquire Valitás, Inc. for consideration consisting of a mix of Company common stock and cash.

Over the next few days, the parties exchanged revisions of the draft letter of intent.

On October 21, 2010, the Board held a special telephonic meeting. All members of the Board participated, along with Mr. King, a representative of Bradley Arant and a representative of Signal Hill. The purpose of the meeting was to discuss the terms of, and vote on whether to approve, the draft letter of intent, a copy of which had been provided to each member of the Board in advance of the meeting. Messrs. Hallworth, Taylor and King, along with the representative of Signal Hill and the representative of Bradley Arant, described the financial and legal terms of the draft letter of intent, noting those provisions that were binding and those that were nonbinding. The Board engaged in a full discussion of the significant aspects of the proposed acquisition of Valitás, Inc., including the proposed valuation of Valitás, Inc. and the previously discussed composition and location of the senior management team for the combined company. After extended deliberation, the Board unanimously approved the draft letter of intent. The Board also reviewed the steps that would be necessary to complete the proposed acquisition of Valitás, Inc., including among other matters, conducting financial, legal and other due diligence, engaging an investment banking firm to provide a fairness opinion, securing financing for the transaction, preparing and filing proxy materials and obtaining clearance under the HSR Act. A preliminary timeline was discussed with the Board.

Later on October 21, 2010, the Company and Valitás Equity executed the letter of intent.

On October 28, 2010, an organizational meeting was convened in Nashville, Tennessee. In attendance at the meeting were members of the senior management teams of the Company and Valitás Equity, representatives of Bradley Arant, representatives of Paul Hastings Janofsky & Walker, LLP (“Paul Hastings”), outside counsel for Valitás Equity, representatives of Signal Hill and representatives of an accounting firm engaged to conduct a portion of the due diligence. Following the meeting, Mr. Gildea, with assistance of Signal Hill and input from the Company’s senior management, developed a list of investment banking firms, including local, regional and national firms, for the Board to consider engaging for purposes of obtaining a fairness opinion with respect to the proposed acquisition of Valitás, Inc.

On October 29, 2010, the parties agreed that it would be financially neutral and otherwise mutually beneficial to structure the proposed transaction as an acquisition of Valitás Equity rather than Valitás, Inc.

On November 2, 2010, Mr. Wright and Mr. O’Keefe had a telephone conversation regarding various governance matters and the status of the due diligence process relating to the proposed acquisition of Valitás Equity by the Company.

On November 8, 2010, a special telephonic meeting of the Board was held to discuss the status of the proposed acquisition of Valitás Equity. All members of the Board participated, along with Mr. King, a representative of Bradley Arant and a representative of Signal Hill. Senior management reviewed with the Board the progress with respect to a possible organizational structure for the Company following the proposed acquisition of Valitás Equity. Senior management provided an update on the status of discussions with potential lenders to provide debt financing for the proposed acquisition of Valitás Equity and noted that presentations were scheduled with lenders on the following day. The Board discussed the preliminary results of the Company’s financial due diligence that had been conducted to date. A representative of Bradley Arant made a presentation to the Board regarding the Board’s fiduciary duties in connection with the proposed acquisition of Valitás Equity, reviewed related materials that had been circulated to the Board in advance of the meeting and answered questions posed by Board members. Mr. Gildea updated the Board on the search for potential investment banking firms to provide a fairness opinion to the Board and the Board approved contacting certain firms for proposals to be submitted to the Board for further consideration. The Board further agreed to meet on a weekly basis during the pendency of the proposed acquisition of Valitás Equity for further updates.

On November 9, 2010, members of the senior management teams of the Company and Valitás Equity, additional representatives of Valitás Equity and representatives of Signal Hill conducted meetings with three banking institutions that were selected, with the assistance of Signal Hill, to present proposals for providing debt financing for the cash portion of the consideration to be paid in connection with the proposed acquisition of Valitás Equity.

Counsel to the Company circulated an initial draft merger agreement relating to the proposed acquisition of Valitás Equity by the Company to Valitás Equity on November 12, 2010. Through their respective outside legal counsels, the parties negotiated various terms of the draft merger agreement over the next two weeks.

On November 12, 2010, Mr. Taylor and Mr. O’Keefe had a telephone conversation regarding various due diligence issues relating to the proposed acquisition of Valitás Equity.

On November 15, 2010, a special telephonic meeting of the Board was held to discuss the status of the proposed acquisition of Valitás Equity. All members of the Board participated, along with Mr. King, a representative of Bradley Arant and a representative of Signal Hill. During the meeting, the Board reviewed and discussed (i) a memorandum prepared by the Company’s senior management regarding financial due diligence, valuation issues and the previously discussed composition and location of the senior management team for the combined company, (ii) a memorandum from Bradley Arant regarding issues in the draft merger agreement that were still being negotiated, (iii) a financial spreadsheet prepared by Signal Hill detailing various transaction and merger agreement terms from a market sample of similar transactions, (iv) a draft due diligence report from Ernst & Young, dated November 12, 2010, (v) materials regarding potential debt financing for the proposed acquisition of Valitás Equity, (vi) a market analysis of third-party fairness opinion fees from a market sample of similar transactions prepared by Signal Hill and (vii) fairness opinion engagement proposals from investment banking firms approached by the Company prior to the meeting, all of which materials had been provided to the Board in advance of the meeting.

On November 16, 2010, the Board engaged Oppenheimer to provide advice to the Board with respect to the fairness of the proposed acquisition of Valitás Equity, from a financial point of view, to the Company’s stockholders.

On November 22, 2010, a special telephonic meeting of the Board was held to discuss the status of the proposed acquisition of Valitás Equity. All members of the Board participated, along with Mr. King, a representative of Bradley Arant and a representative of Signal Hill. The Board discussed, among other matters, concerns with the purchase price for the proposed acquisition of Valitás Equity, as well as concerns relating to the draft merger agreement.

Later on November 22, 2010, at the Board’s request, Mr. Hallworth telephoned Mr. O’Keefe and conveyed the Board’s concerns and its desire to postpone further work on the proposed acquisition of Valitás Equity pending the Board’s meeting with Oppenheimer in December.

On November 23, 2010, Mr. O’Keefe had a telephone conversation with a representative of Oppenheimer during which they discussed potential alternative transaction structures involving the Company and Valitás Equity.

During the week of November 29, 2010, representatives of Oppenheimer conducted a detailed due diligence review of Valitás Equity.

On December 7 and 8, 2010, the Board held a regularly scheduled meeting. All members of the Board were present at the meeting, along with Mr. King, a representative of Bradley Arant, representatives of Oppenheimer and representatives of Signal Hill. A representative of Oppenheimer addressed the Board regarding Oppenheimer’s preliminary evaluation of the merits of the proposed acquisition of Valitás Equity by the Company from a financial point of view. The Board discussed with Oppenheimer its concerns relating to the proposed purchase price for the proposed acquisition of Valitás Equity, as well as concerns relating to the draft merger agreement. After considerable debate, the Board determined that, based on those concerns, it was not in the best interests of the Company and its stockholders to move forward with the proposed acquisition of Valitás Equity on the terms proposed. The Board directed Mr. Hallworth to convey this message to Mr. O’Keefe.

On December 8, 2010, Mr. Hallworth had a telephone conversation with Mr. O’Keefe during which he conveyed the Board’s determination not to move forward with the proposed acquisition of Valitás Equity on the terms proposed. During that call, Mr. O’Keefe asked Mr. Hallworth whether the Board would be willing to consider an offer by Valitás to acquire the Company on terms and based on a valuation metric consistent with that which Valitás Equity was requesting as a seller. Mr. Hallworth responded that any such discussions should be directed to Mr. Wright, in his capacity as Chairman of the Board, rather than to management of the Company, and that he would ask Mr. Wright to contact Mr. O’Keefe.

On December 9, 2010, Mr. Wright spoke with Mr. O’Keefe by telephone. Mr. O’Keefe inquired whether the Board would be receptive to an offer by Valitás relating to an acquisition of the Company involving (i) a per share purchase price of between $20.00 to $22.00 in cash, based on a valuation metric consistent with that which Valitás Equity was requesting as a seller, (ii) Valitás’ agreement to maintain the basic business and legal terms set forth in the most recently proposed draft merger agreement for the proposed acquisition of Valitás Equity by the Company, subject to necessary structural changes, (iii) Valitás’ intention to maintain the previously discussed composition and location of the senior management team for the combined company, (iv) debt financing to support the funding of the aggregate purchase price and (v) a limited due diligence period to supplement the due diligence that had already been performed to date in connection with the proposed acquisition of Valitás Equity by the Company. Mr. Wright communicated the substance of his call with Mr. O’Keefe to the other Board members later that day.

On December 11, 2010, Mr. O’Keefe telephoned Mr. Wright and informed Mr. Wright that he had obtained approval from the Board of Directors of Valitás to move forward with an expression of interest on the terms discussed during the December 9, 2010 telephone call. Mr. Wright informed Mr. O’Keefe that the Board had not made a decision to sell the Company and that the Board would next meet on December 13, 2010 and could, in addition to the other business to be conducted at that meeting, evaluate any proposal made by Valitás at such time.

On December 13, 2010, the Board held a special meeting. All members of the Board were present, along with a representative of Bradley Arant, a representative of Signal Hill and representatives of Oppenheimer. Mr. Wright updated the Board on the substance of his conversations with Mr. O’Keefe on December 9 and 11, 2010. Representatives of Oppenheimer reviewed with the Board various materials describing the terms of a potential sale of the Company and various financial analyses, including various acquisition multiple matrices and a summary of various premiums paid in other recent transactions. A representative of Bradley Arant reviewed with the Board the fiduciary duties of Board members in connection with a potential sale of the Company and reviewed a memorandum on the subject that had been provided to the Board in advance of the meeting. A representative of Signal Hill informed the Board that, while the concept of the potential Valitás offer was worth pursuing, he believed that the valuation of the Company underlying the potential Valitás offer appeared inadequate. The management members of the Board were excused from the meeting and the non-management members of the Board discussed at length the Company’s alternatives, including pursuing a potential sale of the Company to Valitás, making a counteroffer to purchase Valitás Equity at a lower price than the price previously requested by Valitás Equity and remaining independent and continuing to pursue the Company’s long-term strategic plans. The Board also discussed various strategies to maximize stockholder value if the Board determined to pursue a potential sale of the Company, including the costs and benefits of soliciting higher bids both before and after a potential sale of the Company to Valitás was announced. In addition, with the input of the representative of Bradley Arant, the Board discussed certain non-financial terms of a potential sale of the Company to Valitás that would need to be addressed, including an appropriate go-shop period and appropriate provisions relating to the Board’s and the Company’s ability to terminate any such potential sale of the Company in situations where any such sale would be inconsistent with the Board’s fiduciary duties. After lengthy discussion, the Board determined that additional information was needed and directed Mr. Wright to inform Mr. O’Keefe that the Board had not made a decision to sell the Company but that the Board would give due consideration to any written offer made by Valitás.

Later in the day on December 13, 2010, Mr. Wright telephoned Mr. O’Keefe and informed him of the Board’s position. Mr. O’Keefe asked for clarification of certain due diligence items and responded that Valitás anticipated sending a written offer in line with Mr. O’Keefe’s prior conversation with Mr. Wright.

On December 16, 2010, Valitás delivered to Mr. Wright a letter containing an offer to acquire the Company for a per share purchase price of $20.50 in cash. The letter articulated that the offer price represented a substantial premium to historical closing prices for the Company’s common stock and that the offer had low execution risk due to Valitás’ familiarity with the industry and the Company. The letter also contained a summary of certain key terms of the proposed sale of the Company, including customary (i) go-shop provisions, (ii) restrictions on soliciting alternative acquisition proposals following the expiration of the go-shop period, subject to customary exceptions based on the fiduciary duties of the Board, (iii) matching rights in favor of Valitás in the event of superior proposals and (iv) termination fee and expense reimbursement provisions in favor of Valitás. The letter also confirmed Valitás’ intention to maintain the previously discussed composition and location of the senior management team for the combined company. Mr. Wright promptly circulated the letter to all members of the Board.

On December 22, 2010, the Board held a special meeting by teleconference. All members of the Board participated, along with a representative of Bradley Arant, a representative of Signal Hill and representatives of Oppenheimer. At the meeting, Mr. Wright summarized the letter containing the offer from Valitás with respect to the proposed sale of the Company. The representative of Signal Hill reviewed with the Board a purchase price analysis reflecting a range of purchase prices per share, depending on the Company’s estimated cash balances at a projected closing date. Representatives of Oppenheimer reviewed various discussion materials that had been provided to the Board in advance of the meeting, including a (i) summary of the terms of the Valitás offer, (ii) a summary of the Company’s common stock market price and trading volumes since December 2007, (iii) a summary of the Valitás offer price compared with various trading prices of the Company’s common stock, (iv) a purchase price matrix, (v) a comparable analysis of the Company with a selected peer group of healthcare services companies, (vi) a selected transactions analysis, (vii) a summary of healthcare services mergers and acquisitions trends, (viii) a discounted cash flow analysis, (ix) a leveraged buyout analysis and (x) a premiums paid analysis. The management members of the Board were excused from the meeting and the remaining non-management directors further discussed alternatives. The Board requested that Mr. Wright clarify with Mr. O’Keefe whether reaching definitive agreements with any members of the Company’s senior management regarding their continued employment with the combined company would be a condition to the completion of the proposed sale of the Company. The Board noted that the Company’s budget for 2011 had not yet been completed and was scheduled for consideration at the Board’s regularly scheduled meeting in January. The Board instructed the representative of Signal Hill to work with Mr. Wright to put together a request for further clarification of the terms of the Valitás offer and to communicate to Mr. O’Keefe that the Board had not made a decision to sell the Company and required further information in order to give due consideration to the Valitás offer. The representative of Signal Hill and the representatives of Oppenheimer were excused from the meeting and the Board, with the input of the representatives of Bradley Arant, discussed whether to create a special negotiating committee for the purpose of facilitating negotiations with Valitás relating to the Valitás offer. In determining whether to establish such a committee, the Board evaluated whether the interests of the management directors with respect to the proposed sale of the Company were materially different from the interests of other stockholders. The Board concluded that, due to the discussions between the management directors and Valitás regarding their potential roles with the combined company following the completion of the proposed sale of the Company, such management directors may have different or additional interests in such proposed sale of the Company that would not be shared by all of the Company’s other stockholders. While the Board did not believe that these different or additional interests, which were fully disclosed to and known by all other members of the Board, disqualified the management directors from participating in the Board’s deliberations and determinations relating to the proposed sale of the Company, the Board further concluded that the creation of a special negotiating committee consisting solely of non-management members of the Board would ensure that there was no appearance of a conflict of interest in negotiating the terms of the proposed sale of the Company. The non-management members of the Board then discussed each of their respective experiences in participating in sales of publicly traded companies. Following that discussion, and in order to maintain a wide range of experience and perspective in negotiating with Valitás, the Board ultimately resolved to appoint Mr. Wright, Mr. Gildea and Mr. Fenimore, all of whom are non-management directors, to serve as the members of the special negotiating committee, which would be responsible for negotiating and delivering its recommendation to the full Board regarding the terms of the proposed sale of the Company.

Later on December 22, 2010, Messrs. Wright and Fenimore telephoned Mr. O’Keefe to convey the results of the Board meeting on December 22, 2010. During that call, Mr. O’Keefe clarified Valitás’ position with respect to its intention to maintain the previously discussed composition and location of the senior management team for the combined company, indicating that any future discussions with members of the Company’s senior management relating to their potential roles with the combined company, if any, would be entirely separate from discussions relating to the proposed sale of the Company as a whole, which was in no way conditioned upon reaching definitive agreements with any members of the Company’s senior management regarding their continued employment with the combined company.

On December 30, 2010, the members of the special negotiating committee met with a representative of Bradley Arant and a representative of Signal Hill. Messrs. Hallworth and Taylor also attended a portion of the meeting for the sole purpose of updating the members of the committee regarding the status of finalizing the Company’s budget for 2011, which Messrs. Hallworth and Taylor indicated would be provided to the full Board prior to its regularly scheduled January 2011 meeting. Messrs. Hallworth and Taylor were excused from the meeting, and the representative of Signal Hill reviewed with the members of the special negotiating committee the various materials that Signal Hill had distributed to the members of the committee on December 28, 2010, including (i) a summary of market trading multiples for selected comparable companies, (ii) historical stock performance data for the Company’s common stock over various time periods, (iii) a summary of healthcare services industry precedent transactions, (iv) analyses of the proposed Valitás offer price based on various ranges of the Company’s estimated adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2011, (v) an overview of premiums in recent healthcare services precedent transactions and (vi) a summary of recent research analysts’ commentary regarding the Company’s common stock, including published analyst target prices for the Company’s common stock. Based on the discussion at the meeting, the members of the special negotiating committee decided to have further discussions with Mr. O’Keefe to better understand certain aspects of the Valitás offer.

On January 5, 2011, the Board engaged Oppenheimer to provide advice to the Board with respect to the fairness of the proposed sale of the Company to Valitás, from a financial point of view, to the Company’s stockholders.

On January 6, 2011, the members of the special negotiating committee had a telephone conversation with Mr. O’Keefe to better understand certain aspects of the Valitás offer. During the course of the discussion, the members of the committee conveyed to Mr. O’Keefe that, before making a determination regarding the adequacy of the Valitás offer price, the Board would need to review the Company’s budget for 2011, but that the members of the committee believed that certain assumptions made by Valitás in evaluating the Company’s draft budget for 2011 had resulted in an offer price from Valitás that was inadequate. Later in the day on January 6, 2011, Mr. O’Keefe telephoned Mr. Wright and agreed to modify the terms of the Valitás offer to increase the offer price from $20.50 per share to $21.50 per share, based in part on information and assumptions relating to the Company’s current and anticipated cash balance. Mr. O’Keefe also indicated that he wanted to meet with the Company’s senior management to better understand certain items in the Company’s draft budget for 2011.

On January 7, 2011, Mr. Wright met with Messrs. Hallworth and Taylor to further discuss certain assumptions underlying the Company’s draft budget for 2011. On January 10, 2011, Mr. Wright informed the other Board members that he had met with Messrs. Hallworth and Taylor and communicated their expectations regarding the Company’s budget for 2011 that would be presented to the Board for approval. Mr. Wright also indicated that Messrs. Hallworth and Taylor believed that it would be necessary for the Board and Valitás to reach agreement with respect to the assumptions underlying the Company’s budget for 2011 in order to make progress in negotiations relating to the proposed sale of the Company.

On January 18 and 19, 2011, the Board held a regularly scheduled meeting. All members of the Board were present, along with a representative of Bradley Arant and representatives of Signal Hill. The Board engaged in a discussion with the representatives of Signal Hill regarding various elements of valuation, including the savings to be expected from no longer being a publicly reporting company, and reviewed how various enterprise values would translate into various offer prices. During the meeting the Board reviewed and approved the Company’s budget for 2011. Later during the meeting, the Company’s senior management was informed, and subsequently reported to the Board, that the Company had been selected to negotiate a contract for correctional healthcare services in Miami-Dade County, Florida. The Board discussed the potential impact of successfully negotiating a contract with Miami-Dade County and the implications thereof with respect to the overall valuation of the Company.

On January 18, 2011, Mr. Wright telephoned Mr. O’Keefe to arrange a meeting in Nashville, Tennessee on January 20, 2011 with the members of the special negotiating committee to further discuss the terms of the Valitás offer.

On January 19, 2011, the members of the special negotiating committee called Mr. O’Keefe to provide a preview of the agenda for the January 20, 2011 meeting, including updating Mr. O’Keefe on the pending announcement of the Company’s being selected to negotiate a contract for correctional healthcare services in Miami-Dade County, the Company’s budget for 2011 and the expected financial results for the Company for 2010.

On January 20, 2011, the members of the special negotiating committee met with Mr. O’Keefe and Mr. Miles in Nashville, Tennessee and conveyed the special negotiating committee’s position with respect to the valuation and resulting offer price for the Company in light of the committee’s view of an appropriate multiple of adjusted EBITDA, the impact of the Company’s being selected to negotiate a contract with Miami-Dade County, the Company’s budget for 2011 and the expected financial results for the Company for 2010. Mr. O’Keefe and Mr. Miles responded that, based in part on disagreements relating to certain assumptions made in the Company’s budget for 2011, they disagreed with the committee’s position regarding the valuation of the Company and resulting offer price, but needed to better understand the impact of the Company’s being selected to negotiate a contract with Miami-Dade County. The parties agreed to reconvene at a later date.

On January 28, 2011, Valitás delivered to the Company a letter containing a revised offer to acquire the Company for a per share purchase price of $25.50 in cash. The letter noted that the revised offer price represented an even higher premium to historical closing prices for the Company’s common stock than the initial offer price and that the revised offer continued to have low execution risk due to Valitás’ familiarity with the industry and the Company. The revised offer letter also contained a summary of certain key terms of the proposed sale of the Company consistent with the Valitás letter of December 16, 2010, except that the revised offer letter clarified that Valitás would discuss with Mr. Hallworth, Mr. Taylor and potentially other members of the Company’s senior management their potential roles with the combined company but that any such discussions would be entirely separate from discussions relating to the proposed sale of the Company as a whole, which was in no way conditioned upon reaching definitive agreements with any members of the Company’s senior management regarding their continued employment with the combined company. The letter was promptly circulated to all members of the Board.

On January 31, 2011, the Board convened by teleconference. All members of the Board participated, along with a representative of Bradley Arant and representatives of Signal Hill. The purpose of the meeting was to update the Board on the status of discussions with Valitás and to review the January 28, 2011 letter. Mr. Wright summarized the special negotiating committee’s conversation with Mr. O’Keefe and Mr. Miles on January 20, 2011 and the revised offer set forth in the January 28, 2011 letter. Signal Hill’s representatives noted that there were a number of non-financial terms in the revised Valitás offer that merited additional consideration and clarification, including (i) the key terms that would need to be incorporated into a proposed merger agreement (including go-shop provisions, non-solicitation provisions, termination fee and expense reimbursement provisions, etc.), (ii) the nature of Valitás’ proposed supplemental due diligence review, (iii) the terms of debt commitment letters for the debt financing used to support the funding of the aggregate purchase price, (iv) the need for a fairness opinion and (v) the expected timeline for the completion of the sale of the Company. As a result, the Board determined that the special negotiating committee should (a) discuss with Mr. O’Keefe the non-financial terms that required additional clarification before responding as to the adequacy or inadequacy of the $25.50 per share offer price and (b) remind Mr. O’Keefe that the Board had not made a decision to sell the Company.

On February 1, 2011, the members of the special negotiating committee had a telephone conversation with Mr. O’Keefe. Mr. Wright informed Mr. O’Keefe that the committee wanted to get additional clarification on a number of non-financial terms in the revised Valitás offer before responding as to the adequacy or inadequacy of the $25.50 per share offer price. Mr. Wright noted that these terms included (i) the key terms that would need to be incorporated into a proposed merger agreement (including go-shop provisions, non-solicitation provisions, termination fee and expense reimbursement provisions, etc.), (ii) the nature of Valitás’ proposed supplemental due diligence review, (iii) the terms of debt commitment letters for the debt financing used to support the funding of the aggregate purchase price, (iv) the need for a fairness opinion and (v) the expected timeline for the completion of the sale of the Company. Mr. O’Keefe expressed his strong desire to arrive at an agreed-upon offer price, subject to the receipt of appropriate respective fairness opinions, prior to undertaking substantial additional work with respect to the proposed sale of the Company. The parties also further discussed the continuing disagreements between the parties regarding certain assumptions made in the Company’s budget for 2011 and the potential impact on the Company’s valuation and resulting offer price. Ultimately, the special negotiating committee agreed to further discuss the revised Valitás offer internally and to contact Mr. O’Keefe at a later date.

Later on February 1, 2011, the members of the special negotiating committee reconvened by telephone and discussed the differences between the committee’s valuation of the Company and the resulting offer price and Valitás’ valuation of the Company and the resulting offer price. Following that discussion, Mr. Wright telephoned Mr. O’Keefe and again expressed the committee’s views regarding the valuation of the Company and the resulting offer price. Mr. O’Keefe indicated that Valitás would be willing to further increase its offer price from $25.50 to $26.00, but indicated that the $26.00 offer price represented Valitás’ best and final offer. Mr. Wright responded that he believed that the revised offer price of $26.00 would be viewed favorably by the special negotiating committee.

On February 8, 2011, members of senior management of Valitás, Mr. O’Keefe, Mr. Hallworth conducted a meeting in St. Louis, Missouri with lenders that were selected by Valitás to present proposals for providing debt financing for the proposed sale of the Company. A representative of Signal Hill also attended the meeting.

On February 10, 2011, Paul Hastings provided to Bradley Arant a draft merger agreement relating to the proposed sale of the Company. Among other things, the draft merger agreement contained (i) a go-shop period of 45 days following the execution of the agreement, with no exceptions for excluded parties thereafter, (ii) a condition requiring the Company to have a specified minimum cash balance on hand upon the completion of the transaction, (iii) no ability for the Company to declare a cash dividend for the quarter ended March 31, 2011 or thereafter pending the completion of the Merger, (iv) a $9.5 million termination fee payable to Valitás in connection with the termination of the agreement in certain circumstances and a $4.75 million termination fee payable to Valitás in connection with the termination of the agreement in certain circumstances, (v) a maximum $2.5 million expense reimbursement payable to Valitás in connection with the termination of the agreement in certain circumstances and (vi) provisions relating to the Company’s non-solicitation covenants, the Board’s ability to effect a recommendation change and the standard for determining whether the Company has experienced a material adverse effect that were generally favorable to Valitás. At the direction of the special negotiating committee and Signal Hill, representatives of Bradley Arant and Bass Berry & Sims PLC (“Bass Berry”), outside counsel for Signal Hill, conducted multiple negotiations and exchanged multiple drafts of the draft merger agreement with representatives of Paul Hastings over the following two weeks, repeatedly insisting that those terms be revised and ultimately reaching the more Company-favorable understandings set forth in the Merger Agreement, including (a) a go-shop period of 45 days following the execution of the agreement, with specified exceptions for excluded parties thereafter, (b) the elimination in its entirety of any condition requiring the Company to have a specified minimum cash balance upon the completion of the transaction, (c) the express ability for the Company to declare a cash dividend for the quarter ended March 31, 2011, (d) an $8.0 million termination fee payable to Valitás in connection with the termination of the agreement in certain circumstances and a $4.5 million termination fee payable to Valitás in connection with the termination of the agreement in certain circumstances, (e) a maximum $2.0 million expense reimbursement payable to Valitás in connection with the termination of the agreement in more limited circumstances than originally proposed and (f) provisions relating to the Company’s non-solicitation covenants, the Board’s ability to effect a recommendation change and the standard for determining whether the Company has experienced a material adverse effect that are generally favorable to the Company.

On February 15, 2011, the Company received drafts of debt commitment letters from Valitás.

On February 22 and 23, 2011, a regularly scheduled Board meeting was held. All members of the Board were present, along with Mr. King, a representative of Bradley Arant, a representative of Signal Hill, a representative of Bass Berry and representatives of Oppenheimer. The Board was provided with an update on the status of due diligence and negotiations pertaining to the draft merger agreement, including the material open issues remaining in the draft merger agreement. In particular, the representative of Signal Hill reviewed with the Board the go-shop provisions in the merger agreement, and the representative of Bradley Arant discussed how these provisions were important in light of the Board’s fiduciary duties and the fact that the Company would not have conducted an extensive market check prior to entering into the definitive merger agreement. Representatives of Oppenheimer provided a review of their preliminary analysis of the fairness, from a financial point of view, of the proposed Valitás offer price to the Company’s stockholders but were thereafter excused from the meeting without being asked to deliver a final fairness opinion while the draft merger agreement was still being negotiated. The management members of the Board, including Mr. Hallworth, Mr. Taylor and John McCauley (who was by then engaged in discussions with the Company, which discussions did not involve Valitás or its affiliates, to become the Company’s Chief Risk Officer), were then excused from the meeting. A representative of Bradley Arant and a representative of Bass Berry then reminded the non-management directors of their fiduciary duties in connection with their review of the proposed sale of the Company. A representative of Bradley Arant circulated and reviewed with the non-management directors a summary of all material terms of the then-current draft merger agreement. The non-management directors were informed that the Company’s due diligence review was still being finalized and the final terms of the draft merger agreement were still being negotiated but that the Board was currently scheduled to review and, if appropriate, vote on the proposed sale of the Company and the definitive merger agreement on February 28, 2011, subject to the recommendation of the special negotiating committee.

On February 23, 2011, a representative of Signal Hill met with the non-management directors to discuss the go-shop process, including a review of the proposed timeline, a list of potential bidders that Signal Hill was prepared to contact, a form of confidentiality agreement, a summary of data room access protocols and a sample marketing package to be used in the process of soliciting other potential bidders. The representative of Signal Hill reported that the extensive list of parties to be contacted included both strategic entities as well as private equity funds and other potential financial investors. The representative of Signal Hill indicated that Signal Hill would continue to solicit input from the Company’s senior management and the Board members as to any other potential interested bidders that they would recommend that Signal Hill contact during the go-shop period.

Between February 22 and 24, 2011, Mr. Wright had multiple telephone conversations with Mr. O’Keefe regarding certain terms being negotiated in the draft merger agreement, including the go-shop provisions, non-solicitation provisions, the condition requiring the Company to have a specified minimum cash balance on hand upon the completion of the transaction and provisions relating to the Company’s ability to declare a cash dividend for the quarter ending March 31, 2011.

On or about February 26, 2011, the parties finalized negotiation of substantially all of the provisions of the draft merger agreement and Valitás finalized the draft debt commitment letters with the Lenders. Copies of substantially final versions of the definitive Merger Agreement and debt commitment letters with the Lenders were promptly circulated to all members of the Board.

On February 28, 2011, a special telephonic meeting of the Board was held. All members of the Board participated, along with a representative of Bradley Arant, a representative of Signal Hill, a representative of Bass Berry and representatives of Oppenheimer. The Board was updated on certain due diligence issues that were still pending. Representatives of Oppenheimer updated the presentation they had made to the Board at its February 23, 2011 meeting. A representative of Bradley Arant summarized the material terms of the Merger Agreement, noting in each case any substantive differences from the summary of material terms previously circulated to and discussed with the Board at its February 23, 2011 meeting.

Effective March 1, 2011, Mr. McCauley, a member of the Board, was employed as the Chief Risk Officer of the Company and resigned from the Board. Following that date, Mr. McCauley did not attend or participate in any subsequent meetings of the Board or in any determinations or deliberations of the Board with respect to the Merger Agreement, the Merger or otherwise. Mr. McCauley’s transition to management resulted from discussions purely between the Company and Mr. McCauley.

On March 2, 2011, a special telephonic meeting of the Board was convened to consider the Merger Agreement and the Merger. All then current members of the Board (which no longer included Mr. McCauley) participated, along with a representative of Bradley Arant, representatives of Signal Hill, a representative of Bass Berry and representatives of Oppenheimer. At the meeting, the Board was informed that all due diligence items had been resolved. Representatives of Oppenheimer updated their previous discussion of the financial aspects of the Merger and the procedures that it had undertaken to evaluate the Per Share Merger Consideration from a financial point of view and responded to questions from the Board. At the conclusion of its presentation, Oppenheimer orally rendered its opinion to the Board, subsequently confirmed in writing, that as of March 2, 2011 and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the Per Share Merger Consideration to be received by holders of the shares of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (see the section entitled “The Merger — Opinion of the Financial Advisor to the Company” beginning on page 33). Thereafter, the special negotiating committee unanimously recommended to the Board that it approve the Merger Agreement and the Merger, declare the Merger Agreement and the Merger advisable, fair to and in the best interests of the Company and its stockholders and recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement. Following a full discussion regarding the material terms of the Merger Agreement, a review of the debt financing on the terms of the debt commitment letters obtained by Valitás which had been provided to each member of the Board in advance of the meeting, the recommendation of the special negotiating committee, the process that the Company, with the assistance of Signal Hill, would undertake during the go-shop period and the positive and negative factors bearing on whether the Merger Agreement and the Merger should be approved, the Board unanimously (i) approved the Merger Agreement and the Merger, (ii) determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders, (iii) recommended that the Company’s stockholders vote in favor of the adoption of the Merger Agreement and (iv) authorized the Company’s senior management to execute and deliver the Merger Agreement and any related agreements or instruments contemplated by the Merger Agreement.

On the evening of March 2, 2011, the Company, Valitás and Merger Sub executed the Merger Agreement.

On the morning of March 3, 2011, the Company and Valitás publicly announced the execution of the Merger Agreement by issuing separate press releases.

During the period from March 3, 2011 through the date of this proxy statement, under the supervision of the special negotiating committee, representatives of Signal Hill have contacted a range of parties (including both strategic entities as well as private equity funds and other potential financial investors) that they believed, based on size and business interests and input from the Board and the Company’s senior management, would be capable of, and may be interested in, completing an acquisition of the Company. As of the date of this proxy statement, Signal Hill has contacted 84 potential bidders, and one party has executed a confidentiality agreement to commence its diligence review and further analysis of a potential superior proposal. Due to the fact that the 45-day go-shop period remains ongoing, the special negotiating committee does not currently intend to provide additional details regarding the go-shop process. The special negotiating committee will disclose the additional material details of the go-shop process, if any, prior to the special meeting of stockholders or at such earlier time as may be appropriate based on the results of such process.

Recommendation of the Board; Reasons for the Merger

At a meeting held on March 2, 2011, the Board unanimously approved the Merger Agreement and the Merger, declared the Merger Agreement and the Merger to be fair to, advisable and in the best interests of the Company and our stockholders and resolved to recommend to the Company’s stockholders that the stockholders vote in favor of the adoption of the Merger Agreement. Accordingly, the Board unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

In reaching its conclusion regarding the fairness of the Merger Agreement to our stockholders, the Board consulted with and considered the advice of the Company’s outside financial advisors and legal counsel. In addition, the Board considered various factors, including the following, each of which the Board believes supported its conclusion, but which are not listed in any relative order of importance:

•	the Board’s review of historical and projected information concerning the Company’s business, financial performance and condition, results of operations, technological and competitive position, and business and strategic objectives;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock, as well as views of equity analysts regarding the Company;

•	the fact that the Per Share Merger Consideration to be paid pursuant to the Merger Agreement constitutes a significant premium over the market price of our common stock, including:

•	a premium of 48.7% over the closing price of our common stock on the trading day immediately prior to the announcement of the Merger;

•	a premium of approximately 47.4% over the average closing price of our common stock for the 30 calendar days prior to announcement of the Merger;

•	a premium of approximately 54.2% over the average closing price of our common stock for the 60 calendar days prior to announcement of the Merger;

•	a premium of approximately 60.5% over the average closing price of our common stock for the 90 calendar days prior to announcement of the Merger;

•	the Board’s belief that the Per Share Merger Consideration to be paid pursuant to the Merger Agreement represents the highest consideration that Valitás was willing to pay and the highest per share value reasonably obtainable, in each case, as of the date of the Merger Agreement;

•	the Board’s belief that the Merger will result in greater value to our stockholders than the value that could be generated from other strategic alternatives available to us, including the option of remaining independent and pursuing our current strategic plan or making strategic acquisitions, taking into account the potential risks and uncertainties associated with each of such alternatives as compared to the liquidity and certainty of value provided by the Per Share Merger Consideration to be paid to our stockholders pursuant to the Merger Agreement;

•	the terms of the Merger Agreement, which were the product of arm’s-length negotiations between a special negotiating committee of the Board consisting solely of non-management members of the Board and our advisors, on the one hand, and Valitás and its advisors, on the other hand, including, without limitation:

•	the representations and warranties made by each of us, Valitás and Merger Sub;

•	that the completion of the Merger is not subject to a financing condition;

•	that Valitás obtained debt commitment letters for the aggregate Per Share Merger Consideration to be paid to the holders of the Company’s common stock pursuant to the Merger Agreement and that Valitás is obligated to use its reasonable best efforts to obtain the debt financing contemplated by such debt commitment letters;

•	that the Merger Agreement permits us to seek specific performance by Valitás and Merger Sub of their obligations under the Merger Agreement;

•	that the Merger Agreement (i) provides for a post-signing go-shop period, during which we may, subject to certain requirements, solicit alternative proposals, (ii) allows us to respond to solicitations from third parties, subject to certain requirements, after the go-shop period and (iii) at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, allows us, subject to certain requirements, to terminate the Merger Agreement to accept a superior proposal upon payment of a termination fee and reimbursement of certain expenses, all of which the Board believed were important in ensuring the Merger would be substantively fair to our stockholders (see the section entitled “The Merger Agreement — Acquisition Proposals by Third Parties” beginning on page 60); and

•	that the standard for measuring whether an event or circumstance would result in a “Company Material Adverse Effect” is highly favorable to the Company, making it less likely that adverse events or circumstances will threaten the completion of the Merger (see the section entitled “The Merger Agreement — Representation and Warranties” beginning on page 56);

•	the Board’s belief that the termination fee and expense reimbursement provisions in the Merger Agreement (see the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 70) (i) are reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger, (ii) are within the range of similar precedent transactions and (iii) would not prevent a competing acquisition proposal;

•	the fact that the Merger is subject to the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof);

•	the likelihood that the Merger would be completed based on, among other things (not necessarily in order of relative importance):

•	the terms of the debt commitment letters obtained by Valitás and the reputation of the sources of the associated debt financing which, in the reasonable judgment of the Board, increases the likelihood of such financing being completed;

•	Valitás’ familiarity with the Company and the industry in which the Company operates; and

•	the absence of any material risk that any governmental authority would prevent or materially delay the completion of the Merger under any antitrust law;

•	the fact that the Per Share Merger Consideration to be paid to holders of our common stock pursuant to the Merger Agreement will provide our stockholders with immediate and certain fair value, in cash, for their shares of our common stock, while avoiding long-term business risk;

•	the fact that all of the Company’s stockholders will receive the same consideration in exchange for their shares of our common stock pursuant to the Merger Agreement;

•	the fact that our stockholders who do not vote in favor of the Merger and who otherwise comply with the requirements of Delaware law may seek appraisal of the fair value of their shares under Delaware law;

•	the oral opinion of Oppenheimer rendered to the Board on March 2, 2011 and subsequently confirmed in writing, to the effect that, as of that date, based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the Per Share Merger Consideration to be received by holders of shares of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The summary of Oppenheimer’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix B to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Oppenheimer in rendering its opinion; and

•	the unanimous recommendation by the special negotiating committee to the Board that the Board approve the Merger Agreement and the Merger, declare the Merger Agreement and the Merger advisable, fair to and in the best interests of the Company and its stockholders and recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

The Board also considered various potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	the fact that the Merger Agreement contains certain provisions that may discourage a third party from making a superior proposal to acquire the Company, including:

•	restrictions on our ability to solicit, initiate or encourage third-party acquisition proposals after the expiration of the go-shop period; and

•	the requirement that we pay a termination fee of $4.5 million, plus up to $2.0 million of Valitás’ documented transaction expenses, or $8.0 million, plus up to $2.0 million of Valitás’ documented transaction expenses, if the Merger Agreement is terminated under specified circumstances;

•	the fact that the Merger Agreement requires that we pay up to $2.0 million in documented out-of-pocket expenses to Valitás in the event that the Merger Agreement is terminated by Valitás because there has been any breach by us of any representation, warranty or covenant made by us in the Merger Agreement, or any such representation or warranty shall have become inaccurate, in each case such that the associated condition to Valitás’ obligation to complete the Merger would not be satisfied, and such breach or inaccuracy is either not curable prior to August 31, 2011 or, if curable, shall not have been cured prior to August 31, 2011;

•	the fact that the Per Share Merger Consideration will generally be taxable to our stockholders for U.S. federal income tax purposes;

•	the time and effort involved in seeking to complete the Merger, including the risk of diverting management’s attention from other strategic priorities;

•	potential attrition of customers, employees and vendors following announcement of the Merger Agreement;

•	the fact that, following the Merger, our stockholders will not have any interest in our future earnings or growth;

•	the fact that, while we expect the Merger will be completed, there can be no assurances that all conditions to the parties’ obligations to complete the Merger Agreement will be satisfied, including receipt of regulatory approvals and, as a result, the Merger may not be completed;

•	the risk that the debt financing contemplated by the debt commitment letters obtained by Valitás may not be obtained and that, despite the fact that the completion of the Merger is not subject to a financing condition, the completion of the Merger may not occur in a timely manner or at all as a result;

•	the restrictions on the conduct of our business contained in the Merger Agreement, which may limit our ability to expand our business while the Merger is pending; and

•	the substantial costs to be incurred in seeking to complete the Merger.

The foregoing discussion addresses the material factors considered by the Board in its consideration of the Merger Agreement and the Merger, but is not exhaustive and does not present all of the factors considered by the Board. In light of the number and variety of factors and the amount of information considered, the Board did not find it practicable to quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the Board may have given different weights to different factors. The determination to unanimously approve the Merger Agreement and the Merger was made after consideration of all of the relevant factors as a whole, and the Board based its ultimate decision to unanimously approve the Merger Agreement and the Merger on its business judgment that the benefits of the Merger to our stockholders outweighed the potential risks and other potentially negative aspects of the Merger.

Opinion of the Financial Advisor to the Company

The Board engaged Oppenheimer to render an opinion to the Board in connection with the Merger. In connection with this engagement, Oppenheimer evaluated the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of our common stock pursuant to the Merger Agreement. On March 2, 2011, at a meeting of the Board held to evaluate the Merger, Oppenheimer rendered to the Board its oral opinion, which was confirmed by delivery of its written opinion dated March 2, 2011, to the effect that, as of that date and based on and subject to the limitations, qualifications and assumptions set forth in the written opinion, the Per Share Merger Consideration to be received by holders of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Oppenheimer, dated March 2, 2011, which sets forth among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Oppenheimer in rendering its opinion, is attached to this proxy statement as Appendix B. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Oppenheimer’s opinion was directed to the Board (in its capacity as such) and addresses only the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement, as of the date of the opinion. Oppenheimer’s opinion does not address any other aspect of the Merger. Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of the Company to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Oppenheimer’s opinion does not constitute a recommendation as to how any stockholder vote at the special meeting or whether any stockholder should take any other action with respect to the Merger. The summary of Oppenheimer’s opinion described below is qualified in its entirety by reference to the full text of the opinion.

We encourage you to read the opinion of Oppenheimer described above carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with such opinion.

In arriving at its opinion, Oppenheimer:

•	reviewed the execution version, dated March 2, 2011, of the Merger Agreement;

•	reviewed publicly available audited financial statements of the Company for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 and unaudited financial statements of the Company for the year ended December 31, 2010;

•	reviewed financial projections relating to the Company prepared by senior management of the Company;

•	reviewed historical market prices and trading volumes for the Company’s common stock;

•	held discussions with the senior management of the Company with respect to the business, financial condition, operating results and future prospects of the Company;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating the Company;

•	reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the Merger;

•	analyzed the estimated present value of future cash flows of the Company based on financial projections and budgets prepared by the management of the Company;

•	reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions that Oppenheimer deemed relevant in evaluating the Merger;

•	reviewed other public information concerning the Company that Oppenheimer deemed relevant; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of the financial and other information provided to or discussed with Oppenheimer by the Company and its management, employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the financial projections relating to the Company utilized in its analyses, Oppenheimer assumed, at the direction of the Company’s management and with the Company’s consent, without independent verification or investigation, that such projections were reasonably prepared on bases reflecting the best available information, estimates and judgments of the Company’s management as to the future financial condition and operating results of the Company. Representatives of the Company advised Oppenheimer, and Oppenheimer therefore assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the execution form of the Merger Agreement reviewed by Oppenheimer. Oppenheimer also assumed, with the Company’s consent, that the Merger would be completed in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the Merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company.

Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of the Company or the price at which shares of the Company’s common stock would trade at any time. Oppenheimer also expressed no view as to, and its opinion did not address, the solvency of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the Merger (other than the Per Share Merger Consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Merger Consideration. In addition, Oppenheimer expressed no view as to, and its opinion did not address, the Company’s underlying business decision to proceed with or effect the Merger nor did its opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Oppenheimer’s opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion.

Except as described above, the Company imposed no other instructions or limitations on Oppenheimer with respect to the investigations made or the procedures followed by it in rendering its opinion. This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, most of which are beyond the Company’s control. No company, business or transaction used in the analyses is identical to the Company or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiation between a special negotiating committee of the Board consisting solely of non-management members of the Board and its advisors, on the one hand, and Valitás and its advisors, on the other hand, and the decision to enter into the Merger Agreement was solely that of the Board and Valitás. Oppenheimer’s opinion and financial presentation were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board with respect to the Merger or the Per Share Merger Consideration.

The following is a summary of the material financial analyses reviewed with the Board in connection with Oppenheimer’s opinion dated March 2, 2011. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the corresponding financial analyses. Considering the data in the tables below without considering the full narrative description of the corresponding financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Selected Companies Analysis

Oppenheimer reviewed the financial and stock market information of the Company and the following seven publicly held companies with operations in the outsourced physician services/alternative site industry and the

Medicaid managed care industry, which are sectors of healthcare that have a number of comparable characteristics to the industry in which the Company operates. The companies listed below are referred to as the “selected companies.”

•	AMERIGROUP Corp.

•	Centene Corp.

•	IPC The Hospitalist Co. Inc.

•	Mednax Inc.

•	Molina Healthcare Inc.

•	Team Health Holding Inc.

•	The Providence Service Corp.

Oppenheimer reviewed, among other things, the enterprise values of the selected companies, calculated as each selected company’s fully diluted market value based on closing stock prices on March 1, 2011, plus total debt and less cash and other adjustments as multiples of adjusted EBITDA, excluding certain non-recurring charges for calendar year 2010 and estimated calendar year 2011. For purposes of Oppenheimer’s analysis of historical EBITDA, adjustments were made to exclude corporate restructuring expenses and audit committee investigation expenses. In addition, for purposes of Oppenheimer’s analysis of projected EBITDA, further adjustments were made to reflect managements’ estimates of the potential incremental effect if the Company successfully negotiated a contract with Miami-Dade County. Oppenheimer also reviewed the closing stock prices of the selected companies on March 1, 2011, as multiples of net income measured over estimates for calendar years 2011 and 2012, per fully diluted share outstanding of the selected companies, referred to as EPS. Oppenheimer then applied (i) a range of selected multiples of 2010 EBITDA and estimated 2011 EBITDA of 6.9x to 9.4x and 6.9x to 9.3x, respectively and (ii) a range of selected multiples of estimated 2011 EPS and estimated 2012 EPS of 12.2x to 16.5x and 11.1x to 15.0x, respectively, derived from the selected companies to corresponding data of the Company. Financial data for the selected companies was based on certain publicly available research analysts’ estimates, public filings and other publicly available information. Financial data for the Company was based on publicly available information and the financial projections relating to the Company prepared by the Company’s senior management team. This analysis indicated the following implied per share equity value reference range for the Company, as compared to the Per Share Merger Consideration:

Implied Per Share Equity Reference Range	Per Share Merger Consideration

$20.10 — $26.26	$26.00

Selected Transaction Analysis

Oppenheimer reviewed the transaction values of the following nine transactions involving companies with operations in the physician services/alternative site industry and the Medicaid managed care industry, which are sectors of healthcare that have a number of comparable characteristics to the industry in which the Company operates:

Announcement Date	Target	Acquiror

2/14/2011	Emergency Medical Services	Clayton, Dubilier & Rice
2/8/2011	RehabCare Group	Kindred Healthcare
8/16/2010	Res-Care Inc.	Onex Corp.
8/31/2009	Just Care, Inc.	The GEO Group
2/19/2008	TLC Health Care Services	Amedisys, Inc.
3/22/2006	National Mentor Holdings	Vestar Capital Partners
5/3/2006	Symphony Health Services	RehabCare Group
1/5/2006	The Healthfield Group	Gentiva Health Services
10/13/2005	Team Health, Inc.	Blackstone Group L.P.

Oppenheimer reviewed, among other things, transaction values, calculated as the purchase price paid for the target companies in the selected transactions, plus debt, less cash and other adjustments, as a multiple of such target companies’ latest 12 months EBITDA publicly available at the time of the announcement of the relevant transaction. Oppenheimer then applied a range of selected multiples of latest 12 months EBITDA of 7.7x to 10.4x derived from the selected transactions to the Company’s 2010 adjusted EBITDA to determine per share equity reference ranges. Financial data for the selected transactions were based on publicly available information at the time of the announcement of the relevant transaction. Financial data for the Company was based on publicly available information and financial data provided by the Company’s management team. This analysis indicated the following implied per share equity value reference range for the Company as compared to the Per Share Merger Consideration:

Implied Per Share Equity Reference Range	Per Share Merger Consideration

$22.01 — $27.91	$26.00

Discounted Cash Flow Analysis

Oppenheimer performed a discounted cash flow analysis on the Company calculating the estimated present value of the unlevered, after-tax free cash flow that the Company was forecasted to generate during fiscal year 2011 through fiscal year 2015 based on financial projections prepared by the Company’s senior management. Oppenheimer calculated terminal values for the Company by applying a range of terminal value EBITDA multiples of 6.0x to 8.0x to the Company’s fiscal year 2015 estimated adjusted EBITDA. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 12.5% to 14.5%, reflecting estimates of the Company’s weighted average cost of capital using the capital asset pricing model and assuming that the selected companies’ average capital structure represents the optimal capital structure. This analysis indicated the following implied per share equity reference ranges for the Company, as compared to the Per Share Merger Consideration:

Implied Per Share Equity Reference Range	Per Share Merger Consideration

$21.50 — $26.76	$26.00

Other Factors

Oppenheimer also reviewed, for informational purposes, certain other factors, including:

•	the premiums paid in certain all-cash transactions in the United States with total equity values between $125 million and $375 million announced between January 1, 2005 and March 1, 2011 (a selected range derived from corresponding pre-announcements periods for such transactions of which, when applied to the closing prices of the Company’s common stock one day, one week and one month prior to March 1, 2011, indicated an implied per share equity value reference range for the Company of approximately $19.95 to $25.02 per share); and

•	historical trading prices of the Company common stock from March 1, 2010 through March 1, 2011.

Miscellaneous

The Company agreed to pay Oppenheimer an aggregate fee of $575,000 in connection with the delivery of Oppenheimer’s opinion, a portion of which was payable upon Oppenheimer’s engagement and the remainder of which was payable upon delivery of the opinion. The Company also agreed to reimburse Oppenheimer for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under U.S. federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of the Company for Oppenheimer’s and its affiliates’ own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The Company selected Oppenheimer to act as its financial advisor in connection with the Merger based on Oppenheimer’s reputation and experience and its familiarity with the Company and its business. Oppenheimer is an internationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with mergers and acquisitions, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer.

Certain Financial Projections and Other Information

Other than the annual guidance that we historically have made publicly available on a quarterly basis, we do not as a matter of course make public projections as to our anticipated future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, we provided to Valitás and intend to provide to other interested parties during the go-shop period certain non-public financial projections in connection with its and their due diligence review of the Company. We also provided these internal financial projections to the Board and our financial and legal advisors. We have included below a summary of these projections to give our stockholders access to certain non-public information that was furnished to third parties and was considered by Oppenheimer and by the Board for purposes of evaluating the Merger.

	Year Ending December 31,(1)
	2011	2012	2013	2014	2015
	($ in Millions)

Revenue	$641.5	$670.4	$700.5	$732.1	$765.0
Revenue growth over prior year	0.3%	4.5%	4.5%	4.5%	4.5%
Healthcare expenses(2)	582.2	609.1	637.0	666.5	697.3
Gross profit(2)	$59.3	$61.3	$63.5	$65.6	$67.7
Gross profit as a percentage of revenue(2)	9.2%	9.1%	9.1%	9.0%	8.8%
Selling, general and administrative expenses(2)	32.0	32.7	33.9	35.0	36.1
Adjusted EBITDA(2)	$27.3	$28.6	$29.6	$30.6	$31.6
Adjusted EBITDA as a percentage of revenue(2)	4.3%	4.3%	4.2%	4.2%	4.1%
Capital expenditures	5.0	4.5	4.0	3.5	3.0
Adjusted EBITDA less capital expenditures(2)	$22.3	$24.1	$25.6	$27.1	$28.6

(1)	Assumes no material contract wins or losses and excludes the estimated effects of the Company’s potential contract with Miami-Dade County.

(2)	Excludes stock-based compensation expenses.

For purposes of Oppenheimer’s analysis of projected adjusted EBITDA, Oppenheimer relied on the projections provided by the Company’s senior management as set forth above, in each case adjusted to include senior management’s estimates of (i) the effects of the Company’s potential contract with Miami-Dade County, including estimated annual revenue increases of $65.0 million for each of the years ending December 31, 2012, 2013, 2014 and 2015 and $32.5 million for the year ending December 31, 2011 (assuming a partial year of performance under such contract) and (ii) stock-based compensation expenses of $1.4 million for the years ending December 31, 2011, 2012 and 2013, $1.5 million for the year ending December 31, 2014 and $1.6 million for the year ending December 31, 2015. The aggregate effect of such inclusions for purposes of Oppenheimer’s analysis resulted in annual increases in adjusted EBITDA ranging from approximately $0.1 million to approximately $4.6 million throughout the period from the year ending December 31, 2011 through the year ending December 31, 2015.

The projections set forth above were prepared for internal use only and not with a view to public disclosure and are being included in this proxy statement only because the projections were used by Oppenheimer as a component of its financial analysis for the Board, and because the projections were provided to Valitás and will be provided to other interested parties during the go-shop period during the course of our discussions and negotiations regarding potential transactions, including the Merger. The revenue, gross profit and adjusted EBITDA figures in the table above do not include projections for stock-based compensation expenses. It is impracticable to project such metrics and we are not able to provide a quantitative reconciliation to the nearest equivalent financial metrics calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) without unreasonable efforts. The projections were not prepared with a view to compliance with the rules and regulations of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our registered public accounting firm has not examined, compiled or otherwise applied procedures to the projections and accordingly assumes no responsibility for them. The projections have been prepared by, and are solely the responsibility of, our senior management. The inclusion of the projections in this proxy statement should not be regarded as an indication that these projections will be predictive of actual future results, and the projections should not be relied upon as such. Neither we nor any other person make or makes any representation to any of our stockholders regarding our ultimate performance compared to the information contained in the projections set forth above. Although presented with numerical specificity, the projections are not fact and reflect numerous assumptions and estimates as to future events made by our senior management that our senior management believed were reasonable at the time the projections were prepared. The projections also involve estimates and prediction of senior management relating to other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and most of which are beyond the control of our management. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the Merger or any changes to our operations or strategy that may be implemented after the completion of the Merger. Further, the projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate in that context. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially different from those reflected in the projections. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projections are shown to be in error. The projections are forward-looking statements, which as discussed earlier in this proxy statement involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of the Board, you should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. These interests, which are described below, may present them with potential conflicts of interest. The Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and in recommending that our stockholders vote in favor of adoption of the Merger Agreement.

Employment Agreement between Rich Hallworth and Valitás

On March 2, 2011, Valitás entered into an employment agreement with Rich Hallworth, our President and Chief Executive Officer, which will become effective upon and is subject to the completion of the Merger. Mr. Hallworth’s employment agreement and the terms thereof were negotiated independently between Mr. Hallworth and his personal legal counsel, on the one hand, and Valitás and its outside legal counsel, on the other hand, and no member of the Board (other than Mr. Hallworth) was a party to such negotiations. In the event the Merger is completed, Mr. Hallworth’s new employment agreement will supersede and replace the employment agreement between the Company and Mr. Hallworth. The principal terms of the employment agreement between Mr. Hallworth and Valitás are set forth below:

Employment.  Mr. Hallworth will serve as the Chief Executive Officer of Valitás and will also be appointed to serve as a member of the Board of Directors of Valitás.

Base Salary.  Mr. Hallworth will be entitled to receive an annual base salary of $571,000, which is equal Mr. Hallworth’s current annual base salary. Mr. Hallworth’s annual base salary may be increased, but not decreased, in the discretion of the Board of Directors of Valitás.

Incentive Bonus.  Mr. Hallworth is eligible to participate in Valitás’ annual incentive bonus plan, with a target incentive bonus of 70% of his base salary, which is equal to Mr. Hallworth’s current target incentive bonus. Mr. Hallworth’s target incentive bonus is measured against predetermined goals or performance objectives as established by the Board of Directors of Valitás.

Without Cause or Good Reason Termination Benefits.  In the event that Mr. Hallworth’s employment is terminated by Valitás without cause or by Mr. Hallworth for good reason, Mr. Hallworth will be entitled to receive, among other things (i) a lump sum payment equal to two times his base salary at the time of termination, (ii) a payment equal to the pro-rated annual incentive bonus, if any, that Mr. Hallworth would have earned for the year in which his termination occurs, based on the number of days employed or such other basis as is reasonably determined by Valitás and (iii) continued medical and life insurance coverage for two years after the date of termination, provided that Mr. Hallworth elects to continue and remains eligible for benefits under COBRA and does not become eligible to enroll in other group medical coverage during those two years.

Pre-March 10, 2012 or Change in Control Termination Benefits.  In the event that Mr. Hallworth’s employment is terminated without cause or if Mr. Hallworth resigns with or without good reason (i) prior to March 10, 2012 or (ii) if there is a change in control of Valitás prior to the third anniversary of the effective date of the Merger, during the period beginning on the date of such sale and ending on the earlier of the day before the first anniversary of such sale and the 70th calendar day following the calendar year in which the change in control occurred, then Mr. Hallworth will be entitled to receive, among other things, (x) continued medical and life insurance coverage for two years after the date of termination, provided that Mr. Hallworth elects to continue and remains eligible for benefits under COBRA and does not become eligible to enroll in other group medical coverage during those two years, (y) a lump sum payment equal to 200% of the greater of the incentive bonus that Mr. Hallworth would have earned for the current fiscal year or 50% of his base salary as of the termination date and (z) a lump sum severance payment equal to two times his base salary at the time of termination.

Put Option.  If, prior to March 10, 2012, Mr. Hallworth resigns with or without good reason or Valitás terminates Mr. Hallworth’s employment without cause, Mr. Hallworth will have the right to cause Valitas Equity to purchase, at fair market value, certain equity interests in Valitás Equity held by Mr. Hallworth. As of the date of this proxy statement, Mr. Hallworth does not hold any equity interest in Valitás or Valitás Equity. Likewise, while no written agreements have been reached with respect thereto, the Company understands that the only equity interests that Mr. Hallworth is anticipated to hold in Valitás or Valitás Equity following the completion of the Merger will collectively represent (assuming the vesting in full of all equity interests, which is in no way guaranteed) a fully diluted ownership percentage in Valitás Equity of approximately 2.77%.

Restrictive Covenants.  Mr. Hallworth will be subject to non-competition and non-solicitation covenants during his employment with Valitás and for two years thereafter. During such period, Mr. Hallworth may not, directly or indirectly (i) in any manner engage in any business in the United States or applicable foreign jurisdictions which competes with the business of Valitás or its subsidiaries, (ii) induce or attempt to induce any employee of Valitás or a subsidiary of Valitás to leave the employ of Valitás or such subsidiary, (iii) hire any person who was an employee of Valitás or a subsidiary of Valitás at any time during the 12-month period prior to Mr. Hallworth’s resignation or termination or (iv) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Valitás or any subsidiary of Valitás to cease doing business with Valitás or such subsidiary, or otherwise intentionally interfere with the relationship between a customer, supplier, licensee or business relation and Valitás or any of its subsidiaries.

Termination of the Merger Agreement.  In the event that the Merger Agreement is terminated for any reason prior to the completion of the Merger, including in the event that we terminate the Merger Agreement in order to accept a superior proposal (see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 68), Mr. Hallworth’s employment agreement with Valitás will automatically terminate and be of no further force or effect. As a result, Mr. Hallworth would not be precluded by his employment agreement with Valitás, or otherwise, from accepting alternative employment with a third party in connection with a superior proposal, if any.

Severance Payments

Rich Hallworth.  Pursuant to the Company’s employment agreement with Mr. Hallworth, if Mr. Hallworth is terminated as a result of death or disability or without cause, or Mr. Hallworth resigns for good reason or, within one year following a change in control (which includes the Merger) but not later than the tenth day of the third month following the year in which the change in control occurs, resigns his employment for any reason or is terminated by the Company for any reason, then Mr. Hallworth is entitled to, among other things (i) a lump sum severance payment equal to 200% of the greater of (a) the incentive compensation that he could have earned under the Company’s annual incentive plan based on projections of the Company’s then current financial results throughout the remainder of the fiscal year or (b) 50% of his base salary as of the termination date, (ii) a lump sum payment equal to two times his annual base salary as of the termination date which, based on Mr. Hallworth’s current base salary, is equal to $1,142,000 and (iii) COBRA reimbursement payments for 18 months or until Mr. Hallworth is eligible to receive coverage under another employer’s health plan. Assuming the Merger is completed, the terms of Mr. Hallworth’s new employment agreement with Valitás will supersede and replace the terms of the Company’s employment agreement with Mr. Hallworth, including the foregoing severance provisions.

Michael W. Taylor.  Pursuant to the Company’s employment agreement with Michael W. Taylor, the Company’s Executive Vice President and Chief Financial Officer, if Mr. Taylor is terminated as a result of death or disability or without cause, or Mr. Taylor resigns for good reason or, within one year following a change in control (which includes the Merger) but not later than the tenth day of the third month following the year in which the change in control occurs, resigns his employment for any reason or is terminated by the Company for any reason, then Mr. Taylor is entitled to, among other things (i) a lump sum severance payment equal to 200% of the greater of (a) the incentive compensation that he could have earned under the Company’s annual incentive plan based on projections of the Company’s then current financial results throughout the remainder of the fiscal year or (b) 50% of his base salary as of the termination date, (ii) a lump sum payment equal to two times his annual base salary as of the termination date which, based on Mr. Taylor’s current base salary, is equal to $840,000 and (iii) COBRA reimbursement payments for 18 months or until Mr. Taylor is eligible to receive coverage under another employer’s health plan.

Jonathan B. Walker.  Pursuant to the Company’s employment agreement with Jonathan Walker, the Company’s Senior Vice President and Chief Development Officer, if Mr. Walker is not offered continuation of his employment following a change in control (which includes the Merger) or is terminated without cause or as a result of death or disability, Mr. Walker will be entitled to, among other things, continuation of his monthly base salary for one year following the termination date which, based on Mr. Walker’s current base salary, is equal to $270,000.

Carl J. Keldie, M.D.  Pursuant to the Company’s employment agreement with Carl Keldie, the Company’s Chief Medical Officer, if Dr. Keldie is not offered continuation of his employment following a change in control (which includes the Merger) or is terminated without cause or as a result of death or disability, Dr. Keldie will be entitled to, among other things, continuation of his bi-weekly base salary for one year following the termination date which, based on Dr. Keldie’s current base salary, is equal to $361,000.

J. Scott King.  Pursuant to the Company’s employment agreement with J. Scott King, the Company’s Chief Legal Officer, if Mr. King is not offered continuation of his employment following a change in control (which includes the Merger) or is terminated without cause or as a result of death or disability, Mr. King will be entitled to, among other things, continuation of his bi-weekly base salary for one year following the termination date which, based on Mr. King’s current base salary, is equal to $235,000.

John C. McCauley.  Pursuant to the Company’s employment agreement with John McCauley, the Company’s Chief Risk Officer, if Mr. McCauley is not offered continuation of his employment following a change in control (which includes the Merger) or is terminated without cause or as a result of death or disability, Mr. McCauley will be entitled to, among other things, continuation of his bi-weekly base salary for one year following the termination date which, based on Mr. McCauley’s current base salary, is equal to $250,000.

On March 4, 2011 a purported class action lawsuit was filed on behalf of the Company’s stockholders in the Chancery Court for Davidson County, Tennessee, docketed as Colleen Witmer, individually and on behalf of all others similarly situated, v. America Service Group Inc., Valitás Health Services, Inc., Whiskey Acquisition Corp., Burton C. Einspruch, William M. Fenimore, Jr., John W. Gildea, Richard Hallworth, John C. McCauley, Michael W. Taylor, and Richard D. Wright, Case No. 11-0300-IV. One of the allegations in the lawsuit is that Mr. McCauley, a former director of the Company, made the transition to become the Company’s Chief Risk Officer as a result of an arrangement or understanding with Valitás. Mr. McCauley’s transition to management resulted from discussions purely between the Company and Mr. McCauley.

Table of Severance Payments

The following tables set forth potential payments payable to our executive officers in the event of termination of such executive’s employment. Except where otherwise indicated, the amounts shown assume that such termination was effective as of March 31, 2011. The actual amounts that would be paid out to any given executive can only be determined at the time of the termination of such executive’s employment with the Company.

	Upon Termination without Cause or Termination following a Change in Control(6)
						Accelerated
						Vesting of Stock
				Severance	Continuation of	Options and
	Severance Payment -		Sick Payment	Payment - Bonus	Insurance Benefits	Restricted
Name	Base Salary ($)		($)	($)	($)(4)	Stock ($)(5)

Richard Hallworth	1,142,000	(1)	—	571,000 (3)	16,432	1,188,945
Michael W. Taylor	840,000	(1)	—	420,000 (3)	10,368	647,381
Jonathan B. Walker	270,000	(2)	—	—	—	175,380 (7)
Carl J. Keldie, M.D.	361,000	(2)	—	—	—	231,748 (7)
J. Scott King	235,000	(2)	—	—	—	227,380 (7)
John C. McCauley	250,000	(2)	—	—	—	136,934 (7)

(1)	Amount to be paid out in a lump sum as of the termination date.

(2)	Base salary is to be continued for one year following the termination date.

(3)	Amount is calculated at 100% of Messrs. Hallworth and Taylor’s base salary, respectively, to be paid out in a lump sum.

(4)	Consists of group health insurance coverage as applicable. The value is based upon the type of insurance coverage we carried for each executive officer as of March 31, 2011 and is valued at the premiums in effect on March 31, 2011.

(5)	Accelerated vesting of stock option amounts are calculated as the difference between the Per Share Merger Consideration and the respective exercise prices of in-the-money stock options, multiplied by the number of unvested shares of Company common stock underlying such stock options. Accelerated vesting of restricted stock amounts are calculated based on the amount of nonvested restricted shares at March 31, 2011 and the Per Share Merger Consideration.

(6)	Messrs. Hallworth and Taylor have additional provisions in their employment agreements with the Company that gives them the ability to terminate their employment with good reason or within one year following a change in control (which includes the Merger) but not later than the tenth day of the third month following the year in which the change in control occurs and receive the same benefits as listed in this table.

(7)	Accelerated vesting of restricted stock amounts is included due to the provisions in each respective employee stock grant certificate rather than the individual employment agreements.

Ownership of the Company Stock, Stock Options and Other Equity Awards

Our directors and executive officers own shares of Company common stock and, like our other stockholders, will be entitled to receive the Per Share Merger Consideration for their shares (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 73).

In addition, our directors and executive officers hold options to purchase shares of Company common stock and shares of restricted stock. Like the other holders of Company stock options, our directors and executive officers will be entitled to receive cash in exchange for the cancellation of their vested and currently unvested stock options pursuant to the terms of the Merger Agreement. Like the shares of Company restricted stock held by other holders, all restrictions on shares of restricted stock held by our directors and officers will accelerate and lapse immediately prior to the effective time of the Merger and will entitle the holder to receive the applicable Per Share Merger Consideration.

Assuming the Merger had been completed as of the date of this proxy statement, our directors and executive officers would receive the following amounts, less any applicable withholding taxes, in connection with the shares of common stock, vested and currently unvested stock options and shares of restricted stock they beneficially own as of the date of this proxy statement:

	Cash to be
	Received
	for Company	Cash to be	Cash to be
	Common	Received	Received
	Stock	for Company	for Company
	Beneficially	Stock	Restricted	Total
Name	Owned ($)	Options ($)	Shares ($)	Consideration ($)

Burton C. Einspruch, M.D.	493,566	184,473	136,934	814,973
Director
William M. Fenimore, Jr.	435,066	—	136,934	572,000
Director
John W. Gildea	383,066	—	136,934	520,000
Director
John C. McCauley	370,066	—	136,934	507,000
Chief Risk Officer and former Director
Richard D. Wright	1,525,194	92,106	162,934	1,780,234
Director, Chairman
Rich Hallworth	791,743	2,010,790	260,867	3,063,400
President, Chief Executive Officer and Director
Michael W. Taylor	801,996	1,264,294	130,000	2,196,290
Executive Vice President, Chief Financial Officer and Director
Jonathan B. Walker	172,120	149,380	26,000	347,500
Senior Vice President and
Chief Development Officer
Carl J. Keldie, M.D.	767,945	552,628	82,333	1,402,906
Chief Medical Officer of PHS
J. Scott King	230,048	209,350	78,000	517,398
Senior Vice President and
Chief Legal Officer

Indemnification

The Merger Agreement provides that all rights to indemnification and expense advancement existing in favor of our and our subsidiaries’ current and former directors and officers contained in our and our subsidiaries’ current charter or other organizational documents or certain indemnification agreements with respect to matters occurring at or before the effective time of the Merger will continue, subject to requirements relating to undertakings to repay advanced expenses in certain circumstances. In addition, pursuant to the Merger Agreement Valitás or the surviving corporation is required to purchase and maintain directors’ and officers’ “tail” insurance covering a period of six years following the effective time of the Merger and providing coverage that is no less favorable than the Company’s current directors’ and officers’ liability insurance, subject to certain exceptions (see the section entitled “The Merger Agreement — Indemnification of Directors and Officers; Insurance” beginning on page 64).

Financing of the Merger

We and Valitás anticipate that the total funds needed to complete the Merger, including the funds needed to:

•	pay our stockholders and holders of options to purchase shares of our common stock the amounts due to them pursuant to the Merger Agreement;

•	repay or refinance certain existing indebtedness (including any accrued interest) and backstop, rollover or cash-collateralize existing letters of credit of the Company and Valitás; and

•	pay all fees and expenses (including original issue discount and costs related to the retirement of certain existing indebtedness) incurred in connection with the transactions contemplated by the Merger Agreement, will be approximately $458.0 million. We expect this amount to be funded through a combination of:

•	$360.0 million in a senior secured credit facility of Valitás comprised of a term loan facility of $285.0 million and a revolving credit facility of $75.0 million (the latter of which Valitás will draw upon only in the event that the combined cash on hand of the Company and Valitás upon the completion of the Merger is less than as estimated below);

•	the issuance and sale by Valitás of $100.0 million in principal amount of unsecured senior subordinated notes pursuant to a private placement; and

•	approximately $73.0 million of combined cash on hand of the Company and Valitás.

In connection with the foregoing, Valitás has obtained the debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. We and Valitás believe the committed amounts will be sufficient to complete the Merger, but we cannot assure you of that fact. Those amounts might be insufficient if, among other things, we or Valitás have substantially less cash on hand and/or if Valitás realizes substantially less net proceeds from the debt financings than we and Valitás currently expect. Although obtaining the debt financing is not a condition to the completion of the Merger, the failure of Valitás to obtain sufficient financing may nevertheless result in the failure of the Merger to be completed.

The Senior Lenders have committed, on the terms and subject to the conditions set forth in a debt commitment letter dated March 2, 2011, to provide Valitás with $360.0 million in a senior secured credit facility comprised of a term loan facility of $285.0 million and a revolving credit facility of $75.0 million. In addition, the Mezzanine Lender has committed, on the terms and subject to the conditions set forth in a debt commitment letter dated March 2, 2011, to provide Valitás with the gross proceeds from the issuance and sale by Valitás of $100.0 million in principal amount of unsecured senior subordinated notes pursuant to a private placement.

The obligations of the Lenders to provide debt financing under the debt commitment letters are subject to a number of conditions, including, without limitation:

•	the substantially concurrent completion of the Merger pursuant to the Merger Agreement without giving effect to any amendments thereto or any waivers or consents that, in any such case, are materially adverse to the Lenders or the lead arrangers for the senior debt financing in their capacities as such;

•	the absence, since December 31, 2010, of any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, events, circumstances or developments has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Valitás, the Company and their respective subsidiaries, taken as a whole, subject to certain exceptions that are substantially similar (other than to apply to the Company, Valitás and their respective subsidiaries (taken as a whole) where applicable) as the exceptions contained in the definition of “Company Material Adverse Effect” used in the Merger Agreement (see the section entitled The Merger Agreement — Representations and Warranties” beginning on page 56);

•	the absence of any competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of Valitás, its parent, the Company and their respective subsidiaries, in each case other than the debt financing arrangements contemplated by the debt commitment letters;

•	the execution and delivery of definitive agreements relating to the debt financing arrangements contemplated by the debt commitment letters;

•	the receipt by the Lenders and any administrative agent, as applicable, for the debt financing, of (i) customary opinions of counsel, customary evidence of authorization, customary officer’s certificates and good standing certificates (to the extent applicable) and other customary closing documents, (ii) a solvency certificate from Valitás, and (iii) in the case of the mezzanine financing, an executed management rights letter;

•	the execution, delivery and (to the extent applicable) filing of all documents and instruments required to create and perfect the administrative agent’s security interest, for the benefit of the Senior Lenders, in the collateral to the extent the senior debt commitment letter requires the execution, delivery and filing thereof as a condition to funding;

•	the receipt by the Mezzanine Lender, any administrative agent, as applicable, and lead arrangers for the senior debt financing, at least five business days prior to the date upon which is Merger is completed of all documentation and other information about Valitás, the Company and the guarantors of the debt financing of each as has been reasonably requested in writing at least 15 days prior to the date upon which the Merger is completed and has been reasonably determined to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

•	the receipt by the Mezzanine Lender and the lead arrangers for the senior debt financing, at least 30 days prior to the earlier of the date upon which the Merger is completed and August 26, 2011, of (a) audited consolidated balance sheets of Valitás and the Company, respectively, and the related statements of operations, changes in equity and cash flows of Valitás and the Company, respectively, for the three most recently completed fiscal years ended at least 90 days before the date upon which the Merger is completed, accompanied by a report thereon (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) of the independent auditors of Valitás and the Company, respectively, and (b) unaudited consolidated balance sheets and related statements of operations, changes in equity and cash flows of Valitás and the Company, respectively, for each fiscal quarter (and the comparable period in the prior fiscal year) after December 31, 2009 ended at least 45 days before the date upon which the Merger is completed;

•	the receipt by the Mezzanine Lender and the lead arrangers for the senior debt financing, at least 30 days prior to the earlier of the date upon which the Merger is completed and August 26, 2011, of a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of Valitás and its subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the date upon which the Merger is completed, prepared after giving effect to the Merger as if the Merger and the transactions contemplated thereby had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case prepared on the basis of customary assumptions as stated therein;

•	the receipt by the Mezzanine Lender and the lead arrangers for the senior debt financing, at least 30 days prior to the earlier of the date upon which the Merger is completed and August 26, 2011, of financial projections of Valitás and its subsidiaries through its fifth fiscal year following the date upon which the Merger is completed (which for the 2011 and 2012 fiscal years will be shown on a quarterly basis), in each case prepared on a pro forma basis to give effect to the Merger and the other transactions contemplated by the Merger Agreement and including consolidated income statements (with EBITDA clearly noted), consolidated balance sheets and consolidated cash flow statements, a pro forma schedule of sources and uses and a pro forma consolidated balance sheet of Valitás and its subsidiaries as of the date upon which the Merger is completed;

•	the payment of all fees required to be paid pursuant to the debt commitment letters and fee letters associated with the debt commitment letters and the payment of all reasonable out-of-pocket expenses required to be paid pursuant to the debt commitment letters on the date upon which the Merger is completed;

•	the absence, after giving effect to the completion of the Merger and all related transactions, of outstanding preferred equity, debt for borrowed money or capitalized lease obligations (excluding for the avoidance of doubt, letters of credit and surety and performance bonds), subject to limited exceptions, and the receipt by the Mezzanine Lender and any administrative agent, as applicable, for the debt financing of reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the date upon which the Merger is completed and the discharge (or making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the definitive agreements for the debt financing;

•	the receipt by Valitás of the proceeds of each debt financing substantially concurrently with one another pursuant to credit documentation consistent with the debt commitment letters and otherwise reasonably satisfactory to one another, subject in each case to Valitás’ rights to obtain alternative debt financing according to certain conditions, and the sufficiency of all such proceeds, together existing cash on hand at the Company, to allow for the completion of the Merger and the payment of all related fees, commissions and expenses; and

•	subject to certain additional qualifications, the accuracy in all material respects of certain representations made by Valitás, the Company and their respective subsidiaries.

Each of the commitments of the Lenders will expire on the earliest of (i) August 31, 2011, (ii) the completion of the Merger without the use of the debt financing contemplated by the applicable debt commitment letter or (iii) the date upon which the Merger Agreement is terminated.

Subject to the terms and conditions of the Merger Agreement, Valitás has agreed to use its reasonable best efforts to obtain the debt financing contemplated by the debt commitment letters on the terms and conditions described in the debt commitment letters. Valitás may amend, modify or waive terms of the debt commitment letters without the written consent of the Company so long as such amendment, modification or waiver would not, and would not be reasonably expected to, (i) reduce the aggregate amount of the debt financing below the amount required for the completion of the Merger (taking into account other funds available to Valitás and the Company’s cash on hand), (ii) impose new or additional conditions to the receipt of the debt financing, (iii) prevent or materially delay the completion of the Merger or (iv) adversely impact the ability of Valitás to enforce its rights under the debt commitment letters. Likewise, Valitás is obligated to use its reasonable best efforts to promptly replace any portion of the debt financing contemplated by the debt commitment letters that becomes unavailable and may effect any such replacement so long as the terms thereof are not materially less favorable, in the aggregate, to Valitás.

Although the debt financing described in this proxy statement is not subject to due diligence or a typical “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail (unless the Company, Valitás and their respective subsidiaries are collectively materially and disproportionately affected thereby), there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Appraisal Rights

Holders of record of our common stock who do not vote in favor of the adoption of the Merger Agreement, and who otherwise comply with the applicable provisions of Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Appendix C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

Holders of shares of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Per Share Merger Consideration, payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, as determined by the Court. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be less than, the same as, or more than the Per Share Merger Consideration that you are entitled to receive under the terms of the Merger Agreement. Stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their appraisal rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for adoption at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of our common stock in respect of the Merger, and Section 262 of the DGCL is attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights in connection with the Merger or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified in Appendix C will result in the loss of appraisal rights under the DGCL.

A stockholder wishing to exercise appraisal rights must not vote in favor of the adoption of the Merger Agreement, and must deliver to us, before the taking of the vote on the adoption of the Merger Agreement at the special meeting, a written demand for appraisal of the stockholder’s shares of our common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the Merger Agreement or instructing or effecting a vote “AGAINST” the adoption of the Merger Agreement. This demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of the stockholder’s shares of Company common stock in connection with the Merger. A holder of our common stock wishing to exercise appraisal rights must be the record holder of the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock through the effective time of the Merger. Accordingly, a holder of our common stock who is the record holder of our common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of our common stock prior to consummation of the Merger, will lose any right to appraisal in respect of the shares of our common stock. If a stockholder fails to comply with either of these conditions and the Merger is completed, such stockholder will be entitled to receive payment for his, her or its shares of our common stock as provided for in the Merger Agreement, but will have no appraisal rights with respect to his, her or its shares of our common stock. A stockholder wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the Merger, because appraisal rights will be lost if the shares of our common stock are transferred prior to the effective time of the Merger. Voting against or failing to vote for the proposal to adopt the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either vote “AGAINST” the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement.

Only a holder of record of our common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the holder intends to demand appraisal of the holder’s shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If the shares of our common stock are held of record by a person other than the beneficial owner, including a bank, brokerage firm or other nominee, execution of the demand should be made in that capacity, and if our common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising appraisal rights with respect to our common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of our common stock as to which appraisal is sought. When no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all of our common stock in brokerage accounts or other nominee forms held by such record holder. If you hold shares in brokerage accounts or other nominee form and wish to exercise appraisal rights under Section 262 of the DGCL, we urge you to consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027 Attention: Corporate Secretary. Failure of a stockholder to make the written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement at the special meeting will constitute a waiver of his, her or its appraisal rights. The demand must reasonably inform the Company of the identity of the stockholder and the intent of the stockholder to demand appraisal of his, her or its shares of common stock.

Within 10 days after the effective time of the Merger, the Company, or its successor, which we refer to generally as the surviving corporation, will notify each former stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not voted in favor of the adoption of the Merger Agreement, of the date the Merger became effective. We also plan to issue a press release when the Merger has become effective. At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, the surviving corporation or any former stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of our common stock that are entitled to appraisal rights. The Company, which will be the surviving corporation, is under no obligation, and does not have any present intention, to file a petition with respect to the appraisal of the fair value of the shares of our common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of the stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time period prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in this paragraph.

Within 120 days after the effective time of the Merger, any former stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of adopting the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of our common stock. These statements must be mailed to the stockholder within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former stockholders who have demanded appraisal of their shares of our common stock and with whom agreements as to value have not been reached. After notice to such former stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those former stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of our common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

Our stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined under Section 262 of the DGCL could be less than, the same as, or more than the value of the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of our common stock. Furthermore, Oppenheimer’s written opinion, which is attached to this proxy statement as Appendix B, addressed to the Board and dated March 2, 2011, to the effect that, as of that date and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the Per Share Merger Consideration to be received by holders of the shares of common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Per Share Merger Consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger and that throw any light on future prospects of the surviving corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action (which do not include attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding) may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of our common stock entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the completion of the Merger, be entitled to vote the shares of our common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the Merger).

If any stockholder who properly demands appraisal of his, her or its common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of our common stock will be deemed to have been converted into the right to receive the Per Share Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers to us or the surviving corporation, as the case may be, a written withdrawal of the stockholder’s demand for appraisal. Any attempt to withdraw an appraisal demand in this manner more than 60 days after the effective time of the Merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by such stockholder will be deemed to have been converted into the right to receive the Per Share Merger Consideration.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Fees and Expenses

Except as set forth below, all fees and expenses incurred in connection with the completion of the Merger will be paid by the party incurring those fees and expenses. Notwithstanding the foregoing, however, the Company and Valitás have agreed to share equally all fees and expenses, including filing fees and legal and consulting costs, incurred after October 22, 2010 in relation to filings under the HSR Act with respect to the Merger.

In addition, if the Merger Agreement is terminated, we will, in specified circumstances, be required to reimburse Valitás for its documented transaction expenses incurred in connection with the transactions contemplated by the Merger Agreement, up to a maximum of $2.0 million, and may also be required under certain circumstances to pay Valitás a termination fee of either $4.5 or $8.0 million (see the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 70).

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the Merger. This discussion is for general information only and is not tax advice. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury Regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the Merger is completed, hold shares of our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect or are required to use the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity), taxpayers subject to the alternative minimum tax and taxpayers who will have a direct or indirect interest in Valitás after the Merger. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership (or other entity treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of our common stock and partners in those partnerships consult their own tax advisors regarding the tax consequences to them of the Merger.

The following discussion also does not address tax consequences to holders of the Company stock options or potential U.S. federal estate or alternative minimum tax, or foreign, state, local or other tax consequences of the Merger. All stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the U.S. federal non-income, foreign, state, local and other tax consequences of the disposition of their shares in the Merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

This discussion is confined to the tax consequences to a stockholder who or that, for U.S. federal income tax purposes, is a U.S. holder.

For U.S. federal income tax purposes, the disposition of our common stock pursuant to the Merger generally will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a U.S. holder receiving cash in the Merger will be as follows:

•	The stockholder will generally recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of our common stock pursuant to the Merger.

•	The amount of capital gain or loss recognized by the stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the Merger (other than, in the case of a dissenting stockholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the stockholder’s adjusted tax basis in the shares of our common stock surrendered in the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the Merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the effective time of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the Merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury Regulations. Non-corporate stockholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Stockholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding and comply with other applicable rules and certification requirements. Certain of our stockholders will be asked to provide additional tax information in the letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing is a general discussion of certain material U.S. federal income tax consequences of the Merger. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any U.S. federal non-income, foreign, state, local or other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the Merger.

Regulatory Approvals to be Obtained in Connection with the Merger

The following discussion summarizes the material regulatory requirements that we believe relate to the Merger, although we may determine that additional consents from, or notifications to, governmental agencies are necessary or appropriate.

Under the HSR Act, we cannot complete the Merger until we have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements. The initial waiting period is 30 days following the filing of the notification and report forms by the parties, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened by consent of the parties or if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. On March 8, 2011, the Company and Valitás filed Notification and Report Forms for Certain Mergers and Acquisitions under the HSR Act in connection with the Merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission.

At any time before or after the effective time of the Merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of assets of the Company or Valitás or their respective affiliates or imposing other requirements or conditions. In the Merger Agreement, the parties have agreed to use their reasonable best efforts to make all filings with governmental authorities and obtain all governmental approvals and consents necessary to complete the Merger, subject to certain exceptions and limitations.

Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are not aware of any material federal, state or foreign regulatory requirements or approvals required for the completion of the Merger.

We cannot assure you that the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. We cannot assure you that the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other governmental entity or any private entity will not attempt to challenge the Merger on antitrust grounds and, if such a challenge is made, we cannot provide you with any assurances as to its result.

Accounting Treatment of the Merger

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Litigation Related to the Merger

On March 4, 2011, a purported class action lawsuit was filed on behalf of the Company’s stockholders in the Chancery Court for Davidson County, Tennessee, docketed as Colleen Witmer, individually and on behalf of all others similarly situated, v. America Service Group Inc., Valitás Health Services, Inc., Whiskey Acquisition Corp., Burton C. Einspruch, William M. Fenimore, Jr., John W. Gildea, Richard Hallworth, John C. McCauley, Michael W. Taylor, and Richard D. Wright, Case No. 11-0300-IV. The lawsuit alleges, among other things, that the Board breached fiduciary duties owed to our stockholders by failing to take steps to maximize stockholder value or to engage in a fair sale process when approving the Merger. The complaint also alleges that the Company, Valitás and Merger Sub aided and abetted the members of the Board in the alleged breach of their fiduciary duties. The complaint seeks an order enjoining or rescinding the Merger, together with other relief.

Pursuant to the terms of the Merger Agreement, it is a condition to the completion of the Merger that there does not exist any law or governmental order prohibiting or making illegal the completion of the Merger (see the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 67). However, we believe the lawsuit is wholly without merit.

THE MERGER AGREEMENT

The following section describes the material provisions of the Merger Agreement. However, this section does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. In addition, this section is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety as it establishes and governs the legal relations among us, Valitás and Merger Sub with respect to the Merger. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC (see the section entitled “Where You Can Find More Information” beginning on page 76).

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included with this proxy statement solely to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. Moreover, the representations, warranties and covenants made in the Merger Agreement by the Company, Valitás and Merger Sub were qualified by and subject to important limitations agreed to by the Company, Valitás and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders or to reports and documents filed with the SEC and in some cases were qualified by supplemental disclosures that were made by the Company to Valitás, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. AS A RESULT OF THE FOREGOING, YOU ARE STRONGLY ENCOURAGED NOT TO RELY ON THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE MERGER AGREEMENT, OR ON ANY DESCRIPTIONS THEREOF, AS ACCURATE CHARACTERIZATIONS OF THE STATE OF FACTS OR CONDITION OF THE COMPANY OR ANY OTHER PARTY. YOU ARE LIKEWISE CAUTIONED THAT YOU ARE NOT A THIRD-PARTY BENEFICIARY UNDER THE MERGER AGREEMENT AND DO NOT HAVE ANY DIRECT RIGHTS OR REMEDIES PURSUANT TO THE MERGER AGREEMENT.

Effective Time

The effective time of the Merger will occur at the time that we file the certificate of merger with the Secretary of State of the State of Delaware on the closing date of the Merger or on such later date as we, Valitás and Merger Sub may mutually agree (and set forth in the certificate of merger). The closing date will be no later than the second business day after all of the conditions to the completion of the Merger set forth in the Merger Agreement have been fulfilled or waived (other than those conditions that by their nature are to be fulfilled on the closing date), or on such later date as we, Valitás and Merger Sub may mutually agree. Notwithstanding the foregoing, Valitás may postpone the closing date up to two times, in each case for not more than five calendar days (or if the fifth calendar day is not a business day, the next business day), provided that Valitás may not postpone the closing date to a date later than August 31, 2011.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of Valitás, will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Valitás. The surviving corporation will be a privately held corporation and our current stockholders will cease to have any ownership interest in the surviving corporation or rights as our stockholders. As a result of the Merger, our current stockholders will no longer have any interest in our future earnings or growth or bear any risk associated with our failure to achieve such future earnings or growth.

Certificate of Incorporation; Directors and Officers; Bylaws

The Board of Directors of the surviving corporation will, from and after the effective time of the Merger, consist of the directors of Merger Sub as of immediately prior to the effective time of the Merger until their successors have been duly elected or appointed and qualified. The officers of the Company as of immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified.

At the effective time of the Merger, the certificate of incorporation of the Company will be amended in its entirety to read as set forth in Exhibit C to the Merger Agreement, and as so amended will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with the terms thereof and applicable law. At the effective time of the Merger, the bylaws of the Company will be amended in their entirety as set forth in Exhibit D to the Merger Agreement, and as so amended will be the bylaws of the surviving corporation until thereafter amended in accordance with the terms thereof and applicable law.

Treatment of Common Stock, Stock Options and Restricted Stock

Common Stock

At the effective time of the Merger, each share of our common stock outstanding as of immediately prior to the effective time of the Merger will automatically be canceled and will cease to exist and will be converted into the right to receive the Per Share Merger Consideration, other than:

•	shares of our common stock held by us or any of our direct or indirect subsidiaries as of immediately prior to the effective time of the Merger, which shares will be canceled without conversion or consideration;

•	shares of our common stock held by Valitás or any direct or indirect subsidiary of Valitás as of immediately prior to the effective time of the Merger, which shares will be canceled without conversion or consideration; and

•	shares of our common stock held by stockholders who have properly exercised and perfected appraisal rights in accordance with Delaware law, which stockholders will be entitled to obtain payment of the fair value of their shares as determined in accordance with Delaware law.

Stock Options

Prior to the effective time of the Merger, each outstanding option to purchase shares of our common stock will vest and become exercisable in full. Each option to purchase shares of our common stock outstanding at the effective time of the Merger will be canceled and converted into the right to receive, as soon as reasonably practicable following the effective time of the Merger, an amount in cash equal to (i) the number of shares subject to such option multiplied by (ii) the excess (if any) of the Per Share Merger Consideration over the exercise price per share of such option. As of the date of this proxy statement, we have no outstanding stock options with an exercise price per share in excess of the Per Share Merger Consideration.

Restricted Stock

As of the effective time of the Merger, the vesting restrictions on each outstanding share of restricted stock will be accelerated and will lapse and each such share of restricted stock will be automatically canceled and converted into the right to receive the Per Share Merger Consideration.

Company Employee Stock Purchase Plan

The Merger Agreement provides that we must take all actions reasonably requested by Valitás to ensure that (i) participants in our employee stock purchase plan may not alter their payroll deductions from those in effect as of the date of the Merger Agreement (other than to discontinue their participation in the employee stock purchase plan), (ii) no offering period is commenced under the employee stock purchase plan after the date of the Merger Agreement, (iii) the employee stock purchase plan and all offering periods then in effect will be terminated as of immediately prior to the effective time of the Merger and (iv) all contributions of each participant in the employee stock purchase plan, to the extent not used to purchase shares of Company common stock prior to the effective time of the Merger, will be refunded (without interest) to each such participant as promptly as practicable following the effective time of the Merger.

Exchange and Payment Procedures

At or prior to the effective time of the Merger, Valitás will enter into an agreement with a bank or trust company reasonably acceptable to us who will act as the paying agent for payment of the Per Share Merger Consideration to the holders of our common stock. At or before the effective time of the Merger, Valitás will deposit or cause to be deposited with the paying agent, for the benefit of our stockholders, cash in an amount equal to the aggregate Per Share Merger Consideration.

Instructions with regard to the surrender of certificates formerly representing shares of our common stock or uncertificated shares of our common stock, together with the letter of transmittal to be used for that purpose, will be mailed to our stockholders by the paying agent promptly after the effective time of the Merger. Promptly following receipt by the paying agent of (i) in the case of shares of our common stock represented by a certificate, such certificate and a properly completed letter of transmittal or (ii) in the case of uncertificated shares of our common stock held in book-entry form, an agent’s message and any other evidence of transfer reasonably requested by the paying agent (together, in each case, with any other information as is required pursuant to the letter of transmittal), the paying agent will pay in cash to the applicable stockholder an amount equal to the product of the number of shares of our common stock represented by such certificate or agent’s message multiplied by the Per Share Merger Consideration. You will not be entitled to receive the Per Share Merger Consideration for your shares of Company common stock until you deliver the applicable documents and evidence described above to the paying agent. YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

No transfer of shares of our common stock will be made on the stock transfer books of the surviving corporation after the effective time of the Merger. After the effective time of the Merger, former stockholders of the Company will have no rights with respect to shares of our common stock, other than (i) the right to receive the Per Share Merger Consideration in accordance with the terms of the Merger Agreement or (ii) appraisal rights in accordance with Delaware law if properly exercised and perfected.

After the first anniversary of the date upon which the Merger is completed, any amount remaining in the payment fund established by Valitás with the paying agent may be refunded to Valitás or Valitás’ designee, and any former stockholders of the Company who have not complied with the applicable provisions for payment summarized above will be entitled to receive payment of the Per Share Merger Consideration only from Valitás. None of the surviving corporation, Valitás, the paying agent or any other party to the Merger Agreement will be liable to any former stockholders of the Company for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If any stockholder has lost a certificate representing shares of our common stock, or if any such certificate has been stolen or destroyed, such stockholder will, as a condition to receiving the Per Share Merger Consideration for the shares represented by such certificate, be required to make an affidavit of the loss, theft or destruction and, if reasonably required by Valitás, post a bond in a reasonable amount as indemnity against any claim that may be made against Valitás with respect to such certificate.

Representations and Warranties

We make various representations and warranties in the Merger Agreement with respect to the Company and our subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedules the Company delivered to Valitás on a supplemental basis in connection therewith (in the case of the latter, as may or may not be specifically indicated in the text of the Merger Agreement). These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement;

•	the absence of any violations of or conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities and third parties in connection with the transactions contemplated by the Merger Agreement;

•	the declaration of advisability of the Merger Agreement and the Merger by the Board, the approval of the Merger Agreement and the Merger by the Board and, subject to certain provisions relating to the fiduciary duties of the Board, the recommendation made by the Board to our stockholders in favor of the adoption of the Merger Agreement;

•	the Board’s receipt of a fairness opinion from Oppenheimer;

•	our capitalization;

•	our SEC filings since January 1, 2008, including the financial statements contained therein, and compliance of such reports and documents with applicable requirements of federal securities laws and regulations;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	our compliance with the Sarbanes-Oxley Act of 2002 and the listing requirements of The Nasdaq Global Select Market;

•	our compliance with certain laws;

•	the absence of undisclosed liabilities;

•	the conduct of our business, and the absence of certain changes or events, since December 31, 2010;

•	the capitalization of our subsidiaries;

•	litigation, investigations and administrative proceedings and the absence of orders, judgments or regulatory restrictions from governmental entities, in each case relating to the Company or its subsidiaries;

•	insurance policies;

•	matters relating to material contracts, including the absence of certain defaults under material contracts;

•	employment and labor matters;

•	intellectual property matters;

•	tax matters;

•	matters relating to employee benefit plans;

•	environmental matters;

•	matters relating to federal and state healthcare programs;

•	matters relating to government contracts and our compliance in all material respects with the terms and conditions of our material government contracts;

•	the absence of certain questionable payments;

•	the absence of undisclosed broker’s fees;

•	the accuracy and completeness of this proxy statement and its compliance with applicable laws;

•	title to property; and

•	the inapplicability of anti-takeover statutes to the Merger and the other transactions contemplated by the Merger Agreement.

Many of our representations and warranties are qualified by the absence of a “Company Material Adverse Effect,” which is defined in the Merger Agreement to mean any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, events, circumstances or developments, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and our subsidiaries taken as a whole, excluding in each case the impact of any changes, effects, events, circumstances or developments arising from:

•	general economic, capital or financial markets or industry conditions, including changes in interest rates;

•	acts of God, natural disasters, political or social conditions, including the engagement by any country in hostility or the occurrence of a military or terrorist attack;

•	changes in applicable law, regulatory, political economic or business conditions or GAAP, or changes in interpretation of any of the foregoing;

•	any actions taken or not taken at the request or with the consent of Valitás or any change resulting from Valitás’ withholding, delaying or conditioning its consent to an action, in each case in violation of the terms of the Merger Agreement;

•	any acts or omissions by Valitás (other than as specifically contemplated by the Merger Agreement), including any public statements made by Valitás or its affiliates or representatives concerning the Company or any of our subsidiaries or otherwise relating to the Merger;

•	any matter existing to the knowledge of Valitás on the date of the Merger Agreement;

•	any failure, in and of itself, of the Company or any of our subsidiaries, to meet any budgets, projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (provided that, except as otherwise specifically excluded, the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or taken into account in determining whether there has been or will be, a Company Material Adverse Effect);

•	the loss of one or more contracts other than expressly pursuant to the “for cause” provisions of the applicable contracts or the filing of, or announcement of an intent to file, any challenge to the bidding process for any contract or the negotiation or execution of any contract (provided that, except as otherwise specifically excluded, the facts or occurrences giving rise to or contributing to such filing, announcement or challenge may be deemed to constitute, or taken into account in determining whether there has been or will be, a Company Material Adverse Effect);

•	the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement (including the threatened or actual impact on our relationship or the relationship of our subsidiaries with our respective customers, vendors, suppliers, distributors, landlords and employees); or

•	any action, suit, proceeding, challenge or investigation relating to the Merger Agreement or the transactions contemplated thereby made or brought by any current or former stockholder of the Company, resulting from, relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Valitás and Merger Sub also make various representations and warranties in the Merger Agreement with respect to Valitás and Merger Sub subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of governmental consents and any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the approval of the Merger Agreement by the Boards of Directors of Valitás and Merger Sub;

•	the accuracy and completeness of information supplied by Valitás for inclusion or incorporation by reference in this proxy statement;

•	the absence of litigation and administrative proceedings and absence of orders, judgments or regulatory restrictions from governmental entities;

•	the debt financing to be obtained by Valitás in connection with the completion of the Merger;

•	the absence of undisclosed broker’s fees; and

•	based upon certain assumptions, the solvency of Valitás as of the effective time of the Merger.

Conduct of Our Business Pending the Merger

From the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the effective time of the Merger, except as otherwise contemplated or required by the Merger Agreement or with Valitás’ express written consent, we have agreed to (and to cause our subsidiaries to) conduct our business in the ordinary course of business consistent with past practices and to use our reasonable best efforts to preserve intact our business, keep available the services of our officers and employees and maintain our existing business relations with suppliers, distributors, customers and other parties and not to take any action which would reasonably be expected to adversely affect our ability to consummate the Merger.

In addition, we have agreed, with certain limited exceptions, not to do (and not to permit our subsidiaries to do) any of the following, except as expressly contemplated by the Merger Agreement or agreed to in writing by Valitás, which consent in certain instances specified in the Merger Agreement may not be unreasonably withheld, delayed or conditioned:

•	enter into any material contract, agreement or commitment or terminate or amend in any material respect, or waive any material right under, any material contract other than in the ordinary course of business consistent with past practices;

•	grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practice or pursuant to written agreements or policies existing on the date of the Merger Agreement and previously disclosed to Valitás, or adopt any new severance plan;

•	declare or pay any dividends or make any other distributions in respect of our capital stock other than the $0.06 per share dividend declared on March 2, 2011 and dividends or distributions between the Company and our wholly-owned subsidiaries in the ordinary course of business consistent with past practices, or split, combine or reclassify any capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	repurchase or otherwise acquire any shares of our capital stock except pursuant to rights of repurchase under stock plans existing on the date of the Merger Agreement and previously disclosed to Valitás;

•	materially amend any certificate of incorporation, bylaws, certificate of formation or limited liability company agreement of the Company or any of our subsidiaries;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets that are material to the business of the Company and our subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practices;

•	incur any indebtedness for borrowed money (other than ordinary course trade payables and pursuant to existing credit facilities in the ordinary course of business consistent with past practices) or guarantee any such indebtedness or debt of others or issue or sell any debt securities or rights to acquire debt securities;

•	enter into any “keep well” or other contract to maintain any financial statement condition of any other person other than a wholly-owned subsidiary of the Company;

•	adopt or amend any material employee benefit, employee equity purchase or employee option plan, enter into any employment contract providing for compensation in excess of $200,000, pay any special bonus or special remuneration in excess of $100,000 to any director or employee except in the ordinary course of business consistent with past practices, materially increase the salaries or wages of officers or employees or credit service under our employee benefit plans other than in the ordinary course of business consistent with past practices;

•	pay or settle any pending or threatened material litigation or claims other than those that do not relate to the transactions contemplated by the Merger Agreement and result solely in monetary obligations of not more than $250,000;

•	authorize or propose any plan of liquidation or dissolution, any acquisition of a material amount of assets, a disposition of a material amount of assets or equity securities or any material change in capitalization;

•	except in the ordinary course of business consistent with past practice and following written notice to Valitás, purchase any insurance policy requiring premiums in excess of $250,000 individually or in the aggregate, fail to renew any insurance policy or permit any insurance policy to be cancelled, terminated or materially altered;

•	maintain our books and records in a manner other than in the ordinary course of business consistent with past practices;

•	enter into any hedging, option, derivative or other similar transaction or any foreign exchange position other than in the ordinary course of business consistent with past practices;

•	institute any change in accounting methods, principles or practices other than as required by GAAP or rules and regulations of the SEC;

•	make any material election or change in tax accounting method, enter into any tax closing agreement, settle any material tax claim or assessment, consent to any material extension or waiver of the limitation period applicable to any material tax claim or assessment or enter into any tax sharing agreement;

•	issue or sell any of our securities or any securities of any of our subsidiaries, in each case other than upon exercise of our stock options that were disclosed to Valitás and the issuance of shares of our common stock pursuant to our employee stock purchase plan, or amend the terms of any of our securities or any securities of any of our subsidiaries;

•	enter into any government contract or submit any government bid that would limit Valitás or the surviving entity from engaging in any line of business, competing with any person or selling any product or service;

•	make any capital expenditures in excess of $3,000,000 in the aggregate; or

•	agree, resolve or commit to do any of the foregoing.

Acquisition Proposals by Third Parties

Go-Shop Period

During the go-shop period starting on March 2, 2011 and ending at 11:59 p.m. (Eastern time) on April 16, 2011, we (including our subsidiaries, affiliates, officers, directors, advisors and representatives) may:

•	initiate, solicit and encourage acquisition proposals;

•	provide any person with access to non-public information pursuant to an acceptable confidentiality agreement on customary terms not materially more favorable to such persons than our confidentiality agreement with Valitás (provided that we must make available to Valitás and Merger Sub within 24 hours any material non-public information concerning us or our subsidiaries that we provide such persons to the extent it was not previously made available to Valitás or Merger Sub); and

•	enter into, engage, continue or otherwise participate in discussions with respect to an acquisition proposal or otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort to attempt to make any acquisition proposals.

The Merger Agreement defines an “acquisition proposal” as any bona fide inquiry, proposal or offer for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any of our subsidiaries whose business constitutes 15% or more of the Company and our subsidiaries’ net revenues, net income or assets, taken as a whole) or (ii) the acquisition in any manner of over 15% of the equity securities of the Company or any of our subsidiaries or over 15% of the consolidated total assets of the Company and our subsidiaries.

No Solicitation

At 12:00 a.m. (Eastern time) on April 17, 2011, which we refer to as the no-shop period start date, we and our subsidiaries are required to immediately cease, and to instruct and cause our affiliates, directors, advisors and representatives to cease, any discussions, negotiations or actions with any persons (other than excluded parties, as described below) that may be ongoing with respect to any acquisition proposals other than the Merger. Thereafter and until the earlier of the effective time of the Merger or the termination of the Merger Agreement, we have agreed that neither we nor any of our subsidiaries will, nor will we permit our affiliates, officers, directors, advisors and representatives to, directly or indirectly:

•	solicit, initiate, start or encourage any inquiries or the making, submission, or announcement of any proposal or offer that constitutes or could reasonably be expected to lead to an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations with, or provide any non-public information or data to, any third party relating to, or that could reasonably be expected to lead to, an acquisition proposal;

•	enter into any letter of intent, agreement, arrangement or understanding with respect to an acquisition proposal or approve or endorse any acquisition proposal or enter into any agreement, arrangement or understanding that would require us to abandon, terminate or fail to complete the Merger;

•	initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to any person in furtherance of any proposal that constitutes or that could reasonably be expected to lead to an acquisition proposal other than the Merger; or

•	otherwise facilitate any effort or attempt to make, submit or announce an acquisition proposal.

Superior Proposals

Notwithstanding the foregoing, following the no-shop period start date and until the adoption of the Merger Agreement by our stockholders, the restrictions set forth above will not apply to any party who is and remains an excluded party. Within 24 hours following the no-shop period start date, we are required to notify Valitás of the number of excluded parties and their identities and to provide Valitás with a summary of the material terms of any acquisition proposal made by an excluded party and, if applicable, copies of all documents relating thereto.

The Merger Agreement defines an “excluded party” as any person or group of persons (subject to certain restrictions) from whom we have received, prior to the no-shop period start date, a written acquisition proposal (if such proposal has not yet been withdrawn, terminated or expired) that the Board or a properly constituted committee thereof determines in good faith, after consultation with its independent financial advisor, is or would reasonably be expected to result in, a superior proposal. A person or group will cease to be an excluded party upon the earlier of (i) 12:00 a.m. (Eastern time) on May 1, 2011 and (ii) immediately at such time as the acquisition proposal from such person or group no longer constitutes or would no longer reasonably be expected to result in a superior proposal, in each case as determined in good faith by the Board or a properly constituted committee thereof, after consultation with its independent financial advisor, and provided that such acquisition proposal may temporarily cease to be a superior proposal or an acquisition proposal that would reasonably be expected to result in a superior proposal, so long as negotiations with respect thereto are ongoing and there is not a continuous period of five business days following the no-shop period start date during which such acquisition proposal fails to be a superior proposal or an acquisition proposal that would reasonably be expected to result in a superior proposal.

The Merger Agreement defines a “superior proposal” as a written bona fide acquisition proposal (with the 15% figure in the definition of acquisition proposal changed to 50%) that is not solicited in violation of the Merger Agreement and that the Board or a properly constituted committee thereof determines in good faith, after consultation with its independent financial advisor and outside counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal, the expected timing and likelihood of consummation and the identity of the person making the proposal and (ii) would result in a transaction more favorable to our stockholders from a financial point of view than the Merger Agreement or the terms of any other proposal or revised proposal made by Valitás in response to such acquisition proposal.

In addition, following the no-shop period start date and until the adoption of the Merger Agreement by our stockholders if the Company receives an unsolicited written acquisition proposal from a party who is not an excluded party other than as a result of any breach by the Company or any of our subsidiaries, or our respective affiliates, officers, directors, advisors and representatives, of the non-solicitation covenants set forth in the Merger Agreement, the Company and its affiliates, officers, directors, advisors and representatives may provide non-public information and data to such person and may engage or participate in negotiations with such person regarding an acquisition proposal, if:

•	we receive an acceptable confidentiality agreement on customary terms not materially more favorable to such person than our confidentiality agreement with Valitás and containing certain standstill provisions;

•	at least four business days prior to furnishing any non-public information to, or entering into discussions or negotiations with such person, we give Valitás written notice of the identity of such person and of our intention to enter into discussions or negotiations with such person;

•	within 24 hours of providing any non-public information or data to such person, we make available to Valitás and Merger Sub any such material non-public information or data concerning us or our subsidiaries to the extent it was not previously made available to Valitás or Merger Sub; and

•	the Board or a properly constituted committee thereof determines in good faith, (i) after consultation with its outside legal counsel, that the failure to take such an action would be inconsistent with its fiduciary duties and (ii) after consultation with its independent financial advisor, that the acquisition proposal is or would reasonably be expected to result in a superior proposal.

We must notify Valitás within 24 hours after any determination by the Board that an acquisition proposal is or would reasonably be expected to result in a superior proposal. In addition, following the no-shop period start date, we are required to notify Valitás within 24 hours of any inquiries, proposals, offers or requests with respect to or that could reasonably be expected to lead to an acquisition proposal or any discussions or negotiations occurring with respect thereto and to provide Valitás with a summary of the material terms of such proposal and, if applicable, copies of all documents relating thereto. We are also required to keep Valitás reasonably informed as to the status of any such proposals and of any related discussions or negotiations.

If we terminate the Merger Agreement to enter into an agreement with respect to a superior proposal, we must pay to Valitás the applicable termination fee and expense reimbursement described below in the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 70.

Special Meeting of Stockholders

The Merger Agreement requires us to duly call, give notice of, conduct and hold a special meeting of our stockholders for the purpose of considering and voting upon the adoption of the Merger Agreement promptly (and in no event later than 30 days) following the first mailing of this proxy statement. Once called, we may adjourn and/or postpone the special meeting with the consent of Valitás, and must adjourn or postpone the special meeting for one period not to exceed 10 business days if requested by Valitás, in each case (i) to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement is provided to our stockholders reasonably in advance of the special meeting or (ii) if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. In the event of any such adjournment and/or postponement, we are required to implement such adjournment and/or postponement in a way that does not cause us to change the record date for the special time, unless required by our bylaws or applicable law. We are also required to, among other things, keep Valitás reasonably informed prior to the date of the special meeting with respect to the aggregate tallies of proxies received by us with respect to the adoption of the Merger Agreement.

Subject to the provisions of the Merger Agreement discussed below in the sections entitled “The Merger Agreement — Recommendation Change for Superior Proposal” beginning on page 63 and “The Merger Agreement — Recommendation Change for Intervening Event” beginning on page 63, the Board is required to unanimously recommend that our stockholders vote in favor of the adoption of the Merger Agreement at the special meeting.

Recommendation Change for Superior Proposal

Prior to the adoption of the Merger Agreement by our stockholders, the Board or any properly constituted committee thereof may make a recommendation change if:

•	an acquisition proposal is made to the Company and not withdrawn;

•	neither we nor any of our subsidiaries or representatives have breached the non-solicitation covenants set forth in the Merger Agreement;

•	the Board or a properly constituted committee thereof determines in good faith, after consultation with its independent financial advisor, that the acquisition proposal constitutes a superior proposal (after giving effect to any modifications to the terms and conditions of the Merger Agreement proposed by Valitás);

•	the Board or a properly constituted committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to make a recommendation change would be inconsistent with its fiduciary duties under applicable law;

•	we provide written notice to Valitás regarding such proposed recommendation change, which written notice must include a detailed description of the superior proposal;

•	during the four business day period following Valitás’ receipt of such notice, we negotiate with Valitás (if desired by Valitás) in good faith to make modifications to the terms and conditions of the Merger Agreement; and

•	following the end of such four day business period, the Board or a properly constituted committee thereof shall have determined in good faith, after consultation with its independent financial advisor and after giving effect to any modifications to the terms and conditions of the Merger Agreement proposed by Valitás, that the superior proposal giving rise to the notice continues to constitute a superior proposal.

Any material modification or amendment to a superior proposal requires us to provide a new notice to Valitás as well as compliance with the above terms (provided that the reference to four business days is replaced with two business days). In addition, we must provide Valitás with at least two business days’ prior notice of any meeting of the Board or any committee thereof at which it is reasonably expected that any acquisition proposal will be considered.

The Merger Agreement defines a “recommendation change” as any action or omission, as applicable, of the Board that involves (i) withholding, withdrawing, qualifying or modifying, in a manner adverse to Valitás, its recommendation that our stockholders vote in favor of the adoption of the Merger Agreement, (ii) authorizing, adopting, approving, recommending or otherwise declaring advisable any acquisition proposal (other than the Merger), (iii) after the public announcement of an acquisition proposal, failing to publicly reaffirm its recommendation that our stockholders vote in favor of the adoption of the Merger Agreement, (iv) failing to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such acquisition proposal on Schedule TO or (v) failing to include its recommendation that our stockholders vote in favor of the adoption of the Merger Agreement in this proxy statement.

Notwithstanding the foregoing, nothing set forth in the Merger Agreement described above prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rule 14d-9 or 14e-2(a) under the Exchange Act, making any similar communication to our stockholders or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, provided that in doing so the Board reaffirms in such disclosure its recommendation that our stockholders vote in favor of the adoption of the Merger Agreement.

Recommendation Change for Intervening Event

Prior to the adoption of the Merger Agreement by our stockholders, the Board or any properly constituted committee thereof may also make a recommendation change if (i) what we refer to as an intervening event has occurred following the date of the Merger Agreement and (ii) in light of such intervening event, the Board or any properly constituted committee thereof determines in good faith, after consultation with outside legal counsel and after giving effect to any modifications to the terms and conditions of the Merger Agreement proposed by Valitás, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement defines an “intervening event” as a material event, development or change in circumstances (other than an acquisition proposal or any events, developments or changes relating to Valitás or any of its subsidiaries) relating to the Company or any of our subsidiaries which (i) is materially favorable to the long-term financial condition or results of operations of the Company and our subsidiaries taken as a whole, (ii) did not result from changes in the economy or capital markets in general (including changes in interest rates), the pendency of the Merger or any changes in applicable laws, regulatory, political, economic business conditions or GAAP, (iii) was neither known to the Board nor reasonably foreseeable prior to the date of the Merger Agreement and (iv) became known to the Board prior to the adoption of the Merger Agreement by our stockholders at the special meeting.

Notwithstanding the foregoing, the Company is not permitted to effect a recommendation change with respect to an intervening event unless:

•	we provide written notice to Valitás regarding such proposed recommendation change, which written notice must include a detailed description of the intervening event;

•	during the four business day period following Valitás’ receipt of such notice, we negotiate with Valitás (if desired by Valitás) in good faith to make modifications to the terms and conditions of the Merger Agreement; and

•	following the end of such four business day period, the Board or a properly constituted committee thereof shall have determined in good faith, after consultation with outside legal counsel and after giving effect to any modifications to the terms and conditions of the Merger Agreement proposed by Valitás that the failure to effect a recommendation change in light of such intervening event would be inconsistent with its fiduciary duties under applicable law.

We must provide Valitás with at least two business days’ prior notice of any meeting of the Board or any committee thereof at which it is reasonably expected that any intervening event will be considered.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that from and after the effective time of the Merger, Valitás and the surviving corporation will, subject to requirements relating to undertakings to repay advanced expenses in certain circumstances, indemnify and hold harmless each present and former director or officer of the Company and our subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties or similar damages incurred in connection with any action arising out of, or pertaining to, matters existing or occurring at or prior to the effective time of the Merger, in each case to the fullest extent that we and our subsidiaries would have been permitted to provide such indemnification under applicable law, our and our subsidiaries’ corporate governing documents in effect on the date of the Merger Agreement and certain indemnification agreements.

The Merger Agreement also requires Valitás or the surviving corporation to purchase and maintain in full force and effect directors’ and officers’ “tail” insurance coverage that provides coverage for a period of six years after the completion of the Merger and that is no less favorable in amount and terms and conditions of coverage than the directors’ and officers’ liability insurance policy maintained by us on the date of the Merger Agreement, provided that neither Valitás nor the surviving corporation will be required to pay annual premiums for such “tail” insurance coverage in excess of 300% of the current annual premiums for the directors’ and officers’ liability insurance policy maintained by us on the date of the Merger Agreement.

Debt Financing

We have agreed to cooperate as reasonably requested by Valitás in connection with the satisfaction of the conditions set forth in the debt commitment letters obtained by Valitás and the arrangement and syndication of the debt financing contemplated thereby. This cooperation may include:

•	assisting Valitás in its preparation of rating agency presentations, bank information memoranda, bank syndication materials and other similar documents;

•	executing and delivering customary guarantee, pledge, security documents and related certificates or other documents reasonably requested by Valitás and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral;

•	furnishing Valitás and its financing sources with financial and other pertinent information (including historical and pro forma financial information, financial projections and prospects);

•	permitting prospective lenders to evaluate and appraise our assets and liabilities, cash management and accounting systems and policies and procedures for the purpose of establishing collateral arrangements;

•	participating in meetings, drafting sessions, presentation and due diligence sessions, including rating agency presentations, in each case as reasonably requested by Valitás;

•	establishing certain bank and other accounts and blocked account agreements and lock box arrangements to be effective after the effective time of the Merger;

•	entering into credit or other agreements on terms satisfactory to Valitás immediately prior to the effective time of the Merger, provided that no obligations of the Company or its subsidiaries or affiliates will be effective under such agreements unless and until the Merger is completed;

•	taking or appointing a representative of Valitás to take any corporate actions, subject to the completion of the Merger, necessary to permit the consummation of the debt financing;

•	requesting customary payoff letters, lien terminations and instruments of discharge to be delivered in connection with the completion of the Merger to allow for any necessary repayment or refinancing of our existing indebtedness;

•	assisting in obtaining public corporate credit ratings for the debt financing;

•	assisting in obtaining necessary consents or waivers and estoppels, legal opinions, surveys and title insurance;

•	furnishing the financing sources for the debt financing with documentation required under certain “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

•	providing authorization letters to the financing sources for the debt financing authorizing the distribution of information to prospective lenders; and

•	providing access to, and requesting the cooperation of, relevant parties in connection with the repayment of our existing indebtedness.

Notwithstanding the foregoing, we and our subsidiaries are not required to cooperate with the financing activities of Valitás in the event that such cooperation would unreasonably interfere with our or our subsidiaries’ business or operations.

Valitás’ obligation to complete the Merger is not conditioned on the receipt of any financing, including the debt financing contemplated by the debt commitment letters. Furthermore, Valitás has agreed to use its reasonable best efforts to obtain the debt financing contemplated by the debt commitment letter on the terms and conditions described in the debt commitment letters and not to amend, modify or waive any term of the debt commitment letters. However, Valitás may amend, modify or waive terms of the debt commitment letters so long as such amendment, modification or waiver would not, and would not be reasonably expected to, (i) reduce the aggregate amount of the debt financing below the amount required for the completion of the Merger (taking into account other funds available to Valitás and the Company’s cash on hand), (ii) impose new or additional conditions to the receipt of the debt financing, (iii) prevent or materially delay the completion of the Merger or (iv) adversely impact the ability of Valitás to enforce its rights under the debt commitment letters. Likewise, Valitás is obligated to use its reasonable best efforts to replace any portion of the debt financing contemplated by the debt commitment letters that becomes unavailable and may effect any such replacement so long as the terms thereof are not materially less favorable, in the aggregate, to Valitás. Valitás has agreed to keep us reasonably apprised of material developments relating to the debt financing.

Additional Covenants

Mutual Covenants

In addition to the other covenants in the Merger Agreement described elsewhere in this section of the proxy statement, we, Valitás and Merger Sub have agreed pursuant to the Merger Agreement to:

•	consult with the other parties to the Merger Agreement in the preparation and dissemination of any public announcements relating to the Merger and not issue any such public announcements prior to obtaining the consent of the other parties, except as required by law; and

•	use our respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to complete the Merger.

Covenants Regarding HSR Regulatory Compliance

In addition to the other mutual covenants set forth above, the Company, Valitás and Merger Sub have agreed pursuant to the Merger Agreement to file with the Federal Trade Commission and the Antitrust Division of the Department of Justice all requisite documents and notifications relating to the Merger Agreement and to use their reasonable best efforts to obtain and maintain all approvals, consents and permits necessary, proper or advisable to complete the Merger. Each party to the Merger Agreement has agreed to cooperate and coordinate with the other parties in making any filings or submissions required under applicable law and to use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under applicable law to occur as soon as reasonably practicable. Notwithstanding the foregoing, no party is required to, and we may not, without the prior consent of Valitás, consent or agree to sell or dispose of or otherwise restrict operations in any manner which could reasonably be expected to have a material adverse effect (including a reputational effect) on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Valitás, any subsidiary of Valitás, us or any of our subsidiaries, in any material jurisdiction. We, Valitás and Merger Sub have also agreed to keep each other promptly informed of any material communication regarding the Merger in connection with any filings or investigations by or before a governmental authority.

The Company Covenants

In addition to the other covenants in the Merger Agreement described elsewhere in this section of the proxy statement, we have agreed pursuant to the Merger Agreement to:

•	file a preliminary proxy statement relating to the special meeting with the SEC;

•	promptly notify Valitás of our receipt of any comments of the SEC staff with respect to such preliminary proxy statement and provide Valitás with an opportunity to review and comment on all filings in response to such comments;

•	mail the definitive proxy statement relating to the special meeting to our stockholders as promptly as reasonably practicable and no later than five business days after the date upon which the SEC staff advises us that it has no further comments on the preliminary proxy statement;

•	provide Valitás and its affiliates, directors, advisors and representatives with reasonable access to our facilities, personnel, books and records and with financial and operating data and other information as reasonably requested;

•	give Valitás prompt written notice of, and the opportunity to participate in the defense or settlement of, any stockholder litigation against us or our directors or officers relating to the transactions contemplated by the Merger Agreement and not settle any such litigation without the prior written consent of Valitás; and

•	cooperate with Valitás and use our reasonable best efforts to take all actions reasonably necessary to enable the delisting by the surviving corporation of our common stock from The Nasdaq Global Select Market and the deregistration of our common stock under the Exchange Act as promptly as practicable after the effective time of the Merger.

Valitás and Merger Sub Covenants

In addition to the other covenants in the Merger Agreement described elsewhere in this section of the proxy statement, Valitás has agreed pursuant to the Merger Agreement to:

•	other than with respect to employees who enter into separate employment agreements with Valitás or its affiliates, cause all of our employees and all employees of our subsidiaries as of the effective time of the Merger, whom we collectively refer to as the current employees, to be eligible to participate in the employee benefit plans of Valitás and its subsidiaries consistent with the eligibility criteria generally applied by Valitás and its subsidiaries to its or their other employees;

•	during the period from the effective time of the Merger until the first anniversary of the effective time of the Merger, provide the current employees with base salary, incentive bonus opportunities and benefits that are no less favorable in the aggregate than those provided by us immediately prior to the effective time of the Merger;

•	honor all vested or accrued benefit obligations to, and contractual rights of, the current employees; and

•	with respect to any new employee benefit plans in which any current employees first become eligible to participate on or after the effective time of the Merger, use its reasonable best efforts to waive all applicable pre-existing conditions and waiting periods, recognize service accrued prior the effective time of the Merger and provide credit for any co-payments, deductibles and similar payments for the remainder of the coverage period during which the transfer of coverage occurs.

Nothing contained in the Merger Agreement creates or shall be construed to create a right in any current or former employee of the Company or our subsidiaries to employment with Valitás, the surviving corporation or any other subsidiary of Valitás. In addition, no current employee or former employee of the Company, the surviving corporation or any of their respective subsidiaries (including, in each case, any beneficiary or dependent thereof) will be deemed to be a third-party beneficiary of the Merger Agreement, except for officers and directors of the Company and our subsidiaries to the extent of their respective rights with respect to the maintenance of indemnification rights and directors’ and officers’ “tail” insurance coverage as described under the section entitled “The Merger Agreement — Indemnification of Directors and Officers; Insurance” beginning on page 64. No provision of the Merger Agreement modifies or amends any agreement, plan, program or document unless the Merger Agreement explicitly states that such agreement, plan, program or document will be so modified or amended.

Conditions to the Merger

Conditions of the Company, Valitás and Merger Sub

The obligations of each party to effect the Merger are subject to the fulfillment or waiver at or before the effective time of the Merger of the following conditions:

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof);

•	the expiration or termination of applicable waiting periods under the HSR Act; and

•	the absence of any law or governmental order prohibiting or making illegal the completion of the Merger.

Conditions of the Company

The obligations of the Company to effect the Merger are subject to the fulfillment or waiver of the following conditions:

•	the representations and warranties of Valitás and Merger Sub set forth in the Merger Agreement (i) relating to authority to enter into the Merger Agreement being true and correct (disregarding all qualifications or limitations as to materiality or words of similar effect) in all material respects and (ii) relating to all other matters being true and correct (disregarding all qualifications or limitations as to materiality or words of similar effect) subject to the material adverse effect standard for Valitás contained in the Merger Agreement, in both cases, as of the date of the Merger Agreement and as of the effective time of the Merger as if made at such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

•	Valitás and Merger Sub must have performed in all material respects all of the obligations required to be performed by them under the Merger Agreement at or prior to the closing date of the Merger; and

•	we must have received a certificate from Valitás certifying as to each of the foregoing.

Conditions of Valitás and Merger Sub

The obligations of Valitás and Merger Sub to effect the Merger are subject to the fulfillment or waiver of the following conditions:

•	our representations and warranties set forth in the Merger Agreement (i) relating to authority to enter into the Merger Agreement, the approval of the Merger Agreement and the Merger by the Board and the recommendation by the Board in favor of the adoption of the Merger Agreement, receipt of a fairness opinion and applicable takeover statutes, being true and correct (disregarding all qualifications or limitations as to materiality or words of similar effect) in all material respects, (ii) relating to the absence of a Company Material Adverse Effect since December 31, 2010 and the capital stock of our subsidiaries being true and correct in all respects, (iii) relating to our capitalization being true and correct in all respects, except for inaccuracies that do not require additional payments by Valitás in the Merger of more than $1,000,000 and (iv) relating to all other matters being true and correct (disregarding all qualifications or limitations as to materiality or words of similar effect) except where such failure to be true and correct will not result in a Company Material Adverse Effect, in each case, as of the date of the Merger Agreement and as of the effective time of the Merger as if made at such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

•	we must have performed in all material respects all of our obligations required to be performed by us under the Merger Agreement at or prior to the closing date of the Merger;

•	since the date of the Merger Agreement, there must not have occurred any Company Material Adverse Effect;

•	Valitás must have received a certificate from the Company certifying as to each of the foregoing; and

•	we must have furnished to Valitás a certificate that the shares of our common stock are not “United States real property interests” within the meaning of Section 897(c) of the Internal Revenue Code.

Termination of the Merger Agreement

Termination by Mutual Consent

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after adoption of the Merger Agreement by our stockholders, by mutual written consent authorized by the Board and the Board of Directors of Valitás.

Termination by the Company or Valitás

The Company or Valitás may terminate the Merger Agreement at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by our stockholders, without the consent of the other, in the event of any of the following:

•	if any applicable law prohibits or makes the Merger illegal or if an order has been entered by a government authority permanently restraining, enjoining or otherwise prohibiting the Merger, such order is final and non-appealable and the party seeking to terminate the Merger Agreement under this provision has performed its obligations set forth in the Merger Agreement to cooperate to resist, resolve or remove such law or order;

•	if the special meeting (including any adjournments or postponements thereof) has been held and completed and, following a final vote taken with respect thereto, our stockholders fail to adopt the Merger Agreement by the required vote at the special meeting (or any adjournment or postponement thereof), provided that we may not terminate pursuant to this provision if the failure to obtain stockholder approval was principally caused by or resulted from an action or failure to act by us and such action or failure to act constituted a breach of our obligations under the Merger Agreement; or

•	the Merger has not been consummated prior to August 31, 2011 (subject to extension by mutual agreement), provided that this right to terminate is not available to a party whose action or failure to act has been the principal cause of, or resulted in, the failure of the Merger to have been consummated on or before that date and such action or failure constitutes a material breach of the Merger Agreement.

Termination by Valitás

Valitás may terminate the Merger Agreement, at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by our stockholders, without our consent, in the event of any of the following:

•	there has been a recommendation change by the Board;

•	we breach our non-solicitation covenants or certain covenants with respect to the special meeting and the recommendation of the Board to our stockholders in favor of the adoption of the Merger Agreement;

•	we breach any representation, warranty, covenant or agreement made by us in the Merger Agreement, or any such representation or warranty shall have become inaccurate, in each case such that the associated condition to Valitás’ obligation to complete the Merger would not be satisfied, and such breach or inaccuracy is either not curable prior to August 31, 2011 or, if curable, has not been cured prior to August 31, 2011, provided that Valitás shall not have materially breached the Merger Agreement and remain in breach as of the date of its attempted termination;

•	if a governmental authority files a complaint or commences an action seeking to enjoin the completion of the Merger, requiring the sale by Valitás, any of its subsidiaries, us or any of our subsidiaries of any business, assets or properties or imposing any limitations on the ability to conduct our and their respective businesses; or

•	if Valitás has received notice that the Federal Trade Commission or the Antitrust Division of the Department of Justice has authorized its staff to file an injunction regarding the completion of the Merger, provided that Valitás has performed its obligations set forth in the Merger Agreement to cooperate to resist, resolve or remove such order.

Termination by the Company

We may terminate the Merger Agreement, at any time prior to the effective time of the Merger, without the consent of Valitás, in the event of any of the following:

•	if prior to the adoption of the Merger Agreement by our stockholders, the Board authorizes us to enter into an acquisition agreement with respect to a superior proposal and immediately prior to or substantially concurrently with the termination of the Merger Agreement we enter into such acquisition agreement, provided that we (i) shall not have breached our non-solicitation covenants or certain covenants with respect to the special meeting and the recommendation of the Board to our stockholders in favor of the adoption of the Merger Agreement and (ii) pay the required termination fee and expense reimbursement described in the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 70; or

•	Valitás breaches any representation, warranty, covenant or agreement made by it in the Merger Agreement, or any such representation or warranty shall have become inaccurate, in each case such that the associated condition to the Company’s obligation to complete the Merger would not be satisfied, and such breach or inaccuracy is either not curable prior to August 31, 2011 or, if curable, shall not have been cured prior to August 31, 2011, provided that we shall not have materially breached the Merger Agreement and remain in breach as of the date of our attempted termination.

Effect of Termination

If the Merger Agreement is properly terminated as described above, no party to the Merger Agreement will have any further liability or obligation under the Merger Agreement except with respect to:

•	any breach of the Merger Agreement occurring prior to such termination;

•	the requirement to comply with the separate confidentiality agreement between the Company and Valitás; and

•	the obligation, if applicable, to pay the applicable termination fee and expense reimbursement described below in the section entitled “The Merger Agreement — Termination Fee and Expenses” beginning on page 70.

Termination Fee and Expenses

Termination Fee Payable by the Company

We are obligated to pay Valitás a termination fee of $8.0 million plus up to $2.0 million of Valitás’ documented transaction expenses if:

•	Valitás terminates the Merger Agreement because the Board effects a recommendation change (other than in connection with the acceptance of a superior proposal with a party who is and remains an excluded party) or we violate our covenants with respect to supporting the Merger and not soliciting other acquisition proposals;

•	we terminate the Merger Agreement in order to accept a superior proposal made by a party who is not an excluded party; or

•	any of the following events occurs and within one year after termination of the Merger Agreement a third-party acquisition proposal is consummated or an agreement is entered into by us with respect to an acquisition proposal with a third party:

•	the Merger Agreement is terminated by us or by Valitás because our stockholders fail to vote in favor of the adoption of the Merger Agreement at the special meeting;

•	the Merger Agreement is terminated by us or by Valitás because the Merger has not been consummated prior to August 31, 2011 (subject to extension by mutual agreement) other than as a result of the failure of the parties to receive clearance of the Merger under the HSR Act; or

•	the Merger Agreement is terminated by Valitás because there has been any breach by us of any representation, warranty or covenant made by us in the Merger Agreement, or any such representation or warranty shall have become inaccurate, in each case such that the associated condition to Valitás’ obligation to complete the Merger would not be satisfied, and such breach or inaccuracy is either not curable prior to August 31, 2011 or, if curable, shall not have been cured prior to August 31, 2011.

Conversely, we are obligated to pay Valitás a reduced termination fee of $4.5 million plus up to $2.0 million of Valitás’ documented transaction expenses if:

•	Valitás terminates the Merger Agreement because the Board effects a recommendation change in connection with the acceptance of a superior proposal with a party who is and remains an excluded party; or

•	we terminate the Merger Agreement in order to accept a superior proposal made by a party who is and remains an excluded party.

Expense Reimbursement

We are obligated to reimburse Valitás for up to $2.0 million of its documented transaction expenses in the event that the Merger Agreement is terminated by Valitás because there has been any breach by us of any representation, warranty or covenant made by us in the Merger Agreement, or any such representation or warranty shall have become inaccurate, in each case such that the associated condition to Valitás obligation to complete the Merger would not be satisfied, and such breach or inaccuracy is either not curable prior to August 31, 2011 or, if curable, shall not have been cured prior to August 31, 2011.

Specific Performance

The Company, Valitás and Merger Sub are each entitled to obtain an injunction to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other legal or equitable remedy to which they are entitled. Each party has agreed not to oppose any such injunction, specific performance or other equitable relief on that basis that the party seeking such relief has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Amendments

The Merger Agreement may be amended by mutual written agreement of the parties at any time before or after the adoption of the Merger Agreement by our stockholders. However, after the adoption of the Merger Agreement by our stockholders, no amendment to the Merger Agreement may be made to the extent such amendment would require the further approval of our stockholders unless such further approval is obtained.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is traded on The Nasdaq Global Select Market’s National Market System under the symbol “ASGR.” As of March 31, 2011, there were approximately 71 registered holders of record of our common stock. The high and low sales prices of our common stock as reported on The Nasdaq Global Select Market during each quarter from January 1, 2009 through December 31, 2010 are shown below as well as the dividends per share declared on shares of our common stock by the Board for each quarter:

Quarter Ended	High	Low	Dividends

March 31, 2009	$13.76	$8.98	$—
June 30, 2009	$17.22	$12.28	$—
September 30, 2009	$19.00	$15.37	$0.05
December 31, 2009	$16.80	$12.34	$0.05
March 31, 2010	$17.00	$14.62	$0.06
June 30, 2010	$19.30	$15.25	$0.06
September 30, 2010	$18.18	$12.84	$0.06
December 31, 2010	$16.90	$14.28	$0.06
March 31, 2011	$26.10	$14.94	$0.06

We did not pay cash dividends on our common stock during the quarter ended March 31, 2009 or the quarter ended June 30, 2009. We paid a $0.05 per share dividend on our common stock for each of the quarters ended September 30, 2009 and December 31, 2009 and a $0.06 per share dividend on our common stock for each of the quarters ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010. On March 2, 2011, the Board declared a quarterly cash dividend of $0.06 per share on our common stock for the quarter ended March 31, 2011. The dividend will be paid on April 12, 2011 to stockholders of record on March 22, 2011.

The Board’s adoption of a dividend program reflects our intent to return capital to stockholders. We expect that any future quarterly cash dividends will be paid from cash generated by our business in excess of our operating needs, interest and principal payments on indebtedness, dividends on any future senior classes of our capital stock, if any, capital expenditures, taxes and future reserves, if any. Any future dividends will be authorized by the Board and declared based upon a variety of factors deemed relevant by our directors. In addition, financial covenants in our credit agreements may restrict our ability to pay future quarterly dividends. The Board will continue to evaluate our dividend program each quarter and will make adjustments as necessary, based on a variety of factors, including, among other things, our financial condition, liquidity, earnings projections and business prospects, and no assurance can be given that this dividend program will not change in the future.

Notwithstanding the foregoing, we are prohibited under the terms of the Merger Agreement from paying any additional dividends until the Merger is completed, the Merger Agreement is terminated or we obtain the prior written consent of Valitás. In addition, in the event that the Merger is completed, you will no longer be a stockholder of the Company and will have no interest in our future earnings or growth and no rights to receive any dividends we pay.

On February 27, 2008, the Board approved a stock repurchase program to repurchase up to $15 million of our common stock through the end of 2009. On July 28, 2009, the Board authorized the extension of this program by two years through the end of 2011, while maintaining the total $15 million limit. As of December 31, 2010, we had repurchased and retired a total of 891,850 shares of common stock under the stock repurchase program at an aggregate cost of approximately $11.2 million. There was no repurchase activity during the fourth quarter of 2010. Notwithstanding the foregoing, we are prohibited under the terms of the Merger Agreement from making any additional repurchases of our common stock until the Merger is completed, the Merger Agreement is terminated or we obtain the prior written consent of Valitás.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons Who Beneficially Own More Than Five Percent of Our Common Stock

Set forth below is information with respect to the beneficial ownership of our common stock as of March 31, 2011, by each person who beneficially owned more than 5% of our common stock as of such date, in each case based on information known to us and filed with the SEC by such person. Except as otherwise indicated, each person has sole voting and dispositive power with respect to the shares indicated as beneficially owned by such person.

	Shares
	Beneficially		Percentage of
Name and Address	Owned		Class(1)

Pacific Global Investment Management Company 101 N. Brand Blvd., Suite 1950 Glendale, CA 91203	847,350	(2)	9.11%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	700,000	(3)	7.53
Bruce & Co., Inc. 20 North Wacker Dr., Suite 2414 Chicago, IL 60606	665,617	(4)	7.16
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	621,332	(5)	6.68
A group comprised of Paul Glazer and Glazer Capital, LLC 623 Fifth Avenue, Suite 2502 New York, NY 10022	469,147	(6)	5.05

(1)	Based on 9,297,566 shares of common stock outstanding on March 31, 2011.

(2)	Based solely on information provided in a Schedule 13G filed with the SEC on August 7, 2008, as amended by an amendment filed with the SEC on January 10, 2011. According to such Schedule 13G, as of July 31, 2008, Pacific Global Investment Management Company may be deemed to beneficially own with sole voting and dispositive power 1,047,350 shares of common stock, 530,000 of which were held by Pacific Global Investment Management Company on behalf of Pacific Global Fund, Inc. — Small Cap Fund. On January 10, 2011, Pacific Global Fund, Inc. — Small Cap Value Fund filed an amendment to the Schedule 13G which set forth that Pacific Global Fund, Inc. — Small Cap Value fund may be deemed to beneficially own with sole voting and dispositive power 330,000 shares of common stock.

(3)	Based solely on information provided in a Schedule 13G filed with the SEC on February 10, 2011. According to such schedule, as of December 31, 2010, the 700,000 shares of common stock listed above may be deemed to be beneficially owned, with shared voting and dispositive power, by (i) Heartland Advisors, Inc., an investment adviser registered with the SEC, by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time and (ii) William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc. According to such Schedule 13G, Mr. Nasgovitz disclaims beneficial ownership of such shares.

(4)	Based solely on information provided in a Schedule 13G filed with the SEC on February 10, 2009. According to such Schedule 13G, as of December 31, 2008, Bruce & Co., Inc. may be deemed to beneficially own with sole voting and dispositive power the 665,617 shares of common stock listed above.

(5)	Based solely on information provided in a Schedule 13G filed with the SEC on February 3, 2011. According to such Schedule 13G, as of December 31, 2010, Blackrock, Inc. may be deemed to beneficially own with sole voting and dispositive power the 621,332 shares of common stock listed above.

(6)	Based solely in information provided in a Schedule 13G filed with the SEC on March 21, 2011. According to such Schedule 13G, as of March 9, 2011, the 469,147 shares of common stock listed above may be deemed to be beneficially owned, with shared voting and dispositive power, by (i) Paul Glazer, in his capacity as managing member of Glazer Capital, LLC and (ii) Glazer Capital, LLC. According to such schedule, Glazer Capital, LLC serves as the investment manager of Glazer Capital Management L.P., Glazer Qualified Partners, L.P., Glazer Enhanced Fund, L.P., Glazer Offshore Fund, Ltd. and Glazer Enhanced Offshore Fund, Ltd. In addition, according to such schedule, Glazer Capital, LLC manages separate accounts for three unrelated entities on a discretionary basis that own shares of common stock. According to such Schedule 13G, although Mr. Glazer does not directly own any shares of common stock, Mr. Glazer is deemed to beneficially own the 469,147 shares of common stock held by Glazer Capital Management L.P., Glazer Qualified Partners, L.P., Glazer Enhanced Fund, L.P., Glazer Offshore Fund, Ltd., Glazer Enhanced Offshore Fund, Ltd. and the three unrelated entities.

Ownership of Our Common Stock by Our Directors and Executive Officers

Set forth below is information with respect to the beneficial ownership of our common stock as of March 31, 2011 by each of our directors, named executive officers and executive officers and all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to the shares indicated as beneficially owned by such person.

	Number of	Shares		Percent of
	Shares	Acquirable	Total	Common Stock
	Beneficially	Within	Beneficial	Beneficially
Name	Owned	60 Days(1)	Ownership	Owned(2)

Directors and Executive Officers:
Burton C. Einspruch, M.D.	24,250	13,500	37,750	*
William M. Fenimore, Jr.	22,000	—	22,000	*
John W. Gildea	20,000	—	20,000	*
John C. McCauley	19,500	—	19,500	*
Richard D. Wright	64,928	9,000	73,928	*
Michael W. Taylor	35,846	101,667	137,513	1.5%
Rich Hallworth	40,485	78,333	118,818	1.3%
Carl J. Keldie, M.D.	32,703	47,749	80,452	*
J. Scott King	11,848	11,000	22,848	*
Jonathan B. Walker	7,620	—	7,620	*
All directors and executive officers as a group (10 persons)	279,180	261,249	540,429	5.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Reflects the number of shares that could be purchased upon exercise of stock options at March 31, 2011, or within 60 days thereafter.

(2)	Based on 9,297,566 shares of common stock outstanding on March 31, 2011 plus shares acquirable within 60 days.

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING,
IF NECESSARY TO SOLICIT ADDITIONAL PROXIES

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement. We currently do not intend to propose adjournment of the special meeting if there are sufficient votes to adopt the Merger Agreement, and our rights to do so are limited by the terms of the Merger Agreement. If the proposal to adjourn the special meeting is made, and if our stockholders approve this proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our stockholders who have previously voted “AGAINST” adoption of the Merger Agreement. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given (provided that the adjournment is not for more than 30 days and a new record date has not been fixed).

Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement requires the affirmative vote of the holders representing a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement, but broker non-votes, if any, will have no effect. Proxies submitted by registered stockholders without voting instructions will be voted “FOR” approval of adjournment of the special meeting to solicit additional proxies.

The Board unanimously recommends that our stockholders vote “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

OTHER MATTERS TO BE ACTED ON AT THE SPECIAL MEETING

We do not expect that any proposal other than the adoption of the Merger Agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement will be brought before the special meeting. Moreover, pursuant to the terms of the Merger Agreement, other than as required by law, we may not include any other proposals at the special meeting without the consent of Valitás. With respect to any other proposal that properly comes before the special meeting, however, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

STOCKHOLDER PROPOSALS

If the Merger is completed, there will be no public participation in any future meetings of our stockholders. If the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings, and any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below. Subject to completion of the Merger, we do not intend to conduct any further annual meetings of stockholders.

If the Merger is not completed, in order for a stockholder proposal to be considered for inclusion in the proxy materials for the 2011 Annual Meeting of Stockholders, the written proposal must have been received at our principal executive offices no later than the close of business on January 7, 2011. Any stockholder proposals intended to be presented in our proxy materials must satisfy the requirements of Rule 14a-8 of the Exchange Act.

In accordance with our Amended and Restated Bylaws, any other stockholder proposals to be presented at the 2011 Annual Meeting must have been received in writing at our principal executive offices no earlier than February 8, 2011 and no later than March 10, 2011 and must have contained specific information required by our Amended and Restated Bylaws, a copy of which may be obtained by writing to our secretary or accessing our public filings with the SEC at www.sec.gov. If a proposal is not timely and properly made in accordance with all necessary procedures, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may vote on such matter in their discretion.

Notwithstanding the foregoing, in the event that the date of the 2011 Annual Meeting is more than 30 days before or more than 60 days after June 8, 2011, stockholder proposals must be delivered no earlier than 120 days prior to the date of the 2011 Annual Meeting and no later than 90 days prior to the date of the 2011 Annual Meeting or, if the first public announcement of the date of the 2011 Annual Meeting is less than 100 days prior to the date of such 2011 Annual Meeting, no later than 10 days following the day on which such first public announcement is made.

HOUSEHOLDING OF PROXY MATERIALS

The SEC rules governing delivery of certain documents to our stockholders state that we may deliver one copy of a proxy statement, annual report or prospectus to an address shared by two or more stockholders. This “householding” of materials provides us with a significant cost savings. We have therefore provided one copy of this proxy statement to each address where one or more stockholders reside, unless we have received explicit instructions to provide more than one copy. Once you have received notice from your bank, brokerage firm or other nominee that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of documents and wish to receive only one, please notify your bank, brokerage firm or other nominee. We will deliver promptly upon written or oral request a separate copy of our proxy statement to a stockholder at a shared address to which a single copy was delivered. For copies of this proxy statement, stockholders should write to Investor Relations, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. at prescribed rates. You can contact the SEC at 1-800-SEC-0330 for additional information about these facilities. The SEC maintains a website that contains reports, proxy and information statements and other information filed with the SEC. This website can be accessed at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our website at www.asgr.com, which address is provided as an inactive textual reference only. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this proxy statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 3, 2011.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting.

Documents incorporated by reference, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement) are available without charge to stockholders upon written or oral request to Investor Relations, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, (615) 376-3100. You may also contact Georgeson at the address or telephone numbers below.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 203-9401

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED          , 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO YOU SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Appendix A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VALITÁS HEALTH SERVICES, INC.
WHISKEY ACQUISITION CORP.
AND
AMERICA SERVICE GROUP INC.
Dated as of March 2, 2011

A-i

A-ii

Page

9.2	Waiver of Compliance; Consents	A-43
9.3	Investigations; Disclosure Statement References	A-43
9.4	Notices	A-44
9.5	Assignment; Third Party Beneficiaries	A-44
9.6	Governing Law	A-44
9.7	Specific Enforcement; Consent to Jurisdiction	A-44
9.8	Exclusive Remedy	A-45
9.9	No Recourse	A-45
9.10	Counterparts	A-45
9.11	Severability	A-45
9.12	Interpretation	A-45
9.13	Entire Agreement	A-46
9.14	Non-Survival of Representations, Warranties, Covenants and Agreements	A-46
9.15	WAIVER OF JURY TRIAL	A-46
Exhibits
Exhibit A Certain Definitions		A-48
Exhibit B Form of Certificate of Merger
Exhibit C Form of Amended and Restated Certificate of Incorporation
Exhibit D Form of Amended and Restated Bylaws
Exhibit E Form of Parent Press Release
Exhibit F Form of Company Press Release

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended or modified in accordance with its terms, this “Agreement”) is made and entered into as of March 2, 2011 by and among Valitás Health Services, Inc., a Delaware corporation (“Parent”), Whiskey Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and America Service Group Inc., a Delaware corporation (“Company”).

A. The board of directors of Parent has unanimously approved and declared advisable the merger of Merger Sub with and into Company (the “Merger”), upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and its sole stockholder.

B. The board of directors of Merger Sub has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent as the sole stockholder of Merger Sub.

C. The board of directors of Company has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Company and its stockholders.

D. Capitalized terms used but not defined in this Agreement have the meanings given to them on Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending legally to be bound, agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”): (i) Merger Sub shall be merged with and into Company; (ii) the separate existence of Merger Sub shall cease; and (iii) Company shall be the surviving corporation and a wholly-owned subsidiary of Parent. Company, as the surviving entity of the Merger, is hereinafter sometimes referred to as the “Surviving Entity”.

1.2  Closing; Effective Time.  Unless this Agreement is terminated pursuant to Article VIII hereof, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties hereto (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles VI and VII (other than those conditions that by their terms are to be satisfied at the Closing), unless another time or date is agreed to by the parties hereto; provided, however, that, notwithstanding anything to the contrary set forth herein, Parent may in its sole and absolute discretion elect to postpone the Closing Date by up to five (5) calendar days (or, if the fifth (5th) calendar day is not a business day, the next business day thereafter) following the Closing Date that would otherwise have applied pursuant to this Section 1.2; and provided further that Parent may not exercise its rights to postpone the Closing Date pursuant to the preceding proviso more than two (2) times (i.e., not for a total of more than ten (10) calendar days) or to a date later than the Outside Date. The Closing shall take place at the offices of Bradley Arant Boult Cummings LLC, Suite 700, 1600 Division Street, Nashville, Tennessee, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in accordance with the relevant provisions of the DGCL (the time of such filings, or such later time as may be agreed in writing by the parties hereto and specified in the Certificate of Merger, being the “Effective Time”). If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub, Parent and/or Company shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.3  Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with the DGCL, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.4  Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Company shall be amended to read in its entirety as set forth on Exhibit C hereto and as so amended shall be the certificate of incorporation of the Surviving Entity.

(b) At the Effective Time, the bylaws of Company shall be amended to read in their entirety as set forth on Exhibit D hereto and as so amended shall be the bylaws of the Surviving Entity.

1.5  Board of Directors and Officers of the Surviving Entity.  The board of directors of Merger Sub immediately prior to the Effective Time shall serve as the initial board of directors of the Surviving Entity, until their respective successors are duly elected or appointed and qualified. The officers of Company immediately prior to the Effective Time shall serve as the initial officers of the Surviving Entity, until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

2.1  Conversion of Stock.  As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any outstanding shares of Company Common Stock or capital stock of Merger Sub:

(a) Except as otherwise provided in Section 2.1(b) or Section 2.3, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $26.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such converted shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each such uncertificated share of Company Common Stock (an “Uncertificated Share”), which immediately prior to the Effective Time was registered to a holder on the stock transfer books of Company, shall thereafter represent only the right to receive the Merger Consideration in exchange therefor in accordance with Section 2.2.

(b) Each share of Company Common Stock held by Company or any of the Company Subsidiaries or owned by Parent or any of the Parent Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Entity and shall constitute the only outstanding shares of capital stock of the Surviving Entity.

2.2  Payment of Consideration.

(a) At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company selected by Parent and reasonably acceptable to Company to act as the paying agent for the purpose of delivering the applicable Merger Consideration in exchange for Certificates or Uncertificated Shares (the “Paying Agent”).

(b) At or prior to the Effective Time, Parent shall supply or cause to be supplied to or for the account of the Paying Agent in trust for the benefit of the holders of Company Common Stock, for exchange pursuant to this Section 2.2, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.1(a) (the “Exchange Fund”). The Paying Agent shall cause the Exchange Fund to be applied promptly to making the payments provided for in Section 2.1(a). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in: (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; (ii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; or (iii) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent or Parent’s designee and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or Parent’s designee. In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(a), Parent shall promptly deposit, or cause to the deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount to make such payment.

(c) Promptly after the Effective Time (and in any event within two (2) business days following the Closing Date), Parent shall send, or shall cause the Paying Agent to send, to each holder of record of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and will be in customary form and have such other customary provisions as Parent reasonably specifies) for use in the exchange of such holder’s Certificates or Uncertificated Shares for the Merger Consideration. Thereafter, each such holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon: (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal (and all other documents reasonably required by the Paying Agent); or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of such shares of Company Common Stock formerly represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration without interest. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that: (x) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred; and (y) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) The transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Common Stock outstanding immediately prior to the Effective Time thereafter on the records of Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Entity or the Paying Agent for any reason, they shall be canceled and exchanged for the Merger Consideration, without interest, to the extent provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.2 that remains unclaimed by the holders of Company Common Stock following the first (1st) anniversary of the Closing Date shall be delivered to Parent or Parent’s designee, and any such holder who has not exchanged Certificates or Uncertificated Shares for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent, as unsecured creditors thereof, for payment of such Merger Consideration. Notwithstanding anything to the contrary in this Agreement, neither the Paying Agent, Parent, the Surviving Entity nor any party hereto shall be liable to any holder of shares of Company Common Stock immediately prior to the Effective Time for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to such time when the amounts would otherwise escheat to or become property of any Government Authority, any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to the Effective Time shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

2.3  Dissenting Shares.  Notwithstanding any provision in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. Holders of such Dissenting Shares shall be entitled to receive payment for the fair value of such Dissenting Shares as determined in accordance with Section 262 of the DGCL, except that if, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest. Company shall give Parent prompt notice of any demands received by Company for appraisal of shares and withdrawals of any such demand, and any other communications delivered to Company pursuant to or in connection with Section 262 of the DGCL, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands (including settlement offers). Except with the prior written consent of Parent, Company shall not offer to settle or settle, nor (unless required pursuant to a valid and final court Order) make any payment with respect to, any such demands.

2.4  Company Stock Options and Restricted Shares; Company ESPP.

(a) Prior to the Effective Time, Company shall take all actions necessary or reasonably requested by Parent (including obtaining any necessary determinations and/or resolutions of the board of directors of Company or a committee thereof, obtaining any necessary participant consents and amending any Company Stock Plan or participant agreement and taking the actions set forth in Schedule 2.4) to:

(i) terminate each Company Stock Plan;

(ii) provide that each option to purchase shares of Company Common Stock granted under any Company Stock Plan, including the 1999 Stock Plan, the 2009 Stock Plan or the Incentive Stock Plan, but excluding any options granted pursuant to the Company ESPP (each, a “Company Stock Option”) that is outstanding and unexercised (without regard to the exercise price of such Company Stock Option) as of immediately prior to the Effective Time, whether vested or unvested, shall: (i) become fully vested and exercisable immediately prior to and contingent on the Closing; and (ii) be canceled as of the Effective Time (in each case, without the creation of additional liability to Company or any of the Company Subsidiaries), subject, if applicable, to payment pursuant to Section 2.4(b); and

(iii) provide that each share of Company Common Stock that was granted under any Company Stock Plan, including the 1999 Stock Plan, the 2009 Stock Plan or the Incentive Stock Plan, and is subject to vesting or forfeiture conditions (whether time-based or performance-based) (each, a “Company Restricted Share”) that is outstanding as of immediately prior to the Effective Time shall become fully vested immediately prior to and contingent on the Closing and shall be treated as a share of Company Common Stock for all purposes of this Agreement.

(b) Each holder of a Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time and that has an exercise price per share that is less than the Merger Consideration, shall be entitled to receive as soon as reasonably practicable after the Effective Time a cash amount equal to the Designated Consideration (as defined below) for each share of Company Common Stock then subject to the Company Stock Option (in each case, without interest and subject to all deductions and withholdings required under the Code or under any other Applicable Law). Prior to the Closing, Company will deliver to each holder of a Company Stock Option a notice: (i) describing the treatment of and, if applicable, payment for such Company Stock Option pursuant to this Agreement; and (ii) setting forth instructions for use in obtaining the Designated Consideration for such Company Stock Option, if applicable. For purposes of this Agreement, “Designated Consideration” means, with respect to any share of Company Common Stock issuable pursuant to a particular Company Stock Option, an amount equal to the excess, if any, of: (x) the Merger Consideration; over (y) the exercise price payable in respect of such share of Company Common Stock issuable pursuant to such Company Stock Option.

(c) As soon as practicable following the date of this Agreement, the board of directors or the compensation committee of the board of directors of Company will adopt such resolutions and take such other actions reasonably requested by Parent as may be required to ensure that with respect to the Company’s Amended and Restated Employee Stock Purchase Plan (as amended from time to time prior to the date hereof, the “Company ESPP”): (i) participants in the Company ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company ESPP); (ii) no offering period will be commenced after the date of this Agreement (it being understood that any offering period in effect on the date hereof may continue in accordance with its terms, subject to the next clause); (iii) the Company ESPP and all offering periods then in effect shall be terminated effective immediately prior to the Effective Time; and (iv) the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the Company ESPP (which shares shall be treated as shares of Company Common Stock for all purposes of this Agreement), be refunded to such participant as promptly as practicable following the Effective Time (in each case, without interest).

(d) Promptly following the Effective Time, but in no event more than one (1) business day following the Effective Time, Parent shall deposit or shall otherwise take all steps necessary to ensure that the Surviving Entity has sufficient cash to pay the aggregate Designated Consideration payable to all optionholders pursuant to Section 2.4(b). Parent shall cause the Surviving Entity to pay the Designated Consideration as contemplated in Section 2.4(b).

2.5  Required Withholdings.  Each of the Paying Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from the Merger Consideration and the Designated Consideration such amounts, if any, as may be required to be deducted or withheld therefrom under the Code or under any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the Person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.

2.6  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

2.7  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company makes to Parent and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Company Disclosure Statement”). Subject to Section 9.3, the Company Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III.

3.1  Organization, Etc.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification would not result in a Company Material Adverse Effect. Each of Subsidiaries of Company, all of which are listed on Schedule 3.1(b) of the Company Disclosure Statement (the “Company Subsidiaries”), was duly organized or formed, is validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification would not result in a Company Material Adverse Effect. Each of Company and the Company Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Company Material Adverse Effect.

(b) Neither Company nor any of the Company Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other charter documents (in each case, as applicable). Schedule 3.1(b) of the Company Disclosure Statement sets forth: (i) the full name of each Company Subsidiary and any other entity in which Company has a significant equity interest, its capitalization and the ownership interest of Company and each other Person (if any) therein; (ii) the jurisdiction in which each such Company Subsidiary is organized; (iii) each jurisdiction in which Company and each of the Company Subsidiaries is qualified to do business as a foreign Person; and (iv) the names of the current directors and officers of Company and of each Company Subsidiary (or their equivalents if the Company Subsidiary is not a corporation). Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement and any other charter documents (in each case, as applicable) of Company and of each Company Subsidiary, as currently in effect.

3.2  Authority Relative to This Agreement.  Company has all requisite corporate power and authority to: (i) execute and deliver this Agreement; and (ii) assuming the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Special Meeting, or any adjournment or postponement thereof in accordance with Applicable Law (the “Company Stockholder Approval”), to consummate the Merger and the other transactions and obligations contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than obtaining the Company Stockholder Approval at the Company Special Meeting, or any adjournment or postponement thereof in accordance with Applicable Law). The Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

3.3  No Violations, Etc.  No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of Company or any Company Subsidiary for the consummation by Company of the Merger and the other transactions contemplated hereby except: (i) for the filing of the Certificate of Merger as required by the DGCL; (ii) as is required for purposes of complying with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (iii) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not result in a Company Material Adverse Effect. Neither the execution and delivery of this Agreement by Company, nor the consummation of the Merger or the other transactions contemplated hereby by Company, nor compliance by Company with all of the provisions hereof and thereof will, subject to obtaining the Company Stockholder Approval at the Company Special Meeting, or any adjournment or postponement thereof in accordance with Applicable Law: (x) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other charter documents (in each case, as applicable) of Company or any Company Subsidiary; (y) violate any Applicable Law; or (z) except as disclosed in Schedule 3.  3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any Company Contract, except in the case of clauses (y) or (z) for any violation, breach or default that would not result in a Company Material Adverse Effect.

Schedule 3.3 of the Company Disclosure Statement lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Contracts, or any of Company’s or any Company Subsidiaries’ notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, except for those which, if not obtained, would not result in a Company Material Adverse Effect.

3.4  Board Approval.  The board of directors of Company has unanimously: (i) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated by this Agreement, including the Merger; (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Company and Company’s stockholders; and (iii) subject to Section 5.2(e), resolved to recommend to Company’s stockholders that such stockholders effect the Company Stockholder Approval.

3.5  Fairness Opinion.  Company’s board of directors has received the oral opinion of Oppenheimer & Co., Inc., to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by Company’s stockholders is fair, from a financial point of view, to Company’s stockholders, and a written copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by Company. It is agreed and understood that such opinion is for the benefit of Company’s board of directors and may not be relied on by Parent, Merger Sub or any other Person.

3.6  Capitalization.

(a) The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, $0.01 par value (“Company Preferred Stock”). As of the date of this Agreement, there were: (i) 9,295,946 shares of Company Common Stock (including Company Restricted Shares) outstanding; (ii) Company Stock Options to purchase an aggregate of 897,172 shares of Company Common Stock outstanding; (iii) no shares of Company Preferred Stock outstanding; and (iv) no treasury shares. As of the date of this Agreement, other than 650,172 shares of Company Common Stock reserved for issuance pursuant to the Company’s Amended and Restated 1999 Incentive Stock Plan (as amended from time to time prior to the date hereof, the “1999 Stock Plan”), 468,000 shares of Company Common Stock reserved for issuance pursuant to the 2009 Equity Incentive Plan (as amended from time to time prior to the date hereof, the “2009 Stock Plan”), 18,000 shares of Company Common Stock reserved for issuance pursuant to the Amended and Restated Incentive Stock Plan (as amended from time to time prior to the date hereof, the “Incentive Stock Plan”) and 238,238 shares of Company Common Stock reserved for issuance pursuant to the Company ESPP (together with the 1999 Stock Plan, the 2009 Stock Plan and the Incentive Stock Plan, the “Company Stock Plans”), Company has no shares of Company Common Stock reserved for issuance.

(b) All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of Applicable Law, Company’s certificate of incorporation or bylaws or any Company Contract. No Company Subsidiary owns any Company Common Stock.

(c) Schedule 3.6(c) of the Company Disclosure Statement contains a complete and correct list as of the date hereof, of: (i) each outstanding Company Stock Option, including with respect to each such Company Stock Option the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Company Common Stock subject thereto and an indication of the form of award pursuant to which such Company Stock Option was granted; and (ii) all outstanding Company Restricted Shares, including with respect to each such Company Restricted Share the holder, date of grant, vesting schedule, the expiration date (ignoring any adjustments or amendments required by this Agreement) and an indication of the form of award pursuant to which such Company Restricted Share was granted.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote. Except as set forth in Schedule 3.6(d) or 3.6(c) of the Company Disclosure Statement, there are no issued, reserved for issuance or outstanding: (i) equity interests in or other voting securities of or other ownership interests in Company; (ii) securities of Company convertible into or exchangeable for equity interests in or other voting securities of or other ownership interests in Company; (iii) warrants, calls, options or other rights to acquire from Company, or other obligations of Company to issue, any equity interests in or other voting securities of or other ownership interests in Company or securities directly or indirectly convertible into, exercisable or exchangeable for equity interests in or other voting securities of or other ownership interests in Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests in or other voting securities of or other ownership interests in Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”).

(e) True and complete copies of each Company Stock Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Parent. Such agreements, instruments and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms. Each award under a Company Stock Plan was granted in accordance with the terms of such Company Stock Plan, and each Company Stock Option was granted with a per share exercise price no lower than the fair market value of one share of Company Common Stock as of the grant date. No grant of a Company Stock Option involved any “back dating”, “market timing”, or similar practices with respect to the effective date of the grant (whether intentionally or otherwise).

3.7  SEC Filings.

(a) Since January 1, 2008, Company has filed with the Securities and Exchange Commission (“SEC”) all required forms, reports, registration statements, certifications, prospectuses and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements, certifications, prospectuses and documents filed after January 1, 2008 together with any exhibits and schedules thereto and any other information incorporated therein, are referred to herein as the “Company SEC Reports”). Each of the Company SEC Reports complied as to form, when filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and in each case, any rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). No Company Subsidiary is required to file any statements, reports, schedules forms or other documents with the SEC.

(b) Accurate and complete copies of the Company SEC Reports have been made available (including via EDGAR) to Parent. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing, or, if a registration statement, as amended or supplemented, if applicable, by a filing prior to the date of this Agreement pursuant to the Securities Act, on the date such registration statement or amendment became effective) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is, in all material respects, made known to Company’s principal executive officer and principal financial officer.

(d) Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any material fraud, within the knowledge of Company, that involves management or other employees who have a significant role in the Company’s internal controls over financing reporting. As of the date hereof, there is no reason to believe that Company’s independent registered accountant, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required. To the knowledge of Company, neither Company nor any of the Company Subsidiaries nor Company’s independent registered accountant has identified or been made aware of (x) any significant deficiency or material weakness in the design or operation of Company’s internal controls, (y) any illegal act or fraud, whether or not material, that involves Company’s management or other employees or (z) any reasonably credible claim or allegation regarding any of the foregoing.

(e) Company is, and has since January 1, 2008 been, in compliance in all material respects with the applicable listing requirements of the Exchange, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the Exchange.

3.8  Compliance with Laws.  Neither Company nor any Company Subsidiary has violated or failed to comply with any Applicable Law, except where any such violations or failures to comply would not result in a Company Material Adverse Effect. Company and the Company Subsidiaries have all permits, licenses and franchises from Government Authorities required to conduct their businesses as now being conducted, except for those the absence of which would not result in a Company Material Adverse Effect.

3.9  Company Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and each of the Company Most Recent Financial Statements (the “Company Financial Statements”): (i) was prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as in effect on the date of such statements or such other date as may be reflected in such statements, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (ii) fairly presented, in all material respects, the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Company and the Company Subsidiaries, except that the unaudited interim financial statements omit footnotes and were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The consolidated financial statements for Company and the Company Subsidiaries as of and for the year ended December 31, 2010, provided to Parent prior to the date hereof, are herein referred to as the “Company Most Recent Financial Statements” and the balance sheet of Company as of December 31, 2010 is herein referred to as the “Company Balance Sheet”. No financial statements of any Person other than Company and the Company Subsidiaries actually included therein are required by GAAP to be included in the Company Financial Statements. Except as required by GAAP, Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted in an adjustment to, or any restatement of, the Company Financial Statements. Without limiting the generality of the foregoing, Deloitte & Touche LLP has not resigned nor been dismissed as independent public accountant of Company as a result of or in connection with any disagreement with Company on a matter of accounting practices which impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which Company is required to provide financial statements, such that they should no longer be relied on.

3.10  Absence of Undisclosed Liabilities.  Neither Company, nor any of the Company Subsidiaries or the entities listed on Schedule 3.1(b) has any liabilities (absolute, accrued, contingent or otherwise) other than: (i) liabilities included in the Company Balance Sheet and the related notes to the Company Most Recent Financial Statements; (ii) liabilities of a nature not required to be disclosed on a balance sheet or in the notes to the consolidated financial statements prepared in accordance with GAAP; (iii) normal or recurring liabilities incurred since December 31, 2010 in the ordinary course of business consistent with past practice; (iv) liabilities which would not result in a Company Material Adverse Effect; and (v) liabilities under this Agreement.

3.11  Absence of Changes or Events.  Except as contemplated by this Agreement, since December 31, 2010: (i) there has been no Company Material Adverse Effect; and (ii) there has not been any action or omission by

Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1.

3.12  Capital Stock of Subsidiaries.  Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries and the entities listed on Schedule 3.1(b). All of such shares or other equity interests have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Company free and clear of any claim, lien or encumbrance of any kind with respect thereto, in each case other than Company Permitted Liens or as otherwise described on Schedule 3.12. There are no proxies or voting agreements with respect to such shares or other equity interests, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Company or any of the Company Subsidiaries to issue, transfer, sell, repurchase or redeem any shares of capital stock or other equity securities of any Company Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares (collectively, the “Company Subsidiary Securities”). Except as set forth on Schedule 3.1(b), Company does not directly or indirectly own any interest in any Person except the Company Subsidiaries.

3.13  Litigation.

(a) Except as disclosed on Schedule 3.13(a), as of the date of this Agreement, there is no private or governmental claim, action, suit (whether in law or in equity), arbitration, mediation, or proceeding of any nature (each, an “Action”) pending or, to the knowledge of Company, any investigation or Action threatened against Company, any of the Company Subsidiaries or any of their respective officers, directors and managers (in their capacities as such), or involving any of their assets or capital stock, before any Government Authority, arbitrator or mediator, except for those Actions which would not result in a Company Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of Company, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or delay Company from performing its obligations hereunder.

(b) There is no outstanding judgment, order, writ, injunction, rule or decree of any arbitrator, mediator or Government Authority (each, an “Order”) to which Company, any Company Subsidiary or any of their assets is or was a party or by which Company, any Company Subsidiary or any of their assets is bound, the terms of which have not been satisfied by Company or such Company Subsidiary.

3.14  Insurance.  Schedule 3.14 of the Company Disclosure Statement lists as of the date hereof all insurance policies (including all workers’ compensation insurance policies) covering the business, properties or assets of Company and the Company Subsidiaries or any Company Employee Benefit Plan or its fiduciaries, the premiums and coverages of such policies, and all claims in excess of $500,000 made against any such policies since January 1, 2008. As of the date hereof, all such policies are in effect, and true and complete copies of all such policies have been made available to Parent. Company has not received written notice of the cancellation or threat of cancellation of any of such policy which would result in a Company Material Adverse Effect.

3.15  Contracts and Commitments.

(a) Except as: (i) set forth on Schedule 3.15; (ii) filed as an exhibit to a Company SEC Report filed with the SEC at least one (1) business day prior to the date of this Agreement; or (iii) as contemplated by this Agreement, as of the date hereof, neither Company, nor the Company Subsidiaries, nor the entities listed on Schedule 3.1(b) is a party to or bound by any of the following, whether oral or written:

(i) agreements, contracts, obligations, commitments or arrangements relating to expatriate benefits;

(ii) agreements, contracts, obligations, commitments or arrangements that provide for post-employment or post-consulting liabilities or obligations, including severance pay;

(iii) agreements, contracts, obligations, commitments, arrangements or Company Employee Benefit Plans under which payments or obligations will be increased, accelerated or vested by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event), or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement, whether pursuant to a change in control or otherwise, but excluding for such purposes any agreements, contracts, obligations, commitments or arrangements merely requiring the consent of a third party as a result of a Company change in control;

(iv) agreements, contracts, obligations, commitments or arrangements currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, where the fair market value of the assets exceeds $500,000;

(v) agreements, contracts, obligations, commitments or arrangements relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise or Person, excluding wholly-owned Company Subsidiaries;

(vi) agreements, contracts, obligations, commitments or arrangements for the purchase of materials, supplies, equipment or services, under which the aggregate payments made to one party or group of related parties during the past twelve (12) months, or expected to be made during the following twelve (12) months, will exceed $500,000;

(vii) agreements, contracts, obligations, commitments or arrangements relating to the guarantee (whether absolute or contingent) by Company or any of the Company Subsidiaries of (A) the performance of any other Person (other than Company or a wholly-owned Company Subsidiary), or (B) the whole or any part of the indebtedness or liabilities of any other Person (other than Company or a wholly-owned Company Subsidiary) in excess of $500,000;

(viii) agreements, contracts, obligations, commitments or arrangements relating to the indemnification of officers, directors, managers or agents;

(ix) other agreements, contracts, obligations, commitments or arrangements of indemnification or guaranty not entered into in the ordinary course of business;

(x) powers of attorney authorizing the incurrence of an obligation on the part of Company or the Company Subsidiaries;

(xi) agreements, contracts, obligations, commitments or arrangements which limit or restrict (A) where Company or any of the Company Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage or (C) any acquisition of assets or stock (tangible or intangible) by Company or any of the Company Subsidiaries;

(xii) agreements, contracts, obligations, commitments or arrangements under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $500,000;

(xiii) agreements, contracts, obligations, commitments or arrangements for the borrowing or lending of money, or the availability of credit (except credit extended by Company or any of the Company Subsidiaries to customers in the ordinary course of business and consistent with past practice);

(xiv) agreements, contracts, obligations, commitments or arrangements relating to any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

(xv) collective bargaining agreements;

(xvi) agreements, contracts, obligations, commitments or arrangements relating to the employment of individuals whose compensation is or annual payments are in excess of $250,000 in the current or any future year; or

(xvii) agreements, contracts, obligations, commitments or arrangements that would otherwise be required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.

Each contract, agreement or commitment of the type described in this Section 3.15 and in existence as of the date hereof is referred to herein as a “Company Contract”.

(b) Neither Company nor any of the Company Subsidiaries, nor to the knowledge of Company any other party to a Company Contract, is in breach, violation or default under, or since January 1, 2008, has received written notice that it has breached, violated or defaulted under (nor, to the knowledge of Company, does there exist any condition under which, with the passage of time or the giving of notice or both, would reasonably be expected to cause such a breach, violation or default under), any Company Contract, other than any breaches, violations or defaults which would not result in a Company Material Adverse Effect.

(c) Each Company Contract is a valid, binding and enforceable obligation of Company and, to the knowledge of Company, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not result in a Company Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

(d) An accurate and complete copy of each Company Contract has been made available (including via EDGAR) to Parent, provided that the information described on Schedule 3.15(d) has been redacted from certain Company Contracts described in subsections (vi) and (xii) of Section 3.15(a) above.

3.16  Labor Matters; Employment and Labor Contracts.

(a) Except as disclosed on Schedule 3.16, none of Company or any of the Company Subsidiaries is party to any union contract or other collective bargaining agreement, nor to the knowledge of Company are there any activities or proceedings of any labor union to organize any employees of Company or any Company Subsidiary. Each of Company and the Company Subsidiaries is in material compliance with all Applicable Laws respecting employment and employment practices and occupational health and safety requirements.

(b) There is no labor strike, slowdown or stoppage pending (or, to the knowledge of Company, threatened) against Company or any of the Company Subsidiaries. As of the date of this Agreement, no petition for certification has been filed and is pending (or, to the knowledge of Company, threatened to be filed) before the National Labor Relations Board with respect to any employees of Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not result in a Company Material Adverse Effect. There are no controversies pending or, to the knowledge of Company, threatened, between Company or any of the Company Subsidiaries and any of their respective employees, which controversies would result in a Company Material Adverse Effect. Except as disclosed on Schedule 3.16(b), the employment of each of the employees of Company and each Company Subsidiary is “at will” and neither Company nor any Company Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Neither Company nor any Company Subsidiary is currently engaged, or has since January 1, 2008 engaged in, any arrangement whereby it leases employees or other service providers from another Person.

(c) No current or former employee of Company or any Company Subsidiary is or, since January 1, 2008 has been, employed by Company or any Company Subsidiary to conduct business activities of the Company outside of the United States.

3.17  Intellectual Property Rights.

(a) Company and the Company Subsidiaries own or have the right to use all material intellectual property necessary to conduct their respective businesses as currently conducted (such intellectual property and the rights thereto are collectively referred to herein as the “Company IP Rights”) except where failure to have such right would not result in a Company Material Adverse Effect. No royalties or other payments are payable to any Person with respect to: (i) commercialization of any products presently sold or under development by Company or the Company Subsidiaries; or (ii) the performance of any services presently sold or offered for sale by Company or the Company Subsidiaries.

(b) Except as would not result in a Company Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a breach of any instrument or agreement governing any Company IP Rights; (ii) cause the modification of any term of any license or agreement relating to any Company IP Rights; (iii) cause the forfeiture or termination of any Company IP Rights; (iv) give rise to a right of forfeiture or termination of any Company IP Rights; or (v) impair the right of Company or the Surviving Entity to use, sell or license any Company IP Rights or portion thereof.

(c) To Company’s knowledge, neither: (i) the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Company or any of the Company Subsidiaries; nor (ii) the performance of any services presently sold or offered for sale by Company or the Company Subsidiaries violates in any material respect any license or agreement between Company or any of the Company Subsidiaries and any third party or infringes in any material respect on the intellectual property rights of any other Person. As of the date hereof, there is no pending or, to the knowledge of Company, threatened Action which, if successful, would result in a Company Material Adverse Effect, contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, or asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Company products, or the performance of any services presently sold or offered for sale by Company or the Company Subsidiaries, conflicts or will conflict with the rights of any other party.

(d) Schedule 3.17(d) of the Company Disclosure Statement lists all patents, registered trademarks and service marks, registered copyrights and applications for any of the foregoing owned or possessed by Company or any of the Company Subsidiaries (“Company Registered IP”). To Company’s knowledge, all Company Registered IP is valid, subsisting and enforceable, and all renewal, application, and other registry fees due as at the date of this Agreement in respect of the Company Registered IP have been paid.

(e) Company has provided to Parent a true and complete copy of its standard form of employee confidentiality agreement and Company has at all times since January 1, 2008 used commercially reasonable efforts to cause all employees of Company and the Company Subsidiaries to execute such an agreement. Company has at all times since January 1, 2008 taken commercially reasonable efforts to ensure that all consultants or third parties with access to material proprietary information of Company have executed appropriate non-disclosure agreements that adequately protect the Company IP Rights.

(f) Company has taken commercially reasonably necessary steps to ensure that Company’s and the Company Subsidiaries’ material source codes and material trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which would cause the loss of trade secret status.

(g) To the knowledge of Company, none of the employees or consultants of Company or any of the Company Subsidiaries is obligated under any contract or other agreement or binding commitment of any nature, or subject to any Order, that would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of Company and the Company Subsidiaries or that would conflict with the business of Company as presently conducted. Neither Company nor any of the Company Subsidiaries has entered into any agreement to indemnify any other Person, including any employee or consultant of Company or any of the Company Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, customer agreements (including any of which that are Government Contracts), reseller agreements or distribution agreements, arising in the ordinary course of business. All current and former employees and consultants of Company or any of the Company Subsidiaries who have created or otherwise developed Company IP Rights material to the conduct of the business of Company and the Company Subsidiaries, taken as a whole, have signed valid and enforceable written assignments to Company or the Company Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property and Company and the Company Subsidiaries possess signed copies of all such written assignments by such employees and consultants except where failure to obtain such assignments would not result in a Company Material Adverse Effect.

(h) No third party is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Company IP Rights except where such infringement, misappropriation or violation would not result in a Company Material Adverse Effect.

3.18  Taxes.

(a) Company and each of the Company Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items. Company and each of the Company Subsidiaries have paid (or Company has paid on behalf of each of the Company Subsidiaries) all Taxes due and payable as shown on such Tax Returns. No unresolved deficiencies for any Taxes have been proposed, asserted or assessed against Company or any of the Company Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(b) None of Company and the Company Subsidiaries: (i) has received any written notice that it is being audited by any taxing authority which audit has not yet been completed; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; (iii) has granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received a written inquiry from any taxing authority regarding the filing of Tax Returns from a jurisdiction where it is not presently filing Tax Returns; or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. There are no current audits of federal, state, local or foreign Tax Returns of Company or any of the Company Subsidiaries by any taxing authority.

(c) None of Company and the Company Subsidiaries has assumed any material liability for the Taxes of another Person under any contract, agreement, arrangement or course of dealing which liability remains unpaid. None of Company and the Company Subsidiaries are bound by any Tax sharing agreement (including any indemnity arrangements) the principal subject of which is Taxes or similar arrangements.

(d) There is no lien for Taxes on any of the assets of Company or any of the Company Subsidiaries, except for inchoate liens for Taxes not yet due and payable.

(e) Neither Company nor any of the Company Subsidiaries is party to any contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payment” to a “disqualified individual” for purposes of Section 280G or Section 4999 of the Code and the regulations thereunder (and any comparable provisions of state, local or foreign Tax law).

(f) Company and each of the Company Subsidiaries have properly withheld on all amounts paid to employees and have paid over all such amounts to the appropriate taxing authorities.

(g) Neither Company nor any Company Subsidiary is or has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) other than a group the common parent of which is or was Company.

3.19  Employee Benefit Plans; ERISA.

(a) Schedule 3.19(a) of the Company Disclosure Statement lists all: (i) “employee pension benefit plans” as defined in Section 3(2) of ERISA (“Pension Plans”) whether or not subject to ERISA; (ii) “employee welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”) whether or not subject to ERISA; (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plans; bonus, profit-sharing or other incentive plans; deferred compensation arrangements; severance plans; holiday or vacation plans; sabbatical programs; relocation arrangements; or any other fringe benefit programs; and (iv) other material employee benefit or compensation plans, agreements (including any individual agreements), programs, policies or arrangements covering employees, directors and consultants of Company, any Company Subsidiary or any of the Company ERISA Affiliates that either is maintained or contributed to by Company, any of the Company Subsidiaries or any of the Company ERISA Affiliates or to which Company, any of the Company Subsidiaries or any of the Company ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Company Employee Benefit Plans”).

(b) With respect to each Company Employee Benefit Plan, Company and each of the Company Subsidiaries are in compliance with, have performed all obligations required under, and are not subject to liability under, the applicable provisions of ERISA, the Code and other Applicable Laws, and the terms of such Company Employee Benefit Plan, except where the failure to comply or the resulting liability would not result in a Company Material Adverse Effect. Each Company Employee Benefit Plan has been administered in compliance with its terms and Applicable Laws, including ERISA and the Code, except where the failure to be in compliance would not result in a Company Material Adverse Effect. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms, without material liability to Company or the Surviving Entity, and no Company Employee Benefit Plan or the assets of such plan will be subject to any surrender fees or service fees upon termination of such plan other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, and timely deposits of employee contributions have been made.

(d) All of Company’s Pension Plans and the Company Subsidiaries’ Pension Plans intended to qualify under Section 401(a) of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such operational failures which would not result in a material Company liability. With respect to each Company Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, each such Company Employee Benefit Plan and the trusts, if any, maintained thereunder, are the subjects of a favorable determination or opinion letter from the IRS with respect to its qualification or tax-exemption, as the case may be. No Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has permitted investment in Company Securities.

(e) There are no: (i) Actions pending (or, to the knowledge of Company, threatened) by any Government Authority involving the Company Employee Benefit Plans; nor (ii) Actions pending or threatened claims (other than routine claims for benefits) against any Company Employee Benefit Plans, against the assets of any of the trusts under any Company Employee Benefit Plans or against any fiduciary of any Company Employee Benefit Plans or against Company, any Company Subsidiary or any of the Company ERISA Affiliates with respect to such Company Employee Benefit Plan or asserting any rights or claims to benefits under any Company Employee Benefit Plan or against the assets of any trust under such Company Employee Benefit Plan, except for those which would not result in a material Company liability. To the knowledge of Company, there are no facts which would form the basis for any Action contemplated by this Section 3.19(e) except for those which would not result in a Company Material Adverse Effect.

(f) None of Company, any of the Company Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), other than one which qualifies for an applicable statutory exemption.

(g) None of Company, any of the Company Subsidiaries or any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, nor have they sponsored, maintained, administered or contributed to, or had any liability with respect to any Pension Plan subject to Title IV of ERISA or Sections 412, 430, or 4971 of the Code or Section 302 of ERISA. No Company Employee Benefit Plan is: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(h) Neither Company nor any Company Subsidiary nor any Company ERISA Affiliate has incurred any liability under Title IV of ERISA or under Code Section 413 with respect to a Company Employee Benefit Plan that has not been satisfied in full.

(i) With respect to each of the Company Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent United States Internal Revenue Service (“IRS”) determination letter, if any; (vi) copies of the three most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) copies of any fiduciary or investment committee minutes or meeting notes for the three (3) most recent plan years. Company or any Company Subsidiary has timely filed and delivered or made available to Parent the three (3) most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and timely made all material communications with participants, the IRS, the U.S. Department of Labor, or any other Government Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Employee Benefit Plan.

(j) None of the Welfare Plans maintained by Company or any of the Company Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, and then only at the expense of the participant or the participant’s beneficiary. Company and each of the Company Subsidiaries and Company ERISA Affiliates which maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA and Part 6 of Subtitle B of Title I of ERISA, except where the failure to comply would not result in a material Company liability.

(k) No liability of Company or any of the Company Subsidiaries under any Pension Plan or Welfare Plan has been satisfied with the purchase of a contract from an insurance company as to which Company or any of the Company Subsidiaries has received written notice that such insurance company is in rehabilitation or a comparable proceeding. With respect to each Welfare Plan, all claims for which Company or the Company Subsidiaries have any liability are either: (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (“HMO”), pursuant to which the HMO bears the liability for claims; or (iii) reflected as a liability or accrued for in the Company Most Recent Financial Statements.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event: (i) entitle any current or former employee, officer, director or other service provider of Company or any of the Company Subsidiaries to severance pay, unemployment compensation, a change of control payment or any other payment; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider. Since January 1, 2010, there has been no amendment to any Company Employee Benefit Plan which would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred with respect to such Company Employee Benefit Plan for the most recent fiscal year included in the Company Financial Statements.

(m) No Company Employee Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

(n) Company and each Company Subsidiary is in compliance in all material respects with the WARN Act. In the past two (2) years: (i) neither Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one (1) or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or any of the Company Subsidiaries; and (iii) neither Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither Company nor any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date of this

Agreement or any similar event that when aggregated with enough such other events would trigger the advance notice requirements of the WARN Act.

3.20  Environmental Matters.

(a) Except for such cases that would not result in a Company Material Adverse Effect, no underground storage tanks and no amount of Hazardous Materials are present, as a result of the actions of Company or any of the Company Subsidiaries or, to the knowledge of Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of the Company Subsidiaries has at any time owned, operated, occupied or leased, in each case as would result in a violation of any Environmental Laws.

(b) Except for such cases that would not result in a Company Material Adverse Effect, neither Company nor any of the Company Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Law, nor has Company or any of the Company Subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any Environmental Laws.

(c) Company and the Company Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and the Company Subsidiaries’ Hazardous Materials Activities and other businesses of Company and the Company Subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold any such Company Environmental Permits would not result in a Company Material Adverse Effect. To the knowledge of Company, there are no facts or circumstances indicating that any Company Environmental Permit will be revoked, suspended, canceled or not renewed.

(d) As of the date of this Agreement, no material Action is pending, or to the knowledge of Company, threatened, concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of the Company Subsidiaries. Company does not have knowledge of any fact or circumstance which could involve Company or any of the Company Subsidiaries in any Action relating to Environmental Laws or Hazardous Materials Activities that would result in a Company Material Adverse Effect. Since January 1, 2008, Company and the Company Subsidiaries have not received written notice that Company or any of the Company Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up or similar action at any property presently or formerly used by Company or any of the Company Subsidiaries for recycling, disposal or handling of Hazardous Materials.

3.21  Federal Health Care Programs; Third-Party Payors.  Except as disclosed on Schedule 3.21, neither Company nor any of the Company Subsidiaries participates in any federal or state health care programs, including Medicaid or Medicare. Except as disclosed on Schedule 3.21, neither Company nor any of the Company Subsidiaries participates in or submits claims for reimbursement to any third-party payors.

3.22  Government Contracts.

(a) Neither Company nor any of the Company Subsidiaries has breached or violated in any material manner any contractual obligation pertaining to any material Government Contract or Government Bid. Neither Company nor any Company Subsidiary has received any notification of termination for convenience, termination for default, cure notice or show cause notice that is currently in effect or pending pertaining to any material Government Contract. No material cost incurred by Company or any of the Company Subsidiaries pertaining to any material Government Contract has been disallowed by any Government Authority. No material amounts due to Company or any of the Company Subsidiaries pertaining to any material Government Contract is being currently withheld or set off except in accordance with the terms of the applicable Government Contract. There exist no outstanding material claims or disputes with respect to any material Government Contract or Government Bid. Neither Company nor any of the Company Subsidiaries has made any misrepresentations or inaccurate certifications arising under or related to any material Government Contract or Government Bid. Company’s and each of the Company Subsidiary’s cost accounting and procurement systems are in compliance in all material respects with all Applicable Laws. To the knowledge of Company, all material Government Contracts have been entered into with Persons duly authorized to bind the relevant Government Authorities.

(b) Except as set forth on Schedule 3.22(b), neither Company nor any of the Company Subsidiaries nor, to the knowledge of Company, any of their respective directors, officers, managers, employees, independent contractors, consultants or agents (i) is or has been within the last six (6) years under any administrative, civil or criminal investigation or indictment by any Government Authority; (ii) has been subject to any audit by any Government Authority that resulted in any material negative audit finding, in either case with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Bid; (iii) has been convicted of or is under indictment for a federal or state healthcare program-related offense or other healthcare-related offense; (iv) has been debarred, excluded or suspended from doing business with any Government Authority or from participation in Medicare, Medicaid or any other federal or state health care program or been subjected to any Order of, or criminal or civil fine or penalty imposed by, any Government Authority relating thereto; or (v) has engaged in any conduct within the past six (6) years that would warrant the institution of suspension or debarment proceedings against such individuals, Company or any of the Company Subsidiaries, in connection with doing business with any Government Authority.

(c) Except as set forth on Schedule 3.22(c), within the past six (6) years, neither Company nor any of the Company Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to a Government Contract.

(d) No action has been taken or, to the knowledge of Company, threatened by any Government Authority to revoke, withdraw, suspend or terminate (other than the failure to exercise an election to renew) any Government Contract or to terminate or decertify or otherwise adversely affect any participation of Company or any Company Subsidiary in any arrangement with a Government Authority.

3.23  Absence of Questionable Payments.  To the knowledge of Company, none of Company, any Company Subsidiary or any of their respective managers, directors, officers, agents, employees, or Affiliates or any other Persons acting on their behalf have, in their capacity with or on behalf of Company or any Company Subsidiary: (i) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; or (iii) established or maintained any fund or asset that has not been recorded in the books and records of Company or any Company Subsidiary.

3.24  Finders or Brokers.  Except for Signal Hill Capital Group LLC and Oppenheimer & Co., Inc., true and correct copies of whose engagement letters or agreements have been provided to Parent prior to the date of this Agreement, neither Company nor any of the Company Subsidiaries has employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.25  Company Proxy Statement.  The proxy statement to be sent to Company’s stockholders in connection with the solicitation of proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, including the Merger (the “Company Proxy Statement”) (and any amendment or supplement thereto), at the date the Company Proxy Statement (and any amendment or supplement thereto) is first mailed to Company’s stockholders and at the time of the Company Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.25 will not apply to statements or omissions included in the Company Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding Parent or Merger Sub furnished to Company in writing by Parent specifically for use therein (it being understood that all other information in the Company Proxy Statement (and, in each case, any amendment or supplement thereto) will be deemed to have been furnished by Company). The Company Proxy Statement (and, in each case, any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and, subject to Section 5.4, the Company Proxy Statement will include the Company Board Recommendation.

3.26  Title to Property.  Company and the Company Subsidiaries have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet, and have valid leasehold interests in all material leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except: (i) liens for current taxes not yet due and payable; (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) liens securing debt reflected on the Company Balance Sheet; (iv) liens recorded pursuant to any Environmental Law; or (v) liens or failures to have good and valid title which have not had, or would not result in, a Company Material Adverse Effect (collectively, “Company Permitted Liens”). Schedule 3.26 of the Company Disclosure Statement identifies each parcel of real property owned or leased by Company or any of the Company Subsidiaries.

3.27  Takeover Statutes; Stockholder Rights Plan.  Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transactions contemplated hereby from: (i) the restrictions on business combinations set forth in Section 203 of the DGCL; and (ii) any other similar antitakeover law, statute or regulation (each, a “Takeover Statute”) and, accordingly, no Takeover Statute applies to any such transactions. Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.28  Investigation; No Additional Representations.  Company, in entering into this Agreement, is relying solely on the representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement and, except as expressly set forth in Article IV of this Agreement, Parent and Merger Sub have made no representation or warranty, express or implied, at law or in equity, with respect to Parent, Merger Sub or their Affiliates or any of their respective businesses or financial conditions, assets, liabilities or operations, or the past, current or future profitability or performance of their respective businesses or any other matter, including with respect to: (i) any information, written or oral and in any form provided, made available to Company or any of its Representatives in “data rooms” (including online data rooms), management presentations, functional “break-out” discussions, oral or written responses to questions submitted on behalf of Parent or other communications between Company or any of its Representatives, on the one hand, and Parent or any of its Representatives, on the other hand; (ii) any projections, estimates, business plans or budgets delivered to or made available to Company or any of its Representatives, or which is made available to Company or any of its Representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or any of its Affiliates; (iii) the operation of Parent or any of its Affiliates after the Closing in any manner; (iv) the probable success or profitability of the ownership, use or operation of Parent or its Affiliates after the Closing; (v) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to Company or any of its Representatives with respect to Parent or any of its Affiliates or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise; or (vi) any other information, written or oral and in any form provided, or documents previously made available or which are made available after the date hereof, to Company or any of its Representatives with respect to Parent, any of its Affiliates, or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub make to Company the representations and warranties contained in this Article IV.

4.1  Organization, Etc.

(a) Each of Parent and Merger Sub was duly organized or formed, is validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification would not result in a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified as a foreign Person to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Parent Material Adverse Effect.

(b) Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws. Parent has made available to Company accurate and complete copies of the certificate of incorporation and bylaws, as currently in effect, of Parent and Merger Sub.

4.2  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions and obligations contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which will occur immediately after the execution and delivery of this Agreement). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

4.3  No Violations, Etc.  No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of either Parent or Merger Sub for the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby except: (i) for the filing of the Certificate of Merger as required by the DGCL; (ii) as is required for complying with the HSR Act; and (iii) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not result in a Parent Material Adverse Effect. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation of the Merger or the other transactions contemplated hereby by Parent and Merger Sub, nor compliance by Parent and Merger Sub with all of the provisions hereof and thereof will, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which will occur immediately after the execution and delivery of this Agreement): (x) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; (y) violate any Applicable Law; or (z) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any binding contract, agreement or commitment of Parent or Merger Sub, except in the case of clauses (y) or (z) for any violation, breach or default that would not result in a Parent Material Adverse Effect.

4.4  Board Approval.  The board of directors of Parent has unanimously: (i) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger; and (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Parent and Parent’s sole stockholder. The board of directors of Merger Sub has unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and determined that this Agreement is fair to and in the best interests of Merger Sub and its sole stockholder.

4.5  Company Proxy Statement.  The information regarding Parent and Merger Sub supplied by Parent in writing for inclusion in the Company Proxy Statement, at the date the Company Proxy Statement (and any amendment or supplement thereto) is first mailed to Company’s stockholders and at the time of the Company Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6  Litigation.

(a) As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, any investigation or Action threatened against Parent, any of the Subsidiaries of Parent (the “Parent Subsidiaries”) or any of their respective officers, directors and managers (in their capacities as such), or involving any of their assets or capital stock, before any Government Authority, except for those Actions which would not result in a Parent Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or delay Parent or Merger Sub from performing their obligations hereunder.

(b) There is no outstanding Order to which Parent, any Parent Subsidiary or any of their assets is or was a party, or by which Parent, any Parent Subsidiary, or any of their assets is bound, the terms of which have not been satisfied by Parent or Parent Subsidiary.

4.7  Financing.

(a) Parent and Merger Sub have delivered to Company true, correct and complete copies of the commitment letters (the “Debt Commitment Letters”) from Barclays Bank PLC and Bank of America, N.A. on one hand, and GSO Capital Partners LP, on the other hand (each of the foregoing Persons, a “Lender”), each dated as of the date of this Agreement, pursuant to which the Lenders have committed, subject to the terms and conditions contained in the Debt Commitment Letters, to provide debt financing in the aggregate amount set forth therein for the purpose of consummating the transactions contemplated by this Agreement (collectively, the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letters have not been amended or modified and the commitments set forth in the Debt Commitment Letters have not been withdrawn or rescinded in any respect. Each Debt Commitment Letter, in the form delivered to Company, is, as of the date of this Agreement, in full force and effect and constitutes a legal, valid and binding obligation of the Parent and Merger Sub and, to the knowledge of Parent as of the date hereof, the other parties thereto. Assuming compliance by Company with its covenants and agreements hereunder and the accuracy in all material respects of the representations and warranties of Company set forth in Article III (for such purposes, the accuracy of such representations and warranties shall otherwise be evaluated without giving effect to any knowledge or Company Material Adverse Effect qualification or exception), the aggregate proceeds contemplated by the Debt Financing, together with other funds currently available to Parent and the cash and cash equivalents of Company and the Company Subsidiaries will be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration set forth in Section 2.1(a), any other repayment or refinancing of indebtedness required by the Debt Commitment Letters or required as a result of the consummation of the Merger (collectively, the “Debt Payoff”) and any other amounts payable by Parent or Merger Sub at the Closing in connection with the transactions contemplated by this Agreement.

(b) Except as specifically set forth in each Debt Commitment Letter: (i) there are no conditions precedent or other contingencies to the obligations of the Lenders to fund the Debt Financing contemplated by the Debt Commitment Letters; (ii) there are no contingencies that would permit the Lenders either to reduce the total amount of the Debt Financing contemplated by the Debt Commitment Letters or to impose any additional conditions precedent or contingency to the availability of the Debt Financing contemplated by the Debt Commitment Letters; and (iii) there are no side letters or other contracts, agreements or commitments relating to the Debt Financing other than the Debt Commitment Letters and the fee letter between Parent and Barclays Bank PLC, Barclays Capital, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Assuming the accuracy in all material respects of Company’s representations and warranties set forth in Article III (for such purposes, the accuracy of such representations and warranties shall otherwise be evaluated without giving effect to any knowledge or Company Material Adverse Effect qualification or exception), as of the date of this Agreement: (x) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Debt Commitment Letters; and (y) neither Parent nor Merger Sub is aware of any fact, occurrence or condition that would reasonably be expected to make any of the assumptions, statements, representations or warranties in the Debt Commitment Letters inaccurate in any material respect or that would reasonably be expected to cause the commitment provided in the Debt Commitment Letters to be terminated or ineffective or any of the conditions contained in the Debt Commitment Letters not to be met. Parent and Merger Sub have paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date of this Agreement in connection with the Debt Commitment Letters.

4.8  Finders or Brokers.  Neither Parent nor any of the Parent Subsidiaries has employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Company could have any liability.

4.9  Solvency.  Assuming: (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions; (ii) the accuracy in all material respects of the representations and warranties of Company set forth in Article III (for such purposes, the accuracy of such representations and warranties shall otherwise be evaluated without giving effect to any knowledge or Company Material Adverse Effect qualification or exception); (iii) any estimates, projections or forecasts of Company and the Company Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable; and (iv) compliance by Company with its covenants and agreements hereunder, after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, any alternative financing and the payment of the Merger Consideration, the Debt Payoff, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Surviving Entity will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination and on a consolidated basis, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted items are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature,” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

4.10  Investigation; No Additional Representations.  Parent and Merger Sub, in entering into this Agreement, are relying solely on the representations and warranties of Company set forth in Article III of this Agreement and, except as expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Statement), Company has made no representation or warranty, express or implied, at law or in equity, with respect to Company or any of the Company Subsidiaries or any of their respective businesses or financial conditions, assets, liabilities or operations, or the past, current or future profitability or performance of their respective businesses or any other matter, including with respect to: (i) any information, written or oral and in any form provided, made available to Parent or any of its Representatives in “data rooms” (including online data rooms), management presentations, functional “break-out” discussions, oral or written responses to questions submitted on behalf of Company or other communications between Parent or any of its Representatives, on the one hand, and Company or any of its Representatives, on the other hand; (ii) any projections, estimates, business plans or budgets delivered to or made available to Parent or any of its Representatives, or which is made available to Parent or any of its Representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company or any of the Company Subsidiaries; (iii) the operation of Company or any Company Subsidiaries by Parent after the Closing in any manner; (iv) the probable success or profitability of the ownership, use or operation of Company or any Company Subsidiaries by Parent after the Closing; (v) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to Parent or any of its Representatives with respect to Company or any of the Company Subsidiaries or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise; or (vi) any other information, written or oral and in any form provided, or documents previously made available or which are made available after the date hereof, to Parent or any of its Representatives with respect to Company, any of the Company Subsidiaries or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.

ARTICLE V

COVENANTS

5.1  Conduct of Company Business During Interim Period.  During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Company and the Company Subsidiaries, except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, will: (i) conduct its operations according to its ordinary and usual course of business and consistent with past practice; (ii) use reasonable best efforts to preserve intact its business, to keep available the services of its officers and employees in each business function and to maintain existing relationships with suppliers, distributors, customers and others having business relationships with it; and (iii) not take any action which would reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement and except as set forth on Schedule 5.1 of the Company Disclosure Statement, prior to the earlier of the termination of this Agreement or Effective Time, Company will not, and will not permit the Company Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned with respect to the matters set forth in Sections 5.1(a), (b), (f), (g), (h), (i), (j), (l), (m), (n), (o), (p), (r), (s) and, to the extent related to any of the foregoing Sections, Section 5.1(t)), directly or indirectly, do any of the following:

(a) (i) enter into any contract, agreement or commitment that would have been a Company Contract were Company or any of the Company Subsidiaries a party or subject thereto on the date of this Agreement other than in the ordinary course of business consistent with past practice (for avoidance of doubt, entering into a new Government Contract or Government Bid in the ordinary course of business consistent with past practice will not be a violation of this subsection); or (ii) terminate or amend in any material respect any Company Contract or waive any material right thereunder other than in the ordinary course of business consistent with past practice (it being understood that if any such entry into, or termination or amendment of, any such contract, agreement or commitment is permitted pursuant to this Section 5.1(a) as a result of the references to acts taken in the ordinary course of business consistent with past practice, but such action would otherwise be prohibited by any other provision of this Section 5.1, then this Section 5.1(a) shall not be interpreted to permit such action without the prior written consent of Parent as contemplated hereby);

(b) grant any severance or termination pay to any officer or employee of Company or any of the Company Subsidiaries except payments in amounts consistent with policies and past practice or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

(c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or other equity security (other than (x) a dividend of $0.06 per share on the Company’s Common Stock declared on the date hereof and (y) dividends or distributions between or among Company and any of the wholly-owned Company Subsidiaries in the ordinary course of business consistent with past practice) or split, combine or reclassify any capital stock or other equity security or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity security;

(d) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity security except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof and previously disclosed in writing to Parent;

(e) cause, permit or propose any material amendments to the certificate of incorporation, bylaws, certificate formation or limited liability company agreement (in each case, as applicable) of Company or any of the Company Subsidiaries;

(f) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

(g) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business consistent with past practice) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Company or any Company Subsidiary, as the case may be, or guarantee any debt of others;

(h) enter into any “keep well” or other contract to maintain any financial statement condition of any Person other than a wholly-owned Company Subsidiary or enter into any arrangement having the economic effect of the foregoing;

(i) adopt or amend any material employee benefit or employee equity purchase or employee option plan, enter into any employment contract providing for compensation in excess of $200,000, pay any special bonus or special remuneration in excess of $100,000 to any director or employee of Company or any Company Subsidiary except in the ordinary course of business consistent with past practice, or materially increase the salaries or wage rates of its officers or employees of Company or any Company Subsidiary or credit service except in the ordinary course of business consistent with past practice such that the total service credited to any individual exceeds the actual services of such individual to Company or any Company Subsidiary in connection with any Company Employee Benefit Plan;

(j) pay, discharge, settle, compromise or satisfy any pending or threatened material Action, material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement, compromise or satisfaction of Actions, claims, liabilities or obligations that do not relate to the transactions contemplated by this Agreement and result solely in a monetary obligation involving only payment by Company or any Company Subsidiary of not more than $250,000;

(k) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets, equity or other securities, any material change in capitalization, or any partnership, association or joint venture;

(l) except in the ordinary course of business consistent with past practice and following written notice to Parent (A) purchase any insurance policy requiring payment of premiums in an amount greater than $250,000 individually or in the aggregate, (B) fail to renew any insurance policy naming it as a beneficiary or a loss payee or (C) take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered;

(m) maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;

(n) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(o) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC;

(p) in respect of any Taxes: (i) except as required by Applicable Law, make or change any material election, change any material accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any material extension or waiver of the limitation period applicable to any material claim or assessment; or (ii) enter into any Tax sharing agreement or similar arrangement (including any indemnity arrangement) the principal subject of which is Taxes;

(q) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options listed on Schedule 3.6(c) of the Company Disclosure Statement in accordance with the terms of such Company Stock Options on the date of this Agreement and (B) subject to Company’s compliance with Section 2.4(c), sales of Company Common Stock pursuant to the

Company ESPP; or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(r) enter into any Government Contract or submit any Government Bid that: would limit Parent, the Surviving Entity or any of the other Parent Subsidiaries from engaging in any line of business, competing with any Person or selling any product or service;

(s) make capital expenditures in excess of $3,000,000 in the aggregate; or

(t) agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. At all times prior to the Effective Time, Company shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

5.2 Go-Shop Period; No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on April 16, 2011, Company and the Company Subsidiaries and their respective Affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to (but only pursuant to) a confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement with Parent (an “Acceptable Confidentiality Agreement”) (it being understood that such Acceptable Confidentiality Agreement need not prohibit the making or amendment of an Acquisition Proposal but shall allow Company to comply with its obligations under this Agreement), provided that Company shall promptly (and in any event within twenty-four (24) hours) make available to Parent and Merger Sub any material non-public information concerning Company or the Company Subsidiaries that Company provides or gives such Person access to that was not previously made available to Parent or Merger Sub; and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort to attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 5.2 (including Section 5.2(c)) and subject to the last sentence of this Section 5.2(b) as may relate to any Excluded Party (for as long as such Person or group remains an Excluded Party), Company and the Company Subsidiaries shall, and shall instruct and cause their respective Representatives to: (i) at 12:00 a.m. (Eastern time) on April 17, 2011, (the “No-Shop Period Start Date”) immediately cease any discussions, negotiations and/or actions with any Persons that may be ongoing with respect to an Acquisition Proposal; and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, not directly or indirectly (A) solicit, initiate, start or encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning Company or the Company Subsidiaries to any Person relating to, or that could reasonably be expected to lead to, any Acquisition Proposal, (C) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, or approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (D) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Parent or the Merger Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (E) otherwise facilitate any effort or attempt to make, submit or announce an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Company Subsidiary or Company Representative, whether or not such Person is purporting to act on behalf of the

Company or any of its Subsidiaries, or otherwise, will be deemed to be a breach of this Section 5.2(b) by the Company. Notwithstanding the foregoing, following the No-Shop Period Start Date and prior to the time, but not after, the Company Stockholder Approval is obtained, Company and its Representatives may continue to engage in the activities described in Section 5.2(a), and the restrictions set forth in this Section 5.2(b) shall not apply, with respect to any Excluded Party (for as long as such Person or group remains an Excluded Party), including with respect to any amended Acquisition Proposals made by any Excluded Party, in each case subject to the provisions of Section 5.2(e), (g) and (i).

(c) Notwithstanding anything in this Agreement to the contrary, at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Stockholder Approval is obtained, if Company receives an unsolicited written Acquisition Proposal from any Person (other than any Excluded Party) and neither Company nor any of the Company Subsidiaries nor any of their respective Representatives shall have breached or taken any action inconsistent with the provisions of Section 5.2(b), Company and its Representatives may provide non-public information and data concerning Company and the Company Subsidiaries in response to a request therefor by such Person and may engage or participate in any discussions or negotiations with such Person regarding such Acquisition Proposal if: (i) Company receives from such Person an Acceptable Confidentiality Agreement containing “standstill” provisions prohibiting such Person from acquiring or announcing publicly any intent to acquire beneficial ownership of any shares of Company Common Stock or any other securities of Company or any Company Subsidiary from the date of such agreement to the earlier of the date on which (A) the Effective Time occurs or (B) this Agreement has been terminated in accordance with its terms (but otherwise allows Company to comply with its obligations under this Agreement); (ii) at least four (4) business days prior to furnishing any such non-public information to, or entering into such discussions or negotiations with such Person, Company gives Parent written notice of the identity of such Person, of Company’s intention to furnish non- public information to, or enter into such discussions or negotiations with, such Person and of the terms and conditions of such Acquisition Proposal (including providing Parent copies of any draft agreements and other documents relating thereto); (iii) within twenty-four (24) hours of providing any non-public information or data concerning Company and the Company Subsidiaries to such Person, Company makes available to Parent and Merger Sub any such non-public information or data concerning Company and the Company Subsidiaries that was not previously made available to Parent or Merger Sub; and (iv) Company’s board of directors or any properly constituted committee thereof determines in good faith (A) after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law and (B) after consultation with an independent financial advisor of nationally recognized reputation, which, for the avoidance of doubt, shall include the financial advisors set forth on Schedule 5.2(c) (a “Financial Advisor”), that such Acquisition Proposal is or would reasonably be expected to result in a Superior Proposal. Company will notify Parent in writing promptly (and in any event within twenty-four (24) hours) after any determination by Company’s board of directors that an Acquisition Proposal is, or would reasonably be expected to result in a Superior Proposal.

(d) For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any Person or group of Persons other than Parent or any of the Parent Subsidiaries or Affiliates for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Company (or any Company Subsidiary whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of Company and the Company Subsidiaries taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over fifteen percent (15%) of the equity securities of Company or any of the Company Subsidiaries or over fifteen percent (15%) of the consolidated total assets of Company and the Company Subsidiaries, in each case other than the Merger.

(ii) “Cut-Off Date” shall mean 12:00 a.m. Eastern Time on May 1, 2011.

(iii) “Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least seventy percent (70%) of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom Company has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the Company’s board of directors or any properly constituted committee thereof determines in its good faith judgment prior to the No-Shop Period Start Date, after consultation with its Financial Advisor, is or would reasonably be expected to result in, a Superior Proposal; provided, however, that, notwithstanding anything to the contrary contained herein, such Person or group shall cease to be an “Excluded Party” upon the earlier of: (x) the Cut-Off Date and (y) immediately at such time as the Acquisition Proposal made by such Person or group (as such Acquisition Proposal may be revised during the course of ongoing negotiations) no longer constitutes or would no longer reasonably be expected to result in a Superior Proposal, in each case as determined in good faith by Company’s board of directors or any properly constituted committee thereof after consultation with its Financial Advisor (it being understood that such Acquisition Proposal may temporarily cease to be a Superior Proposal or an Acquisition Proposal that would reasonably be expected to result in a Superior Proposal, in each case as determined in good faith by Company’s board of directors or any properly constituted committee thereof after consultation with its Financial Advisor, so long as negotiations with respect thereto are ongoing and there is not, following the No-Shop Period Start Date, a continuous period of five (5) business days during which such Acquisition Proposal fails to be a Superior Proposal or an Acquisition Proposal that would reasonably be expected to result in a Superior Proposal, in each case as determined in good faith by Company’s board of directors or any properly constituted committee thereof after consultation with its Financial Advisor).

(iv) “Superior Proposal” means a written bona fide Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that is not solicited or received in violation of Section 5.2 and that Company’s board of directors or any properly constituted committee thereof has determined in its good faith judgment, after consultation with its Financial Advisor and outside counsel (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory and other aspects of the proposal, the expected timing and likelihood of consummation of the proposal and the identity of the Person making the proposal, and (B) would result in a transaction more favorable to Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (taking into account the timing of consummation as compared to the transaction contemplated hereby and after giving effect to all of the adjustments offered by Parent and Merger Sub pursuant to Section 5.2(i)); provided, however, that no Acquisition Proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such Acquisition Proposal is not likely in the reasonable judgment of Company’s board of directors (after consultation with its Financial Advisor) to be obtained on a timely basis.

(e) Except as set forth in this Section 5.2(e) or Section 8.1(i) or Section 8.1(j), Company’s board of directors and each committee thereof shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation with respect to the Merger, (B) authorize, adopt, approve, recommend, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal, (C) after the public announcement of the submission of an Acquisition Proposal, fail to publicly reaffirm the Company Board Recommendation within ten (10) business days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Acquisition Proposal on a Schedule TO or (E) fail to include the Company Board Recommendation in the Company Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); or

(ii) unless it concurrently terminates this Agreement pursuant to Section 8.1(i) or Section 8.1(j), cause or permit Company to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar agreement (other than a confidentiality agreement referred to in Section 5.2(a) or Section 5.2(c)) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Approval is obtained, Company’s board of directors or any properly constituted committee thereof may effect a Recommendation Change if: (i) (A) an Acquisition Proposal is made to Company and is not withdrawn, (B) neither Company nor its Subsidiaries or Representatives has breached the terms of this Section 5.2, (C) Company’s board of directors or any properly constituted committee thereof has determined in good faith (after consultation with its Financial Advisor) that such Acquisition Proposal is a Superior Proposal (giving effect to all of the adjustments offered by Parent pursuant to Section 5.2(i)) and (D) in light of such Superior Proposal, Company’s board of directors or any properly constituted committee thereof has determined in good faith (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; or (ii) (A) an Intervening Event shall have occurred following the date of this Agreement and (B) in light of such Intervening Event, Company’s board of directors or any properly constituted committee thereof has determined in good faith (after consultation with outside legal counsel and after giving effect to all of the adjustments offered by Parent pursuant to Section 5.2(j))) that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. Company shall provide Parent with at least two (2) business days’ prior notice of any meeting of Company’s board of directors or any committee at which it is reasonably expected that any Acquisition Proposal or Intervening Event will be considered.

(f) Nothing contained in this Section 5.2 shall be deemed to prohibit Company or Company’s board of directors or any committee thereof from: (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders); or (ii) making any “stop-look-and-listen” communication to the stockholders of Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of Company), provided that Company’s board of directors expressly reaffirms the Company Board Recommendation in such disclosure and that any Recommendation Change shall only be made in accordance with the requirements of Section 5.2(e).

(g) Within twenty-four (24) hours following the No-Shop Period Start Date, Company shall notify Parent of the number of Excluded Parties and the identity thereof and shall provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from an Excluded Party and, if applicable, copies of all documents relating thereto received prior to such date. From and after the No-Shop Period Start Date, Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent of any inquiries, proposals, offers or requests for non-public information with respect to or that could reasonably be expected to lead to an Acquisition Proposal that are received by Company, any of the Company Subsidiaries or any of their respective Representatives, or of any discussions or negotiations sought or occurring with respect thereto, indicating, in connection with such notice, the material terms and conditions of such inquiry, proposal, offer or request (including, if applicable, copies of any written materials submitted in connection with such inquiry, proposal, offer or request, including proposed agreements) and the identity of the Person submitting such inquiry, proposal, offer or request and thereafter shall keep Parent reasonably informed in a reasonably prompt manner of the status and terms of any such inquiries, proposals, offers or requests (including any amendments thereto) and the status of any such discussions or negotiations.

(h) Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Company or any Company Subsidiary is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent, unless, in the case of a “standstill” or similar agreement, (i) the release is for, and limited to the extent such Person remains, an Excluded Party or (ii) Company’s board of directors determines in good faith based on the advice of outside legal counsel that the failure to take such action would be inconsistent with the board’s fiduciary duties under Applicable Law; provided, however, that Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any “standstill” or similar agreement the effect of which would be to permit such Person to effect a transaction without the approval of Company’s board of directors. Promptly (A) following the No-Shop Period Start Date but subject to the rights of Company pursuant to Section 5.2(c), Company will request each Person (other than any Excluded Party) and (B) following the time when a previously Excluded Party ceases to constitute an Excluded Party under the terms hereof, Company will request each such previously Excluded Party and each Person who was a member of a group that constituted an Excluded Party that has executed, within eighteen (18) months prior to the No-Shop Period Start Date, a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal with, or equity investment in, Company or any of the Company Subsidiaries, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of Company or any Company Subsidiary and will use its commercially reasonable efforts to enforce or cause to be enforced any obligation to do so. From and after the No-Shop Period Start Date, subject to the rights of Company pursuant to Section 5.2(c), Company shall immediately cease and: (i) cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person (other than any Excluded Party) conducted theretofore by Company, the Company Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal; and (ii) cause to be terminated any access such Person (other than any Excluded Party) may have to any physical or virtual data room maintained by or on behalf of Company. From and after the time when a previously Excluded Party ceases to constitute an Excluded Party under the terms hereof, subject to the rights of Company pursuant to Section 5.2(c), Company shall immediately cease and: (i) cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person who was previously an Excluded Party or a member of a group that constituted an Excluded Party conducted theretofore by Company, the Company Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal; and (ii) cause to be terminated any access such Person may have to any physical or virtual data room maintained by or on behalf of Company. Company shall not take any action to exempt any Person (other than Parent, Merger Sub, their respective Affiliates or, subject to Company’s compliance with Section 5.2(e), any Excluded Party) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Takeover Statute) or otherwise cause such restrictions not to apply.

(i) Company shall not be entitled to effect a Recommendation Change or to terminate this Agreement under Section 8.1(i) or (j), in each case with respect to a Superior Proposal, unless: (i) Company shall have provided a written notice (a “Notice of Superior Proposal”) to Parent that Company intends to take such action and included with such Notice of Superior Proposal all of the information regarding such Superior Proposal contemplated by Section 5.2(g); (ii) during the four (4) business day period following Parent’s receipt of the Notice of Superior Proposal, Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Debt Commitment Letters so that such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of the four (4) business day period, Company’s board of directors or any properly constituted committee thereof shall have determined in good faith after consultation with its Financial Advisor, taking into account any changes to this Agreement and the Debt Commitment Letters proposed in writing by Parent in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of any such Superior Proposal shall require a new Notice of Superior Proposal, and Company shall be required to comply again with the requirements of this Section 5.2(i); provided, however, that all references to four (4) business days above shall be thereafter deemed to be references to two (2) business days.

(j) Company shall not be entitled to effect a Recommendation Change with respect to an Intervening Event unless: (i) Company shall have provided a written notice (a “Notice of Recommendation Change”) to Parent that Company intends to take such action and included with such Notice of Recommendation Change a reasonably detailed description of the nature of such Intervening Event; (ii) during the four (4) business day period following Parent’s receipt of the Notice of Recommendation Change, Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Debt Commitment Letters so as to obviate the need for the Recommendation Change based on such Intervening Event; (iii) following the end of the four (4) business day period, Company’s board of directors or any properly constituted committee thereof shall have determined in good faith after consultation with outside legal counsel, taking into account any changes to this Agreement and the Debt Commitment Letters proposed in writing by Parent in response to the Notice of Recommendation Change or otherwise, that the failure to effect such Recommendation Change would continue to be inconsistent with its fiduciary duties under Applicable Law.

5.3 Access to Information.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Company will afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable notice to all of its (and the Company Subsidiaries’) facilities, personnel, operations, books and records, will permit Parent and its Representatives to conduct inspections as they may reasonably request and will instruct the Company’s Representatives to furnish Parent with such financial and operating data and other information (including then-current and projected cash and working capital balances) with respect to its business and properties as Parent may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement, dated as of September 15, 2010, between Parent and Company (the “Confidentiality Agreement”); provided, however, that Company shall not be required to violate any obligation of confidentiality to which it is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 5.3; and provided, further, that: (i) Company shall not be required to furnish or otherwise make available to Parent customer-specific data or competitively sensitive information relating to areas of Company’s business in which Parent competes against Company; and (ii) subject to Section 5.3(b), neither Parent nor any of its Representatives shall have any contact whatsoever with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of Company with respect to any matters relating to Company or the Company Subsidiaries except in consultation with Company and upon receipt of the prior written consent of Company. Parent agrees that it will treat any such information confidential in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms, and will conduct any investigation pursuant to this Section 5.3 in such a manner as not to interfere unreasonably with the operations of Company or any of the Company Subsidiaries and in a manner that complies with all Applicable Laws.

(b) The parties acknowledge that both Company and Parent and its Affiliates currently are engaged in similar lines of business that from time to time compete with one another. In light of the foregoing, and notwithstanding anything to the contrary set forth herein, the parties agree that neither this Agreement nor any provision by Company or any of its Representatives to Parent, its Affiliates or its Representatives of any information pursuant to Section 5.3(a) shall preclude or limit the right or ability of Parent and its Affiliates to: (i) develop or have developed for it products or services that compete with the products or services of Company or the Company Subsidiaries, provided such products or services were independently developed without use of the Company’s information provided pursuant to Section 5.3(a); or (ii) respond to inquiries from, solicit business with or from, enter into business discussions with, offer to sell or sell products or services to (or, in the case of vendors, suppliers, prospective vendors or prospective suppliers, offer to buy or buy products or services from) or otherwise engage in business relations with any partners, customers, vendors, suppliers, or prospects of any nature whatsoever, whether or not partners, customers, customer prospects, vendors, suppliers or prospects of any party hereto or its respective Subsidiaries on or before the date of this Agreement; provided, however, that Parent, its Affiliates and its Representatives shall use the information obtained by any of them pursuant to Section 5.3(a) solely in connection with the consummation of the transactions contemplated by this Agreement.

5.4 Company Special Meeting; Board Recommendations.

(a) After the date hereof, Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene as promptly as practicable (and in any event, no later than thirty (30) days after the mailing of the Company Proxy Statement to Company’s stockholders) a meeting of Company’s stockholders (the “Company Special Meeting”) solely to consider the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger. Company, subject to Section 5.2(e), will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and will take all other action necessary or advisable to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Special Meeting with the consent of Parent (and shall so adjourn or postpone the Company Special Meeting up to one (1) time for a period not to exceed ten (10) business days if requested to do so by Parent) to the extent necessary to ensure that any necessary supplement or amendment to the Company Proxy Statement (as determined by Company in good faith) is provided to Company’s stockholders a reasonable time in advance of the Company Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Company Special Meeting is originally scheduled (as set forth in the Company Proxy

Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. Company shall ensure that the Company Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Special Meeting are solicited in compliance with Applicable Law and Company’s certificate of incorporation and bylaws. In furtherance of the foregoing, Company shall: (i) establish a record date for purposes of determining stockholders entitled to notice of and vote at the Company Special Meeting (the “Record Date”) consistent with Applicable Law and Company’s bylaws and that is reasonably acceptable to Parent; (ii) not change such Record Date or establish a different record date for the Company Special Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required to do so by Applicable Law or Company’s bylaws; (iii) in the event that the Company Special Meeting is for any reason adjourned, postponed or otherwise delayed and unless Parent shall have otherwise approved in writing (which approval shall not be unreasonably withheld, delayed or conditioned), implement such adjournment, postponement or other delay in such a way that Company does not establish a new Record Date for the Company Special Meeting, as so adjourned, postponed or delayed, except as required by Applicable Law or Company’s bylaws; (iv) keep Parent reasonably informed prior to the date of the Company Special Meeting as to the aggregate tally of the proxies received by Company with respect to the Company Stockholder Approval; and (v) without the prior written consent of Parent, not include any proposal or matter (other than procedural matters or other matters required by Applicable Law) to be acted on by the stockholders of Company at the Company Special Meeting other than the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger.

(b) Except as permitted by Section 5.2(e): (i) the board of directors of Company shall unanimously recommend that Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, at the Company Special Meeting (or any adjournment or postponement thereof) (the “Company Board Recommendation”); and (ii) the Company Proxy Statement shall include a statement to the effect that the board of directors of Company has unanimously recommended that Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, at the Company Special Meeting (or any adjournment or postponement thereof).

5.5 Company Proxy Statement; Related Matters.  After the execution of this Agreement, Company and Parent shall mutually prepare, and Company shall file with the SEC, the Company Proxy Statement (provided that each of Company and Parent shall use its reasonable best efforts to cause the Company Proxy Statement to be filed no later than three (3) business days following the No-Shop Period Start Date). Thereafter, Company shall mail to its stockholders as promptly as reasonably practicable (but in no event later than five (5) business days following the date upon which the SEC staff advises Company that it has no further comments on the Company Proxy Statement) the Company Proxy Statement and all other proxy materials for the Company Special Meeting. In connection with the foregoing, Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Company Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between Company and/or any of its Representatives and the SEC with respect to the Company Proxy Statement. Subject to Applicable Law, prior to filing or mailing the Company Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent with an opportunity to review and comment on each such filing or response and shall give reasonable and good faith consideration to all comments proposed to be included in each such filing or response by Parent. Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Company Proxy Statement from the SEC. Company shall use its reasonable best efforts to ensure that all information in the Company Proxy Statement (and any amendment or supplement thereto) other than information regarding Parent or Merger Sub furnished to Company in writing by Parent specifically for use therein, at the date the Company Proxy Statement (and any amendment or supplement thereto) is first mailed to Company’s stockholders and at the time of the Company Special Meeting (or any adjournment or postponement thereof), does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall use its reasonable best efforts to ensure that all information regarding

Parent or Merger Sub furnished to Company in writing by Parent specifically for use in the Company Proxy Statement (and any amendment or supplement thereto), at the date the Company Proxy Statement (and any amendment or supplement thereto) is first mailed to Company’s stockholders and at the time of the Company Special Meeting (or any adjournment or postponement thereof), does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Company and Parent shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.5.  Whenever any party hereto learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Company Proxy Statement pursuant to Applicable Law, such party shall promptly inform the other of such occurrence and comply with all of its obligations pursuant to this Section 5.5 relating to effecting such amendment or supplement to the Company Proxy Statement.

5.6 Reasonable Best Efforts.

(a) (i) Each of Parent and Merger Sub, on the one hand, Company (and its respective Affiliates, if applicable), on the other hand, and all other Persons as may be required under Applicable Law, shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) all requisite documents and notifications relating to this Agreement and the transactions contemplated hereby as required by the HSR Act and the rules and regulations promulgated thereunder, together with all such other filings and submissions under Applicable Law, as the case may be, for the consummation of the transactions contemplated by this Agreement, no later than five (5) business days following the date of this Agreement (unless Parent and Company mutually agree in writing to another date); and (ii) each of Parent and Merger Sub, on the one hand, and Company (and its respective Affiliates, if applicable), on the other hand, shall use its reasonable best efforts to obtain and maintain in connection with the transactions contemplated by this Agreement all approvals, consents, registrations, permits, authorizations and other confirmations of all Government Authorities or other third parties that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement.

(b) Each of Parent, Merger Sub and Company shall: (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any Applicable Laws or requested to be made by any Government Authority in connection with the transactions contemplated by this Agreement; (ii) supply the other or its outside counsel with any material information that may be required or requested by any Government Authority in connection with such filings or submissions; (iii) supply any additional information that may be required or requested by the FTC, the DOJ or other Government Authorities in which any such filings or submissions are made under any Applicable Laws as promptly as practicable; (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any Applicable Laws as soon as reasonably practicable; and (v) use their reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such action and doing all such things necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Government Authority or Person may assert under any Applicable Laws with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by the FTC, the DOJ or any other Government Authority with respect to the transactions contemplated by this Agreement so as to enable the transactions contemplated hereby to be consummated as soon as expeditiously possible.

(c) Notwithstanding anything to the contrary set forth in this Agreement, no party is required to, and neither Company nor any Company Subsidiary may, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Company, Parent or any of their respective Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a material adverse effect (including a reputational effect) on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries or Company and the Company Subsidiaries, as applicable, in any material jurisdiction.

Notwithstanding anything in this Agreement to the contrary, upon the request of Parent, Company will, and will cause each Company Subsidiary to, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of or to conduct, restrict, operate, invest or otherwise change the assets or business of Company or any such Company Subsidiary, so long as such requirement, condition, understanding, agreement or Order is binding on Company or such Company Subsidiary only in the event that the Closing occurs.

(d) Each of Parent and Merger Sub, on the one hand, and Company (and its respective Affiliates, if applicable), on the other hand, shall keep the other party promptly informed of any material communication regarding any of the transactions contemplated by this Agreement in connection with any filings, investigations with, by or before any Government Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Government Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Applicable Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by Applicable Law or by the applicable Government Authority, the parties hereto agree to: (i) give each other reasonable advance notice of all meetings with any Government Authorities relating to the transactions contemplated by this Agreement; (ii) give each other an opportunity to participate in each of such meetings; (iii) keep the other party reasonably apprised with respect to any material oral communications with any Government Authority regarding the transactions contemplated by this Agreement; (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by this Agreement, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Government Authority; (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Government Authority regarding the transactions contemplated by this Agreement; (vi) provide each other (or outside counsel of each party hereto, as appropriate) with copies of all written communications to or from any Government Authority relating to the transactions contemplated by this Agreement; and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.2 and Section 6.3.

(e) Notwithstanding anything to the contrary contained in this Agreement: (i) all obligations of the parties hereto with respect to the Debt Financing or any other financing for the transactions contemplated by this Agreement will be governed exclusively by Section 5.17 and Section 5.18 and not this Section 5.6; and (ii) Section 5.6(b) does not apply to any approvals, consents, registrations, permits, authorizations, confirmations, filings, submissions, consents, etc. with respect to any Government Bid or Government Contract, notwithstanding that the counterparty to those contracts and/or bids may be a Government Authority, the intent being for those matters to be governed by Section 5.6(a) above.

5.7 Public Announcements.  Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Merger Sub and Company agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld, delayed or conditioned), except to the extent that Parent, Merger Sub or Company, as the case may be, is advised by outside counsel that such public statement is required by Applicable Law. Notwithstanding the foregoing, promptly (but in any event prior to the next trading day of the Company Common Stock) following the date of this Agreement: (i) Parent shall issue a press release with respect to this Agreement and the transactions contemplated hereby in the form attached hereto as Exhibit E (the “Parent Press Release”); and (ii) Company shall issue a press release with respect to this Agreement and the transactions contemplated hereby in the form attached hereto as Exhibit F (the “Company Press Release”).

5.8 Notification of Certain Matters.  Company shall give prompt notice to Parent of: (i) the occurrence or nonoccurrence of any event which would be likely to cause the failure of either of the conditions set forth in Section 7.2(a) or 7.2(b) to be met as of the Closing Date; (ii) Company’s or any Company Subsidiary’s receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or (iii) the existence of any facts or circumstances that arise that result in a Company Material Adverse Effect. Parent shall give prompt notice to Company of: (x) the occurrence or nonoccurrence of any event which would be likely to cause the failure of either of the conditions set forth in Section 7.1(a) or 7.1(b) to be met as of the Closing Date; (y) Parent’s or any Parent Subsidiary’s receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or (z) the existence of any facts or circumstances that arise that would result in a Parent Material Adverse Effect. The delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor be deemed to have amended any of the disclosures set forth in the Company Disclosure Statement, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development. No disclosure after the date of this Agreement of the untruth of any representation and warranty made in this Agreement will operate as a cure of any breach of the failure to disclose the information, nor any untrue representation or warranty made herein.

5.9 Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Entity agree to indemnify and hold harmless each present and former director or officer of Company or any Company Subsidiary (each, a “Company Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or any Action instituted by any Company Indemnified Person to enforce this Section 5.9 or any other indemnification or advancement right of such Company Indemnified Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company or any of the Company Subsidiaries, as the case may be, would have been permitted to indemnify such Company Indemnified Person under Applicable Law and its respective certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (in each case, as applicable) in effect on the date of this Agreement (including the advancing of expenses to the fullest extent permitted under Applicable Law); provided, however, that the Company Indemnified Person to whom such expenses are advanced shall be required to provide an undertaking to the Surviving Entity to repay such advances if it is ultimately determined that such Company Indemnified Person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether any such Company Indemnified Person’s conduct complies with the standards set forth under Applicable Law and the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (in each case, as applicable) of Company or any Company Subsidiary shall be made by independent counsel mutually acceptable to such Company Indemnified Person and the Surviving Entity.

(b) Parent will cause the Surviving Entity to honor and fulfill all obligations of Company or any Company Subsidiary pursuant to any written indemnification agreements with Company Indemnified Persons identified on Schedule 3.15 to the Company Disclosure Statement.

(c) As of the Effective Time, Parent or the Surviving Entity shall have purchased and maintain in full force and effect for a claims reporting or discovery period of at least six (6) years after the Effective Time directors’ and officers’ liability “tail” insurance policy or policies covering the Company Indemnified Persons for events occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement), provided that such insurance shall be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Company Indemnified Persons than the coverage, amounts, terms and conditions of the existing directors’ and officers’ liability insurance policy maintained by Company as of the date of this Agreement. If Parent or the Surviving Entity for any reason fail to obtain such “tail” insurance policy or policies as of the Effective Time, then, with Company’s prior agreement and consent, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the directors’ and officers’ insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided in Company’s existing policies as of the date hereof, or the Surviving Entity shall, and Parent shall cause the Surviving Entity to, use reasonable best efforts to purchase comparable directors’ and officers’ insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policy as of the date hereof. Notwithstanding the foregoing, in no event will Parent or the Surviving Entity be required to expend in excess of three hundred percent (300%) of the current aggregate annual premiums of the existing directors’ and officers’ liability insurance policy maintained by Company as of the date of this Agreement (which aggregate annual premiums Company represents and warrants to be as set forth on Schedule 5.9(c) of the Company Disclosure Statement) (the “Company Maximum Premium”). In the event any future annual premiums for the directors’ and officers’ liability insurance policy required by this Section 5.9(c) exceed the Company Maximum Premium, Parent or the Surviving Entity shall maintain the most advantageous directors’ and officers’ liability insurance policy that can be obtained for a premium equal to the Company Maximum Premium.

(d) This Section 5.9 is intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Persons, their heirs and personal representatives, shall be binding on Parent, the Surviving Entity and their successors and assigns and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Company Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1). In the event that Parent, the Surviving Entity or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity (as the case may be) honor the indemnification obligations set forth in this Section 5.9.

5.10 Section 16 Matters.  Prior to the Effective Time, Company shall take such steps as may be reasonably necessary to cause any and all dispositions of Company Securities pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 under the Exchange Act in accordance with applicable interpretive and/or no-action guidance issued by the SEC regarding such matters.

5.11 Exchange Delisting.  Prior to the Closing Date, Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the Exchange to enable the delisting by the Surviving Entity of the Company Common Stock from the Exchange and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

5.12 Resignation of Directors and Officers.  Prior to the Effective Time, Company shall use its reasonable best efforts to deliver to Parent the resignations of such directors and officers of Company and the Company Subsidiaries as Parent shall specify at least ten (10) business days prior to the Closing, in each case effective at the Effective Time.

5.13 Parent Consent as Sole Stockholder of Merger Sub.  Parent shall deliver to Company within five (5) business days of the date of this Agreement evidence of its approval, as the sole stockholder of Merger Sub, of the adoption of this Agreement and of the transactions contemplated by this Agreement.

5.14 Employee Benefit Matters.

(a) Other than with respect to employees who enter into separate employment agreements with Parent or any of its Affiliates (including the Surviving Entity), Parent agrees to cause all employees of Company and the Company Subsidiaries as of the Effective Time (the “Current Employees”) to be (as of the Effective Time) eligible to participate in the employee benefit plans of Parent and the Parent Subsidiaries consistent with the eligibility criteria applied by Parent and the Parent Subsidiaries to other employees generally of Parent and the Parent Subsidiaries. Without limiting the generality of the foregoing, Parent agrees that, during the period commencing at the Effective Time and ending on the first (1st) anniversary of the Effective Time, the Current Employees will be provided with base salary, incentive bonus opportunities and benefits (including health and welfare benefits, severance, etc.) that are no less favorable in the aggregate than those provided by Company and the Company Subsidiaries immediately prior to the Effective Time except with respect to such amounts or benefits that are not provided in compliance with the provisions of Section 5.1. In addition, Parent and the Surviving Entity shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, Current Employees, including any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(b) With respect to any employee benefit plan in which any Current Employee first becomes eligible to participate on or after the Effective Time (the “New Parent Plans”), Parent shall use its reasonable best efforts to cause such New Parent Plan to: (i) waive all applicable pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Current Employee; (ii) recognize the service of Current Employees accrued (or otherwise credited by Company or the Company Subsidiaries) prior to the Effective Time for purposes of eligibility to participate in and vesting credit under (but not for the purposes of benefit accrual); and (iii) provide credit for any co-payments, deductibles and out of pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c) No provision in this Section 5.14 will: (i) create or be deemed to create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Company or any Company Subsidiary or any other Person other than the parties hereto and their respective successors and permitted assigns; (ii) constitute or create or be deemed to constitute or create an employment agreement or contract with any Person; (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, Company or any of their respective Affiliates; or (iv) limit Parent’s or the Surviving Entity’s discretion and authority to interpret any of its respective employee benefit plans or other compensation plans, agreements, arrangements or programs, in each case in accordance with their respective terms and Applicable Law.

(d) Provided that Parent complies with its obligations pursuant to Sections 5.14(a) and 5.14(b), no provision in this Section 5.14 will: (i) prohibit Parent from adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements) and/or making other changes in the administration or in the design, coverage and benefits provided to such Current Employees; or (ii) limit the right of Parent or the Surviving Entity to amend or terminate any of its respective employee benefit plans or other compensation plans, agreements, arrangements or programs, in each case in accordance with their respective terms and Applicable Law.

5.15 Takeover Statutes.  At all times prior to the Effective Time, Company and its board of directors shall: (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated by this Agreement; and (ii) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated by this Agreement.

5.16 Transaction Litigation.  Company will give Parent prompt written notice of, as well as an opportunity to participate in the defense or settlement of, any stockholder litigation against Company and/or its directors or officers relating to the transactions contemplated by this Agreement. Company agrees that it will not settle or offer to settle any such litigation relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent, provided that, after receipt of the Company Stockholder Approval, Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any such unresolved transaction litigation in accordance with Parent’s direction, except that in no event shall Company be required to agree to any such settlement that would require Company or any of the Company Subsidiaries to take or refrain from taking any action, or to pay any amount, prior to the Closing.

5.17 Financing Assistance.  Prior to the Closing, Company shall, and shall cause the Company Subsidiaries and its Representatives, including, in each case, legal, tax, regulatory and accounting, to, cooperate as reasonably requested by Parent in connection with the satisfaction of the conditions set forth in the Debt Commitment Letter, the arrangement and syndication of the Debt Financing and the Debt Payoff, including: (i) assisting with the preparation of materials, and confirmation of the information provided therein, for rating agency presentations, bank information memoranda, bank syndication materials and similar documents required in connection with the preceding; (ii) causing Company and the Company Subsidiaries to execute and deliver customary guarantee, pledge and security documents and related solvency and officer certificates or other documents as may be reasonably requested by Parent (including certificates of the chief financial officer of Company and each Company Subsidiary with respect to customary matters for use in their reports in any materials relating to the preceding) and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral (provided that no obligations of Company or the Company Subsidiaries or its Representatives under any such agreement, certificate, document or instrument shall be effective unless and until the Closing occurs); (iii) furnishing Parent and its financing sources with financial and other pertinent information regarding Company and the Company Subsidiaries (including historical and pro forma financial statements and information, financial projections and prospects), including information required by regulatory authorities including under applicable “know your customer” and anti-money-laundering rules and regulations; (iv) permitting the prospective lenders involved in the financing activities to evaluate and appraise Company’s and the Company Subsidiaries’ current assets and liabilities, cash management and accounting systems and policies and procedures relating thereto for the purpose of establishing collateral arrangements; (v) participating in meetings, drafting sessions, presentations, due diligence sessions and similar sessions, including with rating agencies and potential lenders as reasonably requested by Parent; (vi) establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing that are effective after the Effective Time; (vii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by Company or any Company Subsidiary are contemplated by the Debt Commitment Letters (provided that no obligations of Company or the Company Subsidiaries or its Representatives under any such agreement, certificate, document or instrument shall be effective unless and until the Closing occurs); (viii) taking, or appointing a Parent’s Representative to take, all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing (including the syndication thereof) and to permit the proceeds thereof to be made available to Parent; (ix) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the Debt Payoff; (x) assisting in obtaining public corporate credit ratings for the Debt Financing; (xi) assisting in obtaining consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance; (xii) furnishing the Debt Financing Sources promptly, and in any event at least ten (10) days prior to the Closing Date, with all documentation and other information required by Government Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (xiii) providing authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities; and (xiv) providing access to, and requesting the cooperation of, trustees, agents and other relevant parties in connection with any repayment of outstanding indebtedness of the Company or any of the Company Subsidiaries required to be completed prior to or promptly following the Closing. The provisions of this Section 5.17 shall not require the cooperation of Company or the Company Subsidiaries or its Representatives to the extent it would interfere unreasonably with the business or operations of Company or any Company Subsidiary. Neither Company nor any Company Subsidiary shall be required to pay any commitment fee or similar fee or to incur any liability with respect to the Debt Financing contemplated by the Debt Commitment Letters prior to the Closing. Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing (including the arrangement and syndication thereof), provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage Company or any Company Subsidiary or the reputation or goodwill of Company or any Company Subsidiary. Notwithstanding the provisions of Section 5.3, Parent and Merger Sub shall be permitted to disclose confidential information regarding Company and the Company Subsidiaries to potential sources of capital, rating agencies, prospective lenders and investors and their respective representatives in connection with the Debt Financing so long as such Persons agree to be bound by customary confidentiality undertakings reasonably satisfactory to Company and of which Company shall be a beneficiary.

5.18 Maintenance of Financing Commitments.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to obtain the Debt Financing as promptly as reasonably practicable on terms and conditions described in the Debt Commitment Letters, including using reasonable best efforts to: (i) negotiate definitive agreements with respect to the Debt Commitment Letters on the terms and conditions contained therein or on other terms not materially less favorable to Parent or otherwise acceptable to Parent; and (ii) satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements and in the Debt Commitment Letters; provided that Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letters without the prior written consent of Company if such amendment, modifications or waivers would, or would reasonably be expected to, (w) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger (taking into account for such purposes the other funds available to Parent and the cash and material cash equivalents of Company and the Company Subsidiaries), (x) impose new or additional conditions to the receipt of the Debt Financing, (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters. Parent shall deliver to Company a copy of any proposed amendment, modification or waiver of any Debt Commitment Letter at least one (1) business day prior to the proposed execution of such proposed amendment, modification or waiver.

(b) Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to satisfy all conditions to the Debt Commitment Letters that are applicable to Parent or Merger Sub that are within their control and if all conditions to the Debt Commitment Letters have been satisfied, Parent shall use its reasonable best efforts to cause the Persons providing such Debt Financing to fund such Debt Financing on the Closing Date.

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent shall use its reasonable best efforts to obtain alternative debt financing from alternative sources on terms substantially similar to those contained in the applicable Debt Commitment Letter, or on terms substantially similar to those then-prevailing in the applicable capital markets (so long as such terms are not materially less favorable, in the aggregate, to Parent and Merger Sub as the terms set forth in the applicable Debt Commitment Letter), as promptly as practicable following the occurrence of such event (any commitment letter evidencing such alternative debt commitment also being referred to herein as a Debt Commitment Letter and any debt financing contemplated thereby being referred to herein as the Debt Financing).

(d) Parent shall keep Company reasonably apprised of material developments relating to the Debt Financing and will pay when due all fees due and payable under the Debt Commitment Letters.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.18 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to: (i) bring any enforcement action against any Specified Person to enforce its respective rights under the Debt Commitment Letters; (ii) pay any fees or interest in excess of those contemplated by the Debt Commitment Letters (whether to secure waiver of any conditions contained therein or otherwise); or (iii) provide any equity “kickers” to prospective lenders beyond those contemplated in the Debt Commitment Letters.

(f) Notwithstanding the foregoing, if the Parent is able to obtain after the date hereof one or more financing letter(s) containing a substantially similar commitment for financing on terms which are more favorable than those set forth in the Debt Commitment Letters, the foregoing provisions shall instead be deemed to relate to such financing letter(s) in lieu of the Debt Commitment Letters.

(g) Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing, or any alternative financing, is not a condition to their obligations to close the Merger and reaffirm their obligation to consummate the Merger and their other obligations under this Agreement irrespective and independently of the availability of the Debt Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VI and Section 7.2.

5.19 Conduct of Business of Parent and Merger Sub Pending the Merger.  Except as otherwise contemplated herein with respect to the consummation of the transactions contemplated by this Agreement, each of Parent and

Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall operate its respective business in the ordinary course of business consistent with past practice.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY HERETO

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

6.1 Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained at the Company Special Meeting (or at any adjournment or postponement thereof).

6.2 HSR Clearance.  All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

6.3 Statute or Decree.  No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Government Authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF COMPANY AND PARENT

7.1 Additional Conditions to the Obligations of Company.  The obligations of Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Company:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2 shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) in all material respects at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); and (ii) other than the representations and warranties of Parent and Merger Sub set forth in Section 4.2, the representations and warranties of Parent contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not result in a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Parent and Merger Sub shall have furnished a certificate or certificates of Parent and Merger Sub executed on behalf of one or more of their respective executive officers to evidence compliance with the conditions set forth in Sections 7.1(a) and 7.1(b) of this Agreement.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) (i) The representations and warranties of Company set forth in Section 3.2, Section 3.4, Section 3.5 and Section 3.27 shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) in all material respects at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); (ii) the representations and warranties set forth in Section 3.11(i) and Section 3.12, shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time; (iii) the representations and warranties set forth in Section 3.6 shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time, except for inaccuracies that do not, individually or in the aggregate, require payments pursuant to Article II in excess of $1,000,000; and (iv) other than the representations and warranties of Company set forth in Section 3.2, Section 3.4, Section 3.5, Section 3.6, Section 3.11(i), Section 3.12 and Section 3.27, the representations and warranties of Company contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not result in a Company Material Adverse Effect.

(b) Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) There shall not have occurred any Company Material Adverse Effect between the date of this Agreement and the Closing Date.

(d) Company shall have furnished a certificate of Company executed by one of its executive officers to evidence compliance with the conditions set forth in Sections 7.2(a), (b) and (c) of this Agreement.

(e) Company shall have furnished a certificate of Company, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the shares of Company Common Stock are not “United States real property interests” within the meaning of Section 897(c) of the Code.

ARTICLE VIII

TERMINATION

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (except as otherwise set forth below in Section 8.1(i) or (j)):

(a) by mutual written consent duly authorized by the board of directors of Parent and the board of directors of Company;

(b) by either Company or Parent if the Merger shall not have been consummated by August 31, 2011 (the “Outside Date”), which date may be extended by mutual consent of the parties hereto, for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) (i) by either Company or Parent if there are any Applicable Laws that prohibit or make the Merger illegal, or if an Order has been entered by a Government Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such Order has become final and non-appealable, and the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has performed its obligations under Section 5.6 to resist, resolve or remove such Applicable Laws or Order; (ii) by Parent (provided that Parent has fulfilled its obligations under Section 5.6) if any Government Authority files a complaint or otherwise commences a lawsuit or other legal action (whether in law or equity) before any Government Authority seeking an Order enjoining the consummation of the Merger, requiring the sale, divestiture, license or other disposition or segregation by Parent, any of the Parent Subsidiaries, Company or any of the Company Subsidiaries of shares of capital stock or of any business, assets or property, or imposing any limitation on the ability of Parent, any of the Parent Subsidiaries, Company or any of the Company

Subsidiaries to conduct their respective businesses or to own or exercise control of such stock, businesses, assets and properties after the Effective Time; or (iii) by Parent (provided that Parent has fulfilled its obligations under Section 5.6), if Parent has received written notice that the FTC has authorized its staff to file an Action, or that the Assistant Attorney General or other appropriate official at the DOJ has in writing authorized the staff of the Antitrust Division to seek a preliminary injunction, as the case may be, enjoining consummation of the Merger;

(d) by the Parent or Company if the Company Special Meeting shall have been held and completed (including any adjournments or postponements thereof), Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and the Company Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Company where the failure to obtain the Company Stockholder Approval shall have been principally caused by or resulted from the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement;

(e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Parent’s representations and warranties or breach by Parent cannot be cured by Parent by the Outside Date, or if capable of being cured, shall not have been cured prior to the Outside Date following receipt by Parent of written notice of such breach or inaccuracy from Company (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);

(f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Company’s representations and warranties or breach by Company cannot be cured by Company by the Outside Date, or if capable of being cured, shall not have been cured prior to the Outside Date following receipt by Company of written notice of such breach or inaccuracy from Parent (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such termination);

(g) by Parent if: (i) Company, any Company Subsidiary or any of their respective Representatives shall have breached Section 5.2(b), (c), (e), (g), (h), (i) or (j) or Section 5.4; or (ii) there has been any Recommendation Change other than a Recommendation Change with respect to a Superior Proposal made by an Excluded Party;

(h) by Parent if there has been any Recommendation Change with respect to a Superior Proposal made by an Excluded Party;

(i) by Company if, at any time prior to obtaining the Company Stockholder Approval: (i) Company’s board of directors authorizes Company, subject to complying with the terms of this Agreement, to enter into an acquisition agreement, merger agreement or similar definitive agreement with respect to a Superior Proposal made by an Excluded Party; and (ii) immediately prior to or substantially concurrently with the termination of this Agreement, Company and such Excluded Party making the Superior Proposal enter into such acquisition agreement, merger agreement or similar definitive agreement with respect to such Superior Proposal; provided, however, that Company (x) shall not have breached and shall have complied with the requirements of Section 5.2 and Section 5.4; and (y) shall have, concurrently with the termination of this Agreement pursuant to this subsection and as a condition precedent thereof, paid to the Parent the Reduced Company Termination Fee and Parent Transaction Expenses in accordance with Section 8.3; or

(j) by Company if, at any time prior to obtaining the Company Stockholder Approval: (i) Company’s board of directors authorizes Company, subject to complying with the terms of this Agreement, to enter into an acquisition agreement, merger agreement or similar definitive agreement with respect to a Superior Proposal made by a Person that is not an Excluded Party; and (ii) immediately prior to or substantially concurrently with the termination of this Agreement, Company and such Person making the Superior Proposal enter into such acquisition agreement, merger agreement or similar definitive agreement with respect to such Superior Proposal; provided, however, that Company (x) shall not have breached and shall have complied with the requirements of Section 5.2 and Section 5.4; and (y) shall have, concurrently with the termination of this Agreement pursuant to this subsection and as a condition precedent thereof, paid to the Parent the Company Termination Fee and Parent Transaction Expenses in accordance with Section 8.3.

8.2 Notice of Termination; Effect of Termination.  A party desiring to terminate this Agreement pursuant to Section 8.1(b), (c), (d), (e), (f), (g), (h), (i), or (j) shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected. In the event of the valid termination of this Agreement as provided in Section 8.1, except as set forth in this Section 8.2 or in Section 8.3, each of which shall survive the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, its respective Affiliates, officers, directors or stockholders or any Specified Person, other than liability of Company, Parent or Merger Sub, as the case may be, for any breach of this Agreement occurring prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, including filing fees and legal and consulting costs, incurred after October 22, 2010 in relation to filings under the HSR Act associated with the transactions contemplated by this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), then Company shall pay Parent a fee equal to $8,000,000 (the “Company Termination Fee”) plus the Parent Transaction Expenses.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then Company shall pay Parent the Parent Transaction Expenses.

(d) In the event that this Agreement is terminated by (A) Parent or Company pursuant to Section 8.1(b) other than as a result of the failure of the condition set forth in Section 6.2 to be fulfilled prior to the date of termination, (B) Parent or Company pursuant to Section 8.1(d) or (C) Parent pursuant to Section 8.1(f), and (1) prior to such termination, an Acquisition Proposal with respect to Company or the Company Subsidiaries shall have been made by a third party and (2) within twelve (12) months following the date of such termination, Company enters into an agreement providing for, or consummates, any transaction described in the definition of “Acquisition Proposal”, then Company shall pay Parent the Company Termination Fee and the Parent Transaction Expenses; provided, however, that for purposes of this Section 8.3(d) only, all references to “fifteen percent (15%)” in the definition of “Acquisition Proposal” shall instead be deemed to be references to “fifty percent (50%)”.

(e) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(h), then Company shall pay Parent a fee equal to $4,500,000 (the “Reduced Company Termination Fee”) plus the Parent Transaction Expenses.

(f) In the event that this Agreement is terminated by Company pursuant to Section 8.1(i), then Company shall pay Parent the Reduced Company Termination Fee plus the Parent Transaction Expenses.

(g) In the event that this Agreement is terminated by Company pursuant to Section 8.1(j), then Company shall pay Parent the Company Termination Fee plus the Parent Transaction Expenses.

(h) Any Company Termination Fee, Reduced Company Termination Fee and Parent Transaction Expenses, as applicable, required by this Section 8.3 will be paid by Company pursuant to a wire transfer of immediately available funds to an account designated by Parent in writing, and otherwise as follows:

(i) any Company Termination Fee due pursuant to Section 8.3(b) will be paid within two (2) business days of notice of termination by Parent;

(ii) any Company Termination Fee due pursuant to Section 8.3(d) will be paid on the earlier of the date on which Company enters into an agreement providing for, or the date on which Company consummates, any such transaction described in the definition of “Acquisition Proposal”;

(iii) any Reduced Company Termination Fee due pursuant to Section 8.3(e) will be paid within two (2) business days of notice of termination by Parent;

(iv) any Reduced Company Termination Fee or Company Termination Fee due pursuant to Section 8.3(f) or Section 8.3(g) will be paid concurrently with notice of termination by Company; and

(v) all Parent Transaction Expenses due pursuant to any subsection of Section 8.3 will be paid within two (2) business days after Parent has provided reasonable supporting documentation for such Parent Transaction Expenses.

(i) Each of Parent and Company acknowledges that the agreements contained in Sections 8.3(b), (c), (d), (e), (f), (g) and (h) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to Section 8.3(b), (c), (d), (e), (f), (g) and (h) and, in order to obtain such payment, Parent makes a claim that results in payment by Company of any or all of those amounts, Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts ultimately required to be paid at the annual interest rate of five percent (5%).

ARTICLE IX

MISCELLANEOUS

9.1 Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and Company at any time prior to the Effective Time; provided, however, that after the Company Stockholder Approval is obtained there shall be no amendment or waiver that pursuant to Applicable Law requires further Company Stockholder Approval without such further Company Stockholder Approval.

9.2 Waiver of Compliance; Consents.  Any failure of Parent or Merger Sub, on the one hand, or Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Company (with respect to any failure by Parent or Merger Sub) or Parent or Merger Sub (with respect to any failure by Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

9.3 Investigations; Disclosure Statement References.  The respective representations and warranties of Parent, Merger Sub and Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. If and to the extent any information required to be furnished in any Schedule of the Company Disclosure Statement is contained in this Agreement or in any other Schedule of the Company Disclosure Statement, such information shall be deemed to be included in all Schedules of the Company Disclosure Statement in which the information would otherwise be required to be included to the extent it is reasonably apparent from the context of such information that such information is applicable to such other Schedules. Disclosure of any fact or item in any Schedule of the

Company Disclosure Statement shall not be considered an admission by Company that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that would result in a Company Material Adverse Effect, or that such item or fact will in fact exceed any applicable threshold limitation set forth in this Agreement and shall not be construed as an admission by Company of any non-compliance with, or violation of, any third-party rights or any Applicable Law, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

9.4 Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties hereto at the addresses specified below or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered, or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to Parent or Merger Sub, to:	Valitás Health Services, Inc. 12647 Olive Boulevard St. Louis, MO 63141 Facsimile: 314-919-8801 Attention: Richard Miles

with a copy to:	Paul, Hastings, Janofsky & Walker, LLP 191 N. Wacker Drive, 30th Floor Chicago, IL 60606 Facsimile: 312-499-6170 Attention: Brian F. Richards Thaddeus J. Malik

if to Company, to:	America Service Group Inc. 105 Westpark Drive, Suite 200 Brentwood, TN 37027 Facsimile: 615-376-9862 Attention: Rich Hallworth

with a copy to:	Bradley Arant Boult Cummings LLP 1600 Division Street, Suite 700 Nashville, TN 37203 Facsimile: 651-252-6341 Attention: John W. Titus

9.5 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that Parent and Merger Sub may assign their respective rights, interests and obligations hereunder to any Affiliate of Parent and/or to any parties providing the Debt Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing) without the consent of Company, provided that no such assignment shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than: (i) the Company Indemnified Persons after the Effective Time with respect only to Section 5.9; (ii) the Specified Persons as expressly provided in Section 8.2, Section 9.6, Section 9.7, Section 9.9 or Section 9.15, and (iii) the parties hereto.

9.6 Governing Law.  This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

9.7 Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failure to take such actions as are required by any party hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an aware of specific performance is not an appropriate remedy for any reason at law or equity. It is accordingly agreed that the parties hereto shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement (including the Debt Commitment Letters); (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware. Notwithstanding the foregoing, subject to Section 9.9, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Specified Person in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.8 Exclusive Remedy.  From and after the date hereof until the Closing, except as set forth in Section 8.2, the sole and exclusive remedy of each party hereto in the event of a breach of any representation or warranty set forth in this Agreement by another party hereto shall be: (i) termination of this Agreement in accordance with Article VIII; or (ii) specific performance in accordance with Section 9.7.

9.9 No Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party hereto. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, Specified Person or their respective Affiliates shall have any liability (whether in contract or tort) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Company, any Company Subsidiary, Parent or any Parent Subsidiary under this Agreement (whether for indemnification or otherwise) for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

9.10 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11 Severability.  In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties hereto. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

9.12 Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders.

(b) When calculating the time period before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in calculating such period will be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday). If the last day of such period is a non-business day, the period in question will end on the next succeeding business day. Notwithstanding the foregoing, in no event shall the provisions of this Section 9.12(b) in any way affect or modify: (i) the date set forth in Section 5.2(a); (ii) the No-Shop Period Start Date; (iii) the Cut-Off Date; or (iv) any time period set forth in Section 5.2 that is measured in hours.

(c) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Company Disclosure Statement.

(e) As used in this Agreement, the terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.

(f) Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Applicable Law that states that any ambiguity in a document be construed against the drafter.

(g) Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.

(h) All references to any section of any law include any amendment of, and/or successor to, that section.

(i) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(j) All terms defined in this Agreement shall have such defined meanings when used in the Company Disclosure Statement or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

9.13 Entire Agreement.  This Agreement and the Confidentiality Agreement including the exhibits hereto and the documents and instruments referred to herein (including the Company Disclosure Statement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

9.14 Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

9.15 WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE DEBT FINANCING SOURCES UNDER THE DEBT COMMITMENT LETTERS) OR THE ACTIONS OF PARENT OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

VALITÁS HEALTH SERVICES, INC.

By:	/s/ Richard Miles
Richard Miles
Chief Executive Officer

WHISKEY ACQUISITION CORP.

By:	/s/ Richard Miles
Richard Miles
Chief Executive Officer

AMERICA SERVICE GROUP INC.

By:	/s/ Rich Hallworth
Rich Hallworth
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

“1999 Stock Plan” shall have the meaning set forth in Section 3.6(a).

“2009 Stock Plan” shall have the meaning set forth in Section 3.6(a).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 5.2(a).

“Acquisition Proposal” shall have the meaning set forth in Section 5.2(d)(i).

“Action” shall have the meaning set forth in Section 3.13(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Applicable Law” shall mean, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Government Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Certificate” shall have the meaning set forth in Section 2.1(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“COBRA” shall have the meaning set forth in Section 3.16(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.9.

“Company Board Recommendation” shall have the meaning set forth in Section 5.4(b).

“Company Common Stock” means the common stock, par value $0.01 per share, of Company.

“Company Contract” shall have the meaning set forth in Section 3.15(a).

“Company Disclosure Statement” shall have the meaning set forth in Article III.

“Company Employee Benefit Plans” shall have the meaning set forth in Section 3.19(a).

“Company Environmental Permits” shall have the meaning set forth in Section 3.20(c).

“Company ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including Company or any of the Company Subsidiaries.

“Company ESPP” shall have the meaning set forth in Section 2.4(c).

“Company Financial Statements” shall have the meaning set forth in Section 3.9.

“Company Indemnified Person” shall have the meaning set forth in Section 5.9(a).

“Company IP Rights” shall have the meaning set forth in Section 3.17(a).

“Company Material Adverse Effect” shall mean any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, events, circumstances or developments has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries, taken as a whole, excluding in each case the impact of any changes, effects, events, circumstances or developments arising from: (i) general economic, capital or financial markets or industry conditions (including changes in interest rates); (ii) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack; (iii) changes in Applicable Law, regulatory, political, economic or business conditions, or GAAP (or, in each case, any interpretation thereof) after the date hereof; (iv) actions taken or omitted to be taken at the request or with the consent of Parent, or any change that Company can demonstrate resulted from Parent unreasonably withholding, delaying or conditioning its consent in violation of Section 5.1 with respect to any action requiring Parent’s consent thereunder; (v) any acts or omissions of Parent after the date of this Agreement (other than as specifically contemplated by this Agreement), including any publicly available statement made by Parent or any of its Affiliates or Representatives concerning Company or the Company Subsidiaries or otherwise relating to the Merger; (vi) any matter existing to the knowledge of Parent on the date of this Agreement; (vii) any failure, in and of itself, by Company and the Company Subsidiaries to meet any budgets, projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that other than as specifically excluded herein, the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (viii) the loss of one or more contracts other than expressly pursuant to the “for cause” provisions of the applicable contracts or the filing of, or announcement of an intent to file, any challenge to the bidding process for any contract or the negotiation or execution of any contract (it being understood that the facts or occurrences giving rise to or contributing to such filing, announcement or challenge may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (ix) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including the threatened or actual impact on relationships of Company and the Company Subsidiaries with customers, vendors, suppliers, distributors, landlords or employees, including the threatened or actual termination, suspension, modification or reduction of such relationships); or (x) any Action, challenge or investigation relating to this Agreement or the transactions contemplated hereby made or brought by any current or former stockholder of Company (on their own behalf or on behalf of Company), resulting from, relating to, or arising out of this Agreement or the transactions contemplated hereby.

“Company Maximum Premium” shall have the meaning set forth in Section 5.9(c).

“Company Most Recent Financial Statements” shall have the meaning set forth in Section 3.9.

“Company Permitted Liens” shall have the meaning set forth in Section 3.26.

“Company Preferred Stock” shall have the meaning set forth in Section 3.6(a).

“Company Press Release” shall have the meaning set forth in Section 5.7.

“Company Proxy Statement” shall have the meaning set forth in Section 3.25.

“Company Registered IP” shall have the meaning set forth in Section 3.17(d).

“Company Restricted Share” shall have the meaning set forth in Section 2.4(a)(iii).

“Company SEC Reports” shall have the meaning set forth in Section 3.7(a).

“Company Securities” shall have the meaning set forth in Section 3.6(d).

“Company Special Meeting” shall have the meaning set forth in Section 5.4(a).

“Company Stock Option” shall have the meaning set forth in Section 2.4(a)(ii).

“Company Stock Plans” shall have the meaning set forth in Section 3.6(a)

“Company Stockholder Approval” shall have the meaning set forth in Section 3.2.

“Company Subsidiaries” shall have the meaning set forth in Section 3.1(a).

“Company Subsidiary Securities” shall have the meaning set forth in Section 3.12.

“Company Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).

“Current Employees” shall have the meaning set forth in Section 5.14(a).

“Cut-Off Date” shall have the meaning set forth in Section 5.2(d)(ii).

“Debt Commitment Letters” shall have the meaning set forth in Section 4.7(a).

“Debt Financing” shall have the meaning set forth in Section 4.7(a).

“Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements under the Debt Commitment Letters or alternative debt financings in connection with the transactions contemplated hereby, including the Lenders named in Section 4.7 and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto together with their Representatives involved in the Debt Financing and their successors and assigns.

“Debt Payoff” shall have the meaning set forth in Section 4.7(a).

“Delaware Secretary” shall have the meaning set forth in Section 1.2.

“Designated Consideration” shall have the meaning set forth in Section 2.4(b).

“DGCL” shall have the meaning set forth in Section 1.1.

“Dissenting Shares” shall have the meaning set forth in Section 2.3.

“DOJ” shall have the meaning set forth in Section 5.6(a).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Law” shall mean any Applicable Law, rule or regulation promulgated by any Government Authority relating to: (i) the control of any potential Hazardous Materials or protection of the air, water or land; (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials; (iii) human health and safety with respect to exposures to and management of Hazardous Materials; or (iv) the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“Exchange” shall mean the NASDAQ Global Select Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 2.2(b).

“Excluded Party” shall have the meaning set forth in Section 5.2(d).

“Financial Advisor” shall have the meaning set forth in Section 5.2(c).

“FTC” shall have the meaning set forth in Section 5.6(a).

“GAAP” shall have the meaning set forth in Section 3.9.

“Government Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority (including the Exchange).

“Government Bid” shall mean any offer to sell made by Company or any of the Company Subsidiaries prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” shall mean any written or oral agreement, contract, instrument, commitment, obligation, undertaking or other binding arrangement or understanding between Company or any of the Company Subsidiaries, on the one hand, and any Government Authority, on the other hand.

“Hazardous Materials” shall mean and include any substance that has been designated by any Government Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant thereto, in all cases excluding office and janitorial supplies (insofar as they are stored or used in the ordinary course of business).

“Hazardous Materials Activities” shall have the meaning set forth in Section 3.20(b).

“HMO” shall have the meaning set forth in Section 3.19(k).

“HSR Act” shall have the meaning set forth in Section 3.3.

“Incentive Stock Plan” shall have the meaning set forth in Section 3.6(a).

“internal controls” shall have the meaning set forth in Section 3.7(d).

“Intervening Event” shall mean a material event, material development or material change in circumstances relating to Company or any of the Company Subsidiaries which: (i) is materially favorable to the long-term financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole; (ii) did not result from, arise out of, or be attributable to (A) changes, effects, developments or events in the economy or the capital, financial, credit or securities markets in general (including changes in interest or exchange rates), (B) the announcement or pendency of the transactions contemplated by this Agreement or (C) any changes in Applicable Law, regulatory, political, economic or business conditions or GAAP (or any interpretation thereof); (iii) was neither known to Company’s board of directors nor reasonably foreseeable as of or prior to the date hereof; and (iv) becomes known to or by Company’s board of directors prior to the time the Company Stockholder Approval is obtained; provided, however, that in no event shall an Intervening Event include the receipt of, or otherwise relate to, any Acquisition Proposal or any event, development or change relating to Parent or any of the Parent Subsidiaries.

“IRS” shall have the meaning set forth in Section 3.19(i).

“Lender” shall have the meaning set forth in Section 4.7(a).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(a).

“Merger Sub” shall have the meaning set forth in the Preamble to this Agreement.

“New Parent Plans” shall have the meaning set forth in Section 5.14(b).

“No-Shop Period Start Date” shall have the meaning set forth in Section 5.2(b).

“Notice of Recommendation Change” shall have the meaning set forth in Section 5.2(j).

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.2(i).

“Order” shall have the meaning set forth in Section 3.13(b).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent Material Adverse Effect” shall mean any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, events, circumstances or developments has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement by the Outside Date.

“Parent Press Release” shall have the meaning set forth in Section 5.7.

“Parent Subsidiaries” shall have the meaning set forth in Section 4.6(a).

“Parent Transaction Expenses” means all documented fees and expenses (including all fees and expenses of agents, representatives, legal counsel, accountants and investment bankers) incurred by Parent, Merger Sub or any other Parent Subsidiary in connection with this Agreement or any of the transactions contemplated by the Agreement subject to a maximum of $2,000,000.

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“Pension Plans” shall have the meaning set forth in Section 3.19(a).

“Person” shall mean any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Previously Disclosed” shall mean that disclosure with respect to an exception to any particular representation or warranty contained in Article III has been set forth in: (i) a Company SEC Report filed subsequent to December 31, 2008 but prior to March 1, 2011; or (ii) the draft Company Annual Report on Form 10-K for the fiscal year ended December 31, 2010 delivered by Company to Parent on the date hereof, in each case (w) so long as it is reasonably apparent from the context of such disclosure that such disclosure is applicable to the particular representation or warranty contained in Article III, (x) excluding any disclosure set forth in any Company SEC Report under the heading “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Information,” or “Quantitative and Qualitative Disclosures About Market Risk” or disclosure that is otherwise cautionary, predictive or forward-looking in nature, (y) without giving effect to any amendment or supplement to any such Company SEC Report filed after March 1, 2011 and (z) except with respect to disclosure intended to act as exceptions to Section 3.1, 3.2, 3.3 or 3.6 (which Sections will only be qualified by any applicable exceptions set forth in the Company Disclosure Statement).

“Recommendation Change” shall have the meaning set forth in Section 5.2(e).

“Record Date” shall have the meaning set forth in Section 5.4(a).

“Reduced Company Termination Fee” shall have the meaning set forth in Section 8.3(e).

“Representatives” shall have the meaning set forth in Section 5.2(a).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.7(a).

“SEC” shall have the meaning set forth in Section 3.7(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Solvent” shall have the meaning set forth in Section 4.9.

“Specified Persons” shall mean all Debt Financing Sources, lenders or prospective lenders, lead arrangers, arrangers, agents and their Representatives involved in the Debt Financing or their successors or assigns.

“Subsidiary”, when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (ii) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Superior Proposal” shall have the meaning set forth in Section 5.2(d)(iv).

“Surviving Entity” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.27.

“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the Taxes of another Person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law, and including any liability for taxes of a predecessor entity or by virtue of being a transferee or successor of any other Person.

“Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports relating to Taxes.

The phrase “to the knowledge of Company”, or words of similar import, shall mean the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of Company and members of the board of directors of Company, without imposing any duty of investigation or inquiry on such persons.

The phrase “to the knowledge of Parent”, or words of similar import, shall mean the actual knowledge of the Chief Executive Officer and the Chief Operating Officer and members of the board of directors of Parent, without imposing any duty of investigation or inquiry on such persons.

“Uncertificated Share” shall have the meaning set forth in Section 2.1(a).

“WARN Act” shall mean the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations issued thereunder and any similar applicable state or local law and the rules and regulations issued thereunder.

“Welfare Plans” shall have the meaning set forth in Section 3.19(a).

*****************

Appendix B

March 2, 2011	Oppenheimer & Co. Inc. 300 Madison Avenue New York, NY 10017

The Board of Directors
America Service Group Inc.
105 Westpark Drive, Suite 200
Brentwood, Tennessee 37027

Members of the Board:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of America Service Group Inc. (“America Service Group”) as to the fairness, from a financial point of view, to the holders of America Service Group common stock, par value $0.01 per share (the “Shares”), of the $26.00 in cash per share (the “Per Share Consideration”) to be received by such holders as provided for in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Valitás Health Services, Inc. (“Parent”), Whiskey Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”) and America Service Group. The Agreement provides for, among other things, the merger of Merger Sub with and into America Service Group (the “Merger”) pursuant to which each outstanding Share will be converted into the right to receive the Per Share Consideration.

In arriving at our Opinion, we:

(a) reviewed the execution version, dated March 2, 2011, of the Agreement;

(b) reviewed publicly available audited financial statements of America Service Group for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 and unaudited financial statements of America Service Group for the year ended December 31, 2010;

(c) reviewed financial forecasts and estimates relating to America Service Group prepared by management of America Service Group;

(d) reviewed historical market prices and trading volumes for the Shares;

(e) held discussions with the senior management of America Service Group with respect to the business, financial condition, operating results and future prospects of America Service Group;

(f) reviewed and analyzed certain publicly available financial data for companies that we deemed relevant;

(g) reviewed and analyzed certain publicly available financial information for transactions we deemed relevant;

(h) analyzed the estimated present value of future cash flows of America Service Group based on financial forecasts, budgets and estimates prepared by the management of America Service Group;

(i) reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

(j) reviewed other public information concerning America Service Group that we deemed relevant; and

(k) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by America Service Group and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial

B-1

forecasts and estimates relating to America Service Group utilized in our analyses, we have assumed, at the direction of management of America Service Group and with your consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of America Service Group as to the future financial condition and operating results of America Service Group. We have also assumed, with your consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance in all material respects with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on America Service Group or the Merger.

We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of America Service Group. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of America Service Group or the price at which the Shares will trade at any time. We also express no view as to, and our Opinion does not address, the solvency of America Service Group under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Per Share Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Per Share Consideration or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of America Service Group to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for America Service Group or the effect of any other transaction in which America Service Group might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We are providing this Opinion to the Board of Directors of America Service Group in connection with the Merger and will receive a fee for our services, a portion of which was payable in connection with our engagement and the remainder of which will be payable upon delivery of this Opinion. In addition, America Service Group has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the ordinary course of business, we and our affiliates may actively trade securities of America Service Group, Parent and its and their respective affiliates for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We in the past have performed investment banking services for America Service Group, for which services we have received compensation, including, during the two-year period preceding this Opinion, having been retained to provide a financial opinion to the Board of Directors of America Service Group in connection with its exploration of an acquisition.

This Opinion is for the use of the Board of Directors of America Service Group (in its capacity as such) in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or otherwise.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Per Share Consideration to be received in the Merger by holders of Shares is fair, from a financial point of view to such holders.

Very truly yours,

OPPENHEIMER & CO. INC.

B-2

Appendix C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

AMERICA SERVICE
GROUP INC.
PROXY
PROXY SOLICITED BY
THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS ON ___________ __, 2011
The undersigned hereby revokes all previous proxies and hereby appoints                      and                      and each of them, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of America Service Group Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held on                     ,                    , 2011, at       :00 a.m., local time, at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, and at any adjournment or postponement thereof, upon the matters described in the accompanying notice of special meeting and proxy statement and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote, as designated on the other side, all the shares of the Company which the undersigned is entitled to vote at the special meeting, and otherwise with discretionary authority upon such other business as may properly come before the special meeting or any adjournment or postponement thereof, as more fully described in the proxy statement received by the undersigned stockholder.
Important Notice
Regarding the Availability of Proxy Materials
for the Special Meeting of Stockholders to be Held on_____ __, 2011
A proxy statement relating to the special meeting of stockholders to which this proxy relates is available at: http://www.asgr.com/proxy. To obtain directions to attend the special meeting in person, contact the Corporate Secretary by writing to, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, or by phone at (615) 373-3100.
SUBMIT A PROXY BY INTERNET — http://www.proxyvoting.com/asgr
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on _______ ____ ____, 2011, the day before the date of the special meeting of stockholders. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
SUBMIT A PROXY BY PHONE — 1-866-540-5760
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on                     , 2011, the day before the date of the special meeting of stockholders. Have your proxy card in hand when you call and then follow the instructions.
SUBMIT A PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to _______________________. Your proxy card must be received no later than one day before the date of the special meeting of stockholders.
(Continued, and to be signed, on the other side)

Fold and Detach Here
Please mark your votes as indicated in this example ☒
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF THIS PROXY IS SIGNED AND DATED AND NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE FOLLOWING MATTERS TO COME BEFORE THE MEETING. ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS RECOMMENDED BY THE BOARD OF DIRECTORS OF THE COMPANY, OR IF NO RECOMMENDATION IS GIVEN, AT THE DISCRETION OF THE PROXY HOLDER.
THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS NO. 1 AND 2.
1.	Adoption of the Merger Agreement. To adopt the Agreement and Plan of Merger, date as of March 2, 2011 (as that agreement may be amended in accordance with its terms, the “Merger Agreement”), by and among Valitás Health Services, Inc., Whiskey Acquisition Corp. and the Company.

☐ For	☐ Against	☐ Abstain
2.	Adjournment of the Special Meeting of Stockholders, if Necessary. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to adopt the Merger Agreement.

☐ For	☐ Against	☐ Abstain
The undersigned acknowledges receipt from the Company of, prior to the execution of this proxy, a notice of special meeting of stockholders and a proxy statement.

Date: , 2011	Signature(s) of Stockholder(s)

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.
Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the special meeting of stockholders. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.